Exhibit (a)(3)(i)

GEORGIA TRUST BANCSHARES, INC.

2725 Mall of Georgia Boulevard

Buford, Georgia 30519

(770) 614-7644

                        , 2006

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders, which will be held at            p.m. on                         , 2006, at our office located at 2725 Mall of Georgia Boulevard, Buford, Georgia 30519. I hope that you will be able to attend the meeting, and I look forward to seeing you.

At the meeting, shareholders will vote on a proposed amendment to our articles of incorporation (the “Articles of Amendment”). The Articles of Amendment provide for the reclassification of shares (the “Reclassification”) of our common stock held by shareholders who are the record holders of 1,000 or fewer shares of common stock into shares of Series A Preferred Stock, on the basis of one share of Series A Preferred Stock for each share of common stock held by such shareholders. No cash will be paid to shareholders as consideration for their shares—only shares of Series A Preferred Stock will be issued. All other shares of common stock will remain outstanding and be unaffected by the Reclassification.

Generally, the Series A Preferred Stock has limited voting rights, dividend and liquidation preferences to our common stock and participates equally with the common stock on a sale or change in control of the Company.

The primary effect of the Reclassification will be to reduce our total number of record holders of common stock to below 300. As a result, we will terminate the registration of our common stock under federal securities laws, which we believe will allow us to realize significant cost savings resulting from the termination of our reporting obligations under the Securities Exchange Act of 1934 (the “Exchange Act”).

Our principal reasons for effecting the Reclassification are the estimated direct and indirect cost savings of approximately $206,000 per year that we expect to experience as a result of the termination of our reporting obligations under the Exchange Act. We also believe that while our shareholders will lose the benefits of holding registered stock, such as a reduction in the amount of publicly available information about the Company and the elimination of certain corporate governance safeguards resulting from the Sarbanes-Oxley Act, these benefits are outweighed by the costs relating to the registration of our common stock. These costs and benefits are discussed in more detail in the enclosed proxy statement.

We plan to effect the Reclassification by filing the Articles of Amendment as soon as possible after we obtain shareholder approval to do so. This date will also serve as the record date for determining the ownership of shares for purposes of the Reclassification.

The board of directors has established                         , 2006 as the record date for determining shareholders who are entitled to notice of the special meeting and to vote on the matters presented at the meeting. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and return it in the envelope provided in time for it to be received by                         , 2006. If you attend the meeting, you may vote in person, even if you have previously returned your proxy card.

The board of directors has determined that the Reclassification is fair to Georgia Trust Bancshares’ unaffiliated shareholders and has voted in favor of the approval of the Articles of Amendment. On behalf of the board of directors, I urge you to vote FOR approval of the Articles of Amendment.

Sincerely,

J. Michael Allen President and Chief Executive Officer

GEORGIA TRUST BANCSHARES, INC.

2725 Mall of Georgia Boulevard

Buford, Georgia 30519

(770) 614-7644

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                         , 2006

A special meeting of shareholders of Georgia Trust Bancshares, Inc. will be held at           p.m. on                         , 2006, at our office located at 2725 Mall of Georgia Boulevard, Buford, Georgia 30519, for the following purposes:

(1) To vote on a proposed amendment to the articles of incorporation of Georgia Trust Bancshares, Inc., which provides for the reclassification of shares of Georgia Trust Bancshares, Inc. common stock held by shareholders who are the record holders of 1,000 or fewer shares of common stock into shares of Series A Preferred Stock, on the basis of one share of Series A Preferred Stock for each share of common stock held by such shareholders; and

(2) To transact any other business as may properly come before the meeting or any adjournment of the meeting.

The board of directors recommends that you vote FOR the above proposals.

The board of directors has set the close of business on                         , 2006 as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign, and return the enclosed proxy card as soon as possible. Promptly returning your proxy card will help ensure the greatest number of shareholders are present whether in person or by proxy.

If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.

By Order of the Board of Directors,

J. Michael Allen
President and Chief Executive Officer

                        , 2006

GEORGIA TRUST BANCSHARES, INC.

2725 Mall of Georgia Boulevard

Buford, Georgia 30519

(770) 614-7644

PROXY STATEMENT

For the Special Meeting of Shareholders

To Be Held on                         , 2006

The board of directors of Georgia Trust Bancshares, Inc. (“Georgia Trust” or the “Company”) is furnishing this proxy statement in connection with its solicitation of proxies for use at a Special Meeting of Shareholders. At the meeting, shareholders will be asked to vote on a proposed amendment to our articles of incorporation (the “Articles of Amendment”) providing for the reclassification of certain shares (the “Reclassification”) of the Company’s common stock into Series A Preferred Stock.

The Reclassification is designed to reduce the number of Georgia Trust common shareholders of record to below 300, which will allow us to terminate our reporting obligations with the Securities and Exchange Commission (the “SEC”). The board has determined that it is in the best interests of Georgia Trust and our shareholders to effect the Reclassification because we will realize significant cost savings as a result of the termination of our reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The board believes these cost savings and the other benefits of deregistration described in this proxy statement outweigh the loss of the benefits of registration to our shareholders, such as a reduction in publicly available information about the Company and the elimination of certain corporate safeguards resulting from the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

In the Reclassification, shareholders who are the record holders of 1,000 or fewer shares of our common stock, $1.00 par value, will receive one share of Series A Preferred Stock, no par value, for each share of common stock they own on the effective date of the Reclassification. No cash will be paid to shareholders as consideration for their shares—only shares of Series A Preferred Stock will be issued. All other shares of our common stock will remain outstanding and will be unaffected by the Reclassification.

Generally, the Series A Preferred Stock has limited voting rights, dividend and liquidation preferences to our common stock and participates equally with the common stock on a sale or change in control of the Company.

This proxy statement provides you with detailed information about the proposed Reclassification. We encourage you to read this entire document carefully.

The board of directors has determined that the Reclassification is fair to Georgia Trust’s unaffiliated shareholders and has approved the Articles of Amendment. The Reclassification cannot be completed, however, unless the Articles of Amendment are approved by the holders of a majority of the votes entitled to be cast on the proposal to approve the Articles of Amendment. The current directors and executive officers of Georgia Trust own approximately 23.05% of the outstanding shares, and if they exercise all of their vested warrants and options, they would own 29.93% of the outstanding shares. The directors and executive officers have indicated that they intend to vote their shares in favor of the Articles of Amendment.

Neither the SEC nor any state securities commission has approved or disapproved the Reclassification or the transactions contemplated thereby or has determined if this proxy statement is truthful or complete. The SEC has not passed upon the fairness or merits of the Reclassification or the transactions contemplated thereby, nor upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

The date of this proxy statement is                         , 2006. We first mailed this proxy statement to the shareholders of Georgia Trust on or about that date.

IMPORTANT NOTICES

Neither our common stock nor our Series A Preferred Stock is a deposit or bank account and is not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency.

We have not authorized any person to give any information or to make any representations other than the information and statements included in this proxy statement. You should not rely on any other information. The information contained in this proxy statement is correct only as of the date of this proxy statement, regardless of the date it is delivered or when the Reclassification is effected.

We will update this proxy statement to reflect any factors or events arising after its date that individually or together represent a material change in the information included in this document.

We make forward-looking statements in this proxy statement that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or our performance after the Reclassification is accomplished. When we use words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” and similar expressions, we are making forward-looking statements that are subject to risks and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include:

•	significant increases in competitive pressure in the banking and financial services industries;

•	changes in the interest rate environment which could reduce anticipated or actual margins;

•	changes in political conditions or the legislative or regulatory environment;

•	general economic conditions, either nationally or regionally and especially in our primary service areas, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality;

•	changes occurring in business conditions and inflation;

•	changes in technology;

•	the level of the allowance for loan loss;

•	the rate of delinquencies and amounts of charge-offs;

•	the rates of loan growth;

•	adverse changes in asset quality and resulting credit risk-related losses and expenses;

•	changes in monetary and tax policies;

•	loss of consumer confidence and economic disruptions resulting from terrorist activities;

•	changes in the securities markets; and

•	other risks and uncertainties detailed from time to time in our filings with the SEC.

The words “we,” “our,” “us,” and the “Company” as used in this proxy statement, refer to Georgia Trust Bancshares, Inc. and its wholly owned subsidiary, Georgia Trust Bank, collectively, unless the context indicates otherwise.

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SUMMARY TERM SHEET

The following is a summary of the material terms of the Articles of Amendment. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in or accompanying this proxy statement, including the financial information and appendices. We urge you to review the entire proxy statement and accompanying materials carefully.

•	Structure of the Reclassification. The Articles of Amendment provide for the Reclassification of shares of our common stock into shares of Series A Preferred Stock. In the Reclassification, shareholders who are the record holders of 1,000 or fewer shares of our common stock will receive one share of Series A Preferred Stock for each share of common stock they own on the effective date of the Reclassification. No cash will be paid to shareholders as consideration for their shares—only shares of Series A Preferred Stock will be issued. All other shares of common stock will remain outstanding and will be unaffected by the Reclassification.

We selected this structure, as opposed to a transaction in which some of our shareholders would receive cash for their shares, principally because it presented a means by which all of our shareholders could retain an equity interest in the Company and because it would enable the Company to conserve capital that could be deployed instead to support future growth.

See page      for additional information.

•	Terms of the Series A Preferred Stock to be Issued in the Reclassification. Our board has designated 1,000,000 shares of our authorized preferred stock as Series A Preferred Stock. The terms of the Series A Preferred Stock are set forth in Appendix B and provide as follows:

•	Voting Rights: Unlike the common stock, the Series A Preferred Stock will not have voting rights except under very limited circumstances. Except as provided by law, holders of Series A Preferred Stock are entitled to vote only upon proposals for a business combination resulting in the transfer of a majority of the outstanding common stock or of all or substantially all of the Company’s assets (a “Change in Control”) and upon which holders of our common stock are entitled to vote. For those matters on which holders of Series A Preferred Stock are entitled to vote, such holders have the right to one vote for each share held, and are entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with the bylaws of Georgia Trust. When voting on a proposed Change in Control or any other matter on which holders of Series A Preferred Stock are entitled to vote by law, the holders of Series A Preferred Stock will vote together with the holders of common stock and not as a separate class.

•	Generally, under Section 14-2-1004 of the Georgia Business Corporation Code (the “Georgia Code”), the holders of the Series A Preferred Stock will be entitled to vote as a separate voting group on any future amendments to our articles of incorporation that would adversely affect the designations, rights, preferences or limitations of all or part of the shares of Series A Preferred Stock. However, this section does not apply to the creation of a new series of shares pursuant to the authority reserved to the board of directors under our articles of incorporation.

After the Reclassification, we will have 9,000,000 shares of authorized but unissued preferred stock. Our articles authorize the board, without further action by the holders of our common stock or the Series A Preferred Stock, to provide for the issuance of these shares in one or more classes or series and to establish the relative rights, preferences and limitations of each class or series of preferred stock. As a result, after the Reclassification, our board, which will be elected by the holders of the common stock, may authorize the issuance of other classes or series of preferred stock or equity securities that rank senior to or on parity with the Series A Preferred Stock.

•	Rank: The Series A Preferred Stock ranks senior to our common stock with respect to dividends and rights upon liquidation, dissolution or winding up of the Company. The relative rights and preferences of the Series A Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other series or classes of stock and equity securities designated by the board of directors. The Series A Preferred Stock is junior to indebtedness issued from time to time by the Company, including notes and debentures.

•	Dividend Rights: Holders of Series A Preferred Stock are entitled to a preference in the distribution of dividends, when and if declared and paid by us, so that holders of the Series A Preferred Stock are entitled to receive dividends in an amount equal to that declared to be paid to common shareholders prior to the receipt of dividends by the holders of common stock. We are not required to pay any dividends on the Series A Preferred Stock and have the right to waive the declaration or payment of dividends. Any dividends waived by us will not accumulate to future periods and will not represent a contingent liability of Georgia Trust.

•	Perpetual Stock: The Series A Preferred Stock is perpetual stock, which means stock that does not have a maturity date, cannot be redeemed at the option of the holder, and has no other provisions that will require future redemption of the issue.

•	Conversion Rights: The shares of Series A Preferred Stock automatically convert to shares of common stock upon a Change in Control, with each share of Series A Preferred Stock convertible into one share of common stock.

•	Liquidation Rights: Holders of Series A Preferred Stock are entitled to a preference in the distribution of assets of Georgia Trust in the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, of $10.00 per share.

•	Preemptive Rights: Holders of Series A Preferred Stock do not have any preemptive rights to purchase any additional shares of Series A Preferred Stock or shares of any other class of capital stock of Georgia Trust that may be issued in the future.

•	Antidilution Adjustments: If the number of our outstanding shares of common stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or any other company, by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split up, combination of shares or stock dividend, an appropriate adjustment shall be made by the board of directors in the number and relative terms of the Series A Preferred Stock.

•	Redemption Rights: Holders of Series A Preferred Stock have no right to require us to redeem their shares.

See page      for more information regarding the terms of the Series A Preferred Stock.

•	Series A Preferred Stock Issued in Reliance on Exemption from Registration. We are issuing the shares of Series A Preferred Stock without registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on an exemption under Section 3(a)(9) of the Securities Act for the exchange by a company of any security with its existing shareholders exclusively, where no commission or other remuneration is paid or given directly or indirectly for soliciting the exchange. We believe that exemption is available for the Reclassification because we only are issuing the Series A Preferred Stock to our holders of common stock, and to no other persons or entities. Further, we are not paying any commission or other remuneration in connection with the Reclassification.

•

Determination of Shares “Held of Record.” Because SEC rules require that we count “record holders” for purposes of determining our reporting obligations, the Reclassification is based on shares held of record without regard to the ultimate control of the shares. A shareholder “of record” is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or sell the shares. For example, if a shareholder holds separate certificates individually, as a joint tenant with someone else, as trustee, and in an IRA, those four certificates represent shares held by four different “record holders,” even if a single shareholder controls the voting or disposition of those shares. Similarly, shares held by a broker in “street name” on a shareholder’s behalf are held of record by the broker.

As a result, a single shareholder with more than 1,000 shares held in various accounts could receive Series A Preferred Stock in the Reclassification for all of his or her shares if those accounts individually hold 1,000 or fewer shares. To avoid this, the shareholder may either consolidate his or her ownership into a single form of ownership representing more than 1,000 shares, or acquire additional shares in the market prior to the effective date of the Reclassification. Additionally, a shareholder who holds 1,000 or fewer shares of common stock through a broker may be unaffected by the Reclassification if the broker holds an aggregate of more than 1,000 shares.

•	Effects of the Reclassification. As a result of the Reclassification:

•	Our number of common shareholders of record, measured as of , 2006, will be reduced from approximately 499 to approximately 240, and the number of outstanding shares of our common stock will decrease from 1,800,000 to approximately 1,619,184, resulting in a decrease in the number of shares of our common stock that will be available for purchase and sale in the market.

•	We estimate that approximately 180,816 shares of Series A Preferred Stock will be issued in connection with the Reclassification.

•	We will be entitled to terminate our reporting obligations under the Securities Act which will mean that we will no longer be required to file reports with the SEC or be classified as a public company. This will greatly reduce the amount of information that is publicly available about the Company and will eliminate certain corporate governance safeguards resulting from the Sarbanes-Oxley Act, such as the requirement for an audited report on our internal controls over financial reporting.

•	We will eliminate the direct and indirect costs and expenses associated with our reporting obligations under the Exchange Act, which we estimate will be approximately $206,000 on an annual basis.

•	In addition to the annual estimated cost savings referenced above, the Reclassification and subsequent termination of our reporting requirements would result in a significant one-time cost savings due to our not being subject to the new internal control audit requirements imposed by Section 404 of the Sarbanes-Oxley Act. Preparing ourselves to be able to comply with Section 404 of the Sarbanes-Oxley Act would require significant expenditures during the next fiscal year, including fees to third parties for compliance planning, assessment, documentation and testing of our internal controls over financial reporting. Such costs are expected to exceed $125,000.

•	We estimate that professional fees and other expenses related to the Reclassification will be approximately $41,500, which we intend to pay with existing working capital.

•	Basic losses per share on a pro forma basis will be increased from $.54 per share to $.60 per share for the six months ended June 30, 2006 and will increase from $.42 per share to $.47 per share for the year ended December 31, 2005. Diluted losses per share will not change from $.54 per share for the nine months ended September 30, 2006 and from $.42 per share for the year ended December 31, 2005 as the Series A Preferred shares will be considered common stock equivalents in the computation of diluted losses per share.

•	Book value per common equivalent share, which includes the Series A Preferred Stock, will decrease on a pro forma basis from $9.00 to $8.98 as of September 30, 2006 and will decrease from $9.30 to $9.28 as of December 31, 2005.

•	The percentage ownership of common stock beneficially owned by our executive officers and directors as a group as of September 30, 2006 will increase from approximately 29.93% to 33.50%.

For a more detailed description of these effects and the effects of the Reclassification on our affiliates and shareholders generally, including those receiving Series A Preferred Stock and those retaining common stock, see pages      through     .

•	Reasons for the Reclassification. Our principal reasons for effecting the Reclassification are:

•	The direct and indirect cost savings of approximately $206,000 per year and the one-time cost savings of approximately $125,000 due to our not being subject to the new internal control audit requirements imposed by Section 404 of the Sarbanes-Oxley Act that we expect to experience as a result of the termination of our reporting obligations under the Exchange Act and the anticipated decrease in expenses relating to servicing a relatively large number of shareholders holding small positions in our common stock; and

•	Our belief that our shareholders have not benefited proportionately from the costs relating to the registration of our common stock, principally as a result of the thin trading market for our stock.

See page      for more detailed information.

•	Fairness of the Reclassification. Based on a careful review of the facts and circumstances relating to the Reclassification, our board of directors and each of our affiliates believe that the Reclassification and the terms and provisions of the Reclassification and the Series A Preferred Stock are substantively and procedurally fair to our unaffiliated shareholders. Our board of directors unanimously approved the Reclassification and recommends that shareholders vote in favor of the Reclassification.

Our affiliates are listed on page      and include all of our directors and executive officers. Because of our affiliates’ positions with Georgia Trust, each is deemed to be engaged in the Reclassification transaction and has a conflict of interest with respect to the Reclassification because they are in a position to structure the Reclassification in a way that benefits the interests of the affiliates differently from the interests of the unaffiliated shareholders. At present, each of our directors beneficially owns more than 1,000 shares of common stock, and, as a result, they will retain their shares of common stock in the Reclassification. After the Reclassification, we anticipate that our directors and executive officers will beneficially own approximately 33.50% of our outstanding shares of common stock. See “—Stock Ownership by Affiliates” on page      for more information regarding stock owned by our affiliates.

In the course of determining that the Reclassification is fair to and is in the best interests of our unaffiliated shareholders, including both unaffiliated shareholders who will continue to hold shares of common stock as well as those shareholders whose shares of common stock will be reclassified into shares of Series A Preferred Stock, the board and each of our affiliates considered a number of factors affecting these groups of shareholders in making their determinations. In connection with its fairness determination, the board did not obtain any appraisal or independent valuation of the Series A Preferred Stock or common stock. The factors considered by the board include:

•	All shareholders will continue to hold an equity interest in Georgia Trust, and no shareholder will be forced to involuntarily liquidate his or her equity interest in Georgia Trust;

•	The advantages and disadvantages of the rights, preferences and limitations of the Series A Preferred Stock in comparison to the relative rights of our common stock;

•	The Reclassification will have no effect on diluted losses per share for the nine months ended September 30, 2006 or the year ended December 31, 2005;

•	Book value per common equivalent share will decrease approximately 0.22% from $9.00 on a historical basis to $8.98 on a pro forma basis as of September 30, 2006; and

•	The Reclassification should not be a taxable event for any shareholders.

•	Effectiveness of the Reclassification. The Reclassification will not be effected unless and until the Articles of Amendment are approved by the affirmative vote of a majority of our outstanding shares of common stock. Based on our number of outstanding shares as of the record date, the Articles of Amendment must be approved by the affirmative vote of 900,001 shares. Assuming the shareholders approve the Articles of Amendment, as shortly thereafter as is practicable, we will file the Articles of Amendment with the Georgia Secretary of State and thereby effect the Reclassification. We anticipate that the Reclassification will be effected shortly after our special meeting of shareholders. See pages and for more detailed information.

•	Effect of the Reclassification on Outstanding Options and Warrants. Outstanding options and warrants will not be affected by the Reclassification. See page for more information.

•	Dissenters’ Rights. Georgia Trust’s shareholders are not entitled to dissent from the Reclassification under Article 13 of the Georgia Code.

QUESTIONS AND ANSWERS

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your votes for use at our special meeting of shareholders. This proxy statement includes all of the information that is required and necessary in order for you to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card. We first sent this proxy statement, notice of the special meeting and the enclosed proxy card on or about , 2006 to all shareholders entitled to vote. The record date for those entitled to vote is , 2006. On that date, there were 1,800,000 shares of our common stock outstanding. Shareholders are entitled to one vote for each share of common stock held as of the record date.

Q:	What is the time and place of the special meeting?

A:	The special meeting will be held on , 2006, at our office at 2725 Mall of Georgia Boulevard, Buford, Georgia 30519, at p.m. Eastern Time.

Q:	Who may be present at the special meeting and who may vote?

A:	All holders of our common stock may attend the special meeting in person. However, only holders of our common stock of record as of , 2006 may cast their votes in person or by proxy at the special meeting.

Q:	What is the vote required?

A:	The proposal to approve the Articles of Amendment must receive the affirmative vote of the holders of a majority of the votes entitled to be cast. If you do not vote your shares, either in person or by proxy, or if you abstain from voting on the proposal, it has the same effect as if you voted against the proposal to approve the Articles of Amendment. In addition, if your shares are held in a brokerage account and you do not instruct your broker on how to vote on the proposal, your broker will not be able to vote for you. This will have the same effect as a vote against the proposal to approve the Articles of Amendment.

Q:	What is the recommendation of the board of directors regarding the proposals?

A: The board of directors has determined that the Articles of Amendment are fair to our unaffiliated shareholders, both those retaining their common stock and those receiving Series A Preferred Stock, and that approval is advisable and in the best interests of Georgia Trust and each of these constituent groups. Our board of directors has therefore approved the Articles of Amendment and all transactions contemplated thereby and recommends that you vote “FOR” approval of the Articles of Amendment.

Q:	What do I need to do now?

A:	Please sign, date, and complete your proxy card and promptly return it in the enclosed, self-addressed, prepaid envelope so that your shares can be represented at the special meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. Just send by mail a written revocation or a new, later-dated, completed and signed proxy card before the special meeting, or attend the special meeting and vote in person. You may not change your vote by facsimile or telephone.

Q:	If my shares are held in “street name” by my broker, how will my shares be voted?

A:	Following the directions that your broker will mail to you, you may instruct your broker how to vote your shares. If you do not provide any instructions to your broker, your shares will not be voted on the proposal to approve the Articles of Amendment.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares you may hold in street name will be deemed to be held by a different shareholder from any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust, or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity, and shares held in an IRA must be voted under the rules governing the account.

Q:	If I am receiving Series A Preferred Stock in the Reclassification, when will I get my stock?

A:	After the special meeting and the closing of the transaction, we will mail you instructions on how to exchange your common stock certificate(s) for Series A Preferred Stock. After you sign the forms provided and return your stock certificate(s), we will send you your Series A Preferred Stock.

Q:	Will I have dissenters’ rights in connection with the Reclassification?

A:	No, dissenters’ rights are not available in connection with the Reclassification.

Q:	What if I have questions about the Reclassification or the voting process?

A:	Please direct any questions about the Reclassification or the voting process to our Chief Financial Officer, J. Dave DeVenny, at our main office located at 2725 Mall of Georgia Boulevard, Buford, Georgia 30519, telephone (770) 614-7644.

SPECIAL FACTORS

Purpose of the Reclassification

The primary purpose of the Reclassification is to enable us to terminate our reporting obligations with the SEC under the Exchange Act. Although we intend to keep our common and Series A Preferred shareholders informed as to our business and financial status after the Reclassification, we anticipate that deregistration will enable us to save significant legal, accounting and administrative expenses relating to our public disclosure and reporting requirements under the Exchange Act. As a secondary matter, it is likely to decrease the administrative expense we incur in connection with soliciting proxies for routine annual meetings of shareholders because the Series A Preferred Stock will have limited voting rights.

After the Reclassification, we intend to keep our common and Series A Preferred shareholders informed about our business and financial condition by delivering annual audited financial statements and quarterly unaudited financial statements to them. Although Georgia law only requires that we deliver annual financial statements to shareholders upon written request, we intend to continue to deliver annual audited financial statements to all shareholders. We also plan to post these financial statements on our website, which also contains other information about our business. Moreover, our business operations are primarily conducted through our banking subsidiary, Georgia Trust Bank, which is required to file quarterly financial reports with the FDIC. These reports are available online at www.fdic.gov.

Although we will still be required to file quarterly financial information with the FDIC and will still provide annual audited and interim unaudited financial information to our shareholders, as a non-SEC registered company our auditing expenses will decrease significantly because we and our auditors will not be required to comply with standards prescribed by the SEC and the Public Company Accounting Oversight Board with respect to our audit and because our auditors will not be required to review the information we must include in our periodic SEC reports as described more fully below. Our other reporting processes will also be significantly simplified because we will no longer be required to comply with disclosure and reporting requirements under the Exchange Act and the Sarbanes-Oxley Act. These requirements include preparing and filing current and periodic reports with the SEC regarding our business, financial condition, board of directors and management team, having these reports reviewed by outside counsel and independent auditors, and, for the year ended December 31, 2007, documenting, testing and reporting on our internal control structure.

In particular, as a private company, we will no longer be required to file annual reports on Form 10-KSB or quarterly reports on Form 10-QSB with the SEC. The Form 10-KSB rules require detailed disclosures regarding executive compensation, corporate governance and management stock ownership, which are not required in our financial reports to the FDIC or our audited financial statements. Additionally, we will no longer be required to include management’s discussion and analysis of our financial results in annual reports to shareholders or financial reports to the FDIC. Currently, our external auditors perform detailed reviews of management’s discussion and analysis of our financial results to assure consistency with audited financial statements and to ensure we are in compliance with applicable disclosure requirements.

We also incur substantial costs in management time and legal and accounting fees related to the preparation, review and filing of our periodic reports. Unlike the periodic reports that we currently file with the SEC, the quarterly financial information that we file with the FDIC does not require the review of either our independent accountants or legal counsel. As a result of the elimination of the disclosure and reporting requirements under the Securities Act, we estimate that we will save approximately $73,000 per year in management time and $110,000 per year in legal and accounting fees.

Furthermore, as a private company, we will not be required to comply with Section 404 of the Sarbanes-Oxley Act, which would require that we document, test and assess our internal control structure and that our external auditors report on management’s assessment of our internal control structure. These requirements would become effective, in part, for our fiscal year ending 2007. As a result of our limited personnel resources, we anticipate that we would need to engage an outside consultant to assist management in documenting and testing our internal control structure. Additionally, we estimate that our external audit fees will increase as a result of Section 404 because our external auditors will be required to perform additional audit procedures in order to report on management’s assessment of our internal control structure. We also anticipate we would incur additional legal fees for advice related to compliance with Section 404. We estimate that we would incur approximately $104,000 annually in consulting, compensation, accounting and legal expenses related to compliance with Section 404 of the Sarbanes-Oxley Act, plus a one-time fiscal 2007 fee of approximately $125,000 for initial consultation activities in these areas. If our SEC reporting obligations cease prior to the effective date of Section 404 of the Sarbanes-Oxley Act, we will not incur these expenses.

Additionally, we are currently required to file our periodic reports electronically with the SEC through the SEC’s “EDGAR” filing system. We incur substantial expense in converting documents to be filed with the SEC into an EDGAR format. By terminating our reporting requirements with the SEC, we will be able to save approximately $4,800 per year in costs related to preparing documents for filing via the EDGAR system. We also expect to save approximately $2,500 annually in administrative costs related to soliciting proxies for routine annual meetings, including printing and mailing costs related to the proxy solicitation.

We are required to comply with many of the same securities law requirements that apply to large public companies with substantial compliance resources. Our resources are more limited, however, and these compliance activities represent a significant administrative and financial burden to a company of our relatively small size and market capitalization. We also incur less tangible but nonetheless significant expenditure of management’s time and attention that could otherwise be deployed toward revenue-enhancing activities.

In summary, our estimated cost of compliance with the Exchange Act and the Sarbanes-Oxley Act is substantial, representing an estimated direct and indirect annual cost to us of approximately $206,000 with the expected effect of Section 404 of the Sarbanes-Oxley Act. Our anticipated cost savings are also summarized under “—Reasons for the Reclassification” on page __.

As of September 30, 2006, we had approximately 499 common shareholders of record, but approximately 53.91% of the outstanding shares as of that date were held by approximately 39 shareholders. Additionally, of our 499 common shareholders, approximately 259 shareholders each hold 1,000 or fewer shares, or an aggregate of approximately 10.05% of our outstanding common stock as of September 30, 2006. No public trading market currently exists for our common stock and our common stock is not listed on any exchange. However, because we have more than 300 shareholders of record, we are required to comply with the disclosure and reporting requirements under the Exchange Act and the Sarbanes-Oxley Act.

In light of the limited market for our common stock, we believe the termination of our status as an SEC-registered company will not have a significant impact on any future efforts by the Company to raise additional capital or to acquire other business entities. We believe the Reclassification will provide a more efficient means of using our capital to benefit our shareholders by allowing us to save significant administrative, accounting, and legal expenses incurred in complying with disclosure, reporting and compliance requirements described above. Moreover, we believe that our limited trading market and the resulting inability of our shareholders to realize the full value of their investment in our common stock through an efficient market has resulted in little relative benefit for our shareholders as compared to the costs of maintaining our registration.

Additionally, the Reclassification will give all of our shareholders the opportunity to retain an equity interest in Georgia Trust and therefore to participate in any future growth and earnings of the Company and in any future value received as a result of the sale of the Company.

Alternatives Considered

In making our determination to proceed with the Reclassification, we considered other alternatives. We rejected these alternatives because we believed the Reclassification would be the simplest and most cost-effective manner in which to achieve the purposes described above. These alternatives included:

Cash-Out Merger. The board considered the reorganization of the Company through a merger with a new corporation formed solely to effect a reorganization. In a cash-out merger, shareholders owning 1,000 or fewer shares of our common stock would have received cash equal to the fair value of the common stock in exchange for their shares, and all other shares of our common stock would have remained outstanding. Accordingly, a cash-out merger would not offer all shareholders an opportunity to retain an equity interest in the Company, to participate in future growth and earnings of the Company, or to benefit from any future value received as a result of the sale of the Company. While shareholders could consolidate their accounts or acquire sufficient shares to exceed the 1,000-share threshold in order to retain an equity interest in the Company, the board preferred to structure a transaction that would allow shareholders to retain an equity interest without being required to pay for additional shares or consolidate their holdings in a way that might not otherwise be advantageous for them. Further, the receipt of cash in exchange for shares of common stock would generally result in a negative tax consequence for those shareholders receiving cash.

Additionally, based on the number of shares held by shareholders holding 1,000 or fewer shares of record, management estimated that a cash-out merger could have cost up to $2.2 million. As a result, the board anticipated that the Company would have to incur debt to finance such a reorganization, which could potentially weaken the Company’s regulatory capital position. The board believes it is important to maintain a strong capital position in order to support the Company’s anticipated future growth.

Based on the foregoing reasons, the board rejected this alternative.

Reverse Stock Split. We considered declaring a reverse stock split at a ratio of 1-for-1,000, with cash payments to shareholders who would hold less than one share on a post-split basis. This alternative would also have the effect of reducing the number of shareholders, but would require us either to account for outstanding fractional shares after the transaction, engage in a forward stock split at the reverse split ratio, or pay cash to shareholders holding any resulting fractional shares. The estimated cost of this alternative was approximately the same as the cash-out merger. This alternative would have also required the Company to incur debt to finance the repurchase of shares. A reverse stock split also would not have offered all shareholders an opportunity to retain an equity interest in Georgia Trust. Accordingly, a reverse stock split was rejected for the same reasons as the cash-out merger alternative, as well as administrative inconvenience and potential additional cost involved in issuing or eliminating fractional shares as described above.

Issuer Tender Offer. We also considered an issuer tender offer to repurchase shares of our outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. We were uncertain as to whether this alternative would result in shares being tendered by a sufficient number of shareholders so as to result in our common stock being held by fewer than 300 shareholders of record. Additionally, if a sufficient number of shares were tendered, we estimate the cost of this alternative would be approximately the same as the cash-out merger. Therefore, this alternative also would require the Company to incur debt to finance the repurchase of the tendered shares. As a result, we also rejected this alternative.

Expense Reductions in Other Areas. While we might be able to offset the expenses relating to SEC registration by reducing expenses in other areas, we have not pursued such an alternative because there are no areas in which we could achieve comparable savings without adversely affecting a vital part of our business or impeding our opportunity to grow. Our most significant area of potential savings would involve personnel costs, and we believe we are already thinly staffed. We believe the expense savings a reclassification would enable us to accomplish will not adversely affect our ability to execute our business plan, but will instead position us to execute it more efficiently. For these reasons, we did not analyze cost reductions in other areas as an alternative to the Reclassification.

Business Combination. Under Georgia law, we could not be acquired until 2007, which represents our third year of corporate existence. As a result, the board did not consider a business combination as an alternative to the Reclassification.

Maintaining the Status Quo. The board considered maintaining the status quo. In that case, we would continue to incur the significant expenses, as outlined below, of being an SEC-reporting company without the expected commensurate benefits. Thus, the board considered maintaining the status quo not to be in the best interests of the Company or its unaffiliated shareholders.

Background of the Reclassification

We have filed reports with the SEC since 2004. These reports include annual, quarterly and current reports analyzing our business, financial condition, results of operations and management structure; and disclosure about our directors and officers, their compensation and our corporate governance process. We are also required to comply with the Sarbanes-Oxley Act, which governs our activities in a variety of areas, including disclosure and internal controls, internal and external audit relationships, and the duties and qualifications of our board committees. While we have complied with these requirements and believe they are generally beneficial to our shareholders, our compliance costs have increased each year, while our already limited personnel resources have remained essentially constant. We anticipate further increases in compliance costs as a result of the detailed report of our internal controls that we will be required to file for fiscal year 2007 under Section 404 of the Sarbanes-Oxley Act. See “—Reasons for the Reclassification” below.

Since the Company commenced operations in May 2005, the board of directors and management have continued to monitor the Company’s business plan to look for ways for the Company to reduce expenses in an effort to achieve cumulative profitability while maintaining a high level of customer service. At a meeting of the Audit, Compliance and Community Reinvestment Act (“CRA”) Committee of the board held in the Spring of 2005, Mauldin & Jenkins, LLC, the Company’s independent auditors, discussed with the committee the continued costs that would be involved in auditing the Company’s financial statements required to be included in the Company’s SEC reports. The committee members were informed that those costs would increase as a result of the requirements of the Sarbanes-Oxley Act including the new requirements under Sarbanes-Oxley regarding certification of the Company’s internal controls, and the substantial documentation that such process would require. Members of the audit committee, along with J. Michael Allen, President and Chief Executive Officer of the Company, and J. Dave DeVenny, Chief Financial Officer of the Company, both of whom were present at the meeting, began discussing the idea of terminating the Company’s SEC reporting obligations as a way of reducing costs, especially in light of the fact that such costs were expected to significantly increase over the next few years and would impact the ability of the Company to achieve cumulative profitability within its first few years of operations.

Subsequent to the Spring 2005 meeting of the Audit, Compliance and CRA Committee, Mr. DeVenny asked Mauldin & Jenkins to provide him more detailed information regarding the anticipated cost savings with terminating the Company’s SEC reporting obligations. Throughout the remainder of 2005, management continued to discuss the possibility of terminating the Company’s SEC reporting obligations. However, given that the Company had only recently completed it public offering in early 2005 and begun conducting its operations, ultimately the board decided to hold off pursuing the possibility of taking the Company private until after the Company had been in operation for a year and both management and the board could conduct a more thorough analysis of the positive and negative effects of terminating the Company’s SEC reporting obligations.

At its regularly scheduled meeting held in March 2006 with respect to the audit of the Company’s financial statements for the 2005 fiscal year, members of the Audit, Compliance and CRA Committee of the board and Messrs. Allen and DeVenny, who were present at the meeting, discussed again with Mauldin & Jenkins, LLC, the advantages and disadvantages of terminating the Company’s SEC reporting obligations. Management also discussed with both the Audit, Compliance and CRA Committee and the full board the fact that the costs of complying with the Company’s SEC’s reporting obligations were greater in both time and money than what had been anticipated at the time the Company decided to conduct its public offering. The increased costs included the costs of engaging a separate accounting firm to assist management in preparing its SEC reports, which cost had not previously been contemplated. As a result, at its regularly scheduled meetings held in March through August of 2006, the board continued to discuss the possibility of taking the Company private in order to eliminate these costs.

On July 18, 2006, William E. Smith, Chairman of the Company, and Messrs. Allen and DeVenny, met with representatives of Troutman Sanders LLP, the Company’s legal counsel, to discuss the Company’s alternatives for going private, the procedures involved and the positive and negative effects of taking the Company private, in addition to the anticipated cost savings. Subsequent to that meeting, at the August 17, 2006 meeting of the full board, Messrs. Smith and Allen advised the board of their discussions with Troutman Sanders and the prior conversations with Mauldin & Jenkins, LLC. The board again discussed the advantages and disadvantages of the terminating its SEC reporting requirements, including the potential impact it would have on the bank, given that many of the Company’s shareholders are also customers of the bank. The board also evaluated its future growth plans and whether or not future capital needs could be met as a private company. The board discussed the timing of any going private transaction and the various strategic alternatives available to the Company. In its discussions, the board considered the fact that it had been less than two years since it had completed its public offering. However, the board concluded that, despite the relative short amount of time that had passed since the offering, the expected savings that would result from taking the company private made such transaction beneficial to the Company and its shareholders.

After extensive deliberation and discussion, the board determined that it would be in the best interests of the Company and its shareholders to take steps to eliminate the expenses that the Company currently incurs as an SEC reporting company. The board discussed the five possible means of reducing the number of holders of record of its common stock in order to eliminate its disclosure obligations: (i) an issuer tender offer; (ii) an open market purchasing program; (iii) a freeze–out merger; (iv) a reverse stock split and (v) a reclassification of the Company’s common stock. The board discussed the benefits and detriments of each of these alternatives. After much discussion, the board voted to seek shareholder approval for a reclassification of the Company’s common stock, established the proposed terms and preferences for the Series A Preferred Stock to be issued in the reclassification and instructed management to work with Troutman Sanders LLP to prepare the necessary filings and disclosure documents to effect the reclassification. In addition, the board unanimously concluded that the proposed Reclassification was fair to both the affiliated and unaffiliated shareholders of the Company and recommended that the shareholders approve the proposed Reclassification. In making its recommendation, the board noted that, although the reclassification would not provide any cash consideration to investors, it would allow them to continue to be equity holders of the Company.

Between August and October, management worked with Troutman Sanders LLP and Mauldin & Jenkins, LLC to prepare this proxy statement and the other documents necessary for the reclassification. During this time, the board was regularly updated on the status of the proposed reclassification. On October 24, 2006, after review of the proxy statement and the other necessary materials, the directors executed the Schedule 13E-3, of which this proxy statement is a part, and the same was filed with the SEC.

Reasons for the Reclassification

As described above in “—Purpose of the Reclassification,” the Reclassification will allow us to save significant costs related to the preparation, review and filing of our periodic reports and annual proxy statement. We also expect to experience savings related to EDGAR conversion costs and proxy solicitation costs, including printing and mailing costs. We expect printing and mailing costs to be lower because financial and proxy statements that we deliver to shareholders after the Reclassification will not include many of the disclosures required under the proxy or periodic reporting rules, such as disclosures regarding executive compensation, corporate governance and management ownership, and management’s discussion and analysis of our financial results. Additionally, we plan to deregister before we are required to take substantial steps toward compliance with Section 404 of the Sarbanes-Oxley Act so that we will save additional anticipated costs related to documenting, testing and reporting on our internal control structure.

We estimate that we will save up to approximately $92,000 per year in the areas listed in the tables below as a result of the reduction in the number of common shareholders and the elimination of our SEC reporting obligations. We expect to save the following fees and expenses related to the preparation, review and filing of periodic reports on Form 10-K and Form 10-Q and annual proxy statements:

Legal Fees	$25,000
Independent Auditor Fees	20,000
EDGAR Conversion Costs	5,000
Proxy Solicitation, Printing and Mailing Costs	5,500
Management and Staff Time	36,500

Total Periodic Reporting Costs	$92,000

We expect to save the following annual fees and expenses related to compliance with the requirements under Section 404 of the Sarbanes-Oxley Act. We anticipate that we would incur the bulk of these fees beginning in fiscal 2008. In addition to these fees, we anticipate that we will not be required to pay an additional one-time fiscal 2007 fee of approximately $125,000 for initial Section 404 consulting fees.

Annual Consulting Fees	$25,000
Legal Fees	10,000
Independent Auditor Fees	25,000
Indirect Management and Staff Time	54,000

Total Section 404 Compliance Costs	$114,000

Total Estimated Annual Savings	$206,000

As is noted above, we incur substantial indirect costs in management time spent on securities compliance activities. Although it is impossible to quantify these costs specifically, we estimate that our management and staff currently spend an average of approximately 15% of their time (equating to approximately 10 days per quarter) on activities directly related to compliance with federal securities laws, such as preparing and reviewing SEC-compliant financial statements and periodic reports, maintaining and overseeing disclosure and internal controls, and consulting with external auditors and counsel on compliance issues. In addition, if we do not terminate our SEC reporting obligations, we estimate our management and staff will spend an additional 7 days per quarter, or 10% of their time, on activities related to compliance with Section 404 of the Sarbanes-Oxley Act.

In addition, our common stock is not listed on an exchange and has historically been very thinly traded. We do not enjoy sufficient market liquidity to enable our shareholders to trade their shares easily and do not have sufficient liquidity in our common stock to enable us to use it as potential acquisition currency. At the time we completed our public offering in 2005 we did not meet the criteria for listing our common stock on a national securities exchange that would have potentially created an active market for our securities and believe that we still do not meet such criteria. Further, given our lack of operating history, the fact that we are not cumulatively profitable and the limited number of shares of our common stock outstanding, we do not believe listing our common stock on any exchange would significantly increase the market for our stock. As a result, we do not believe that our SEC registration has benefited our shareholders in proportion to the costs we have incurred, and expect to incur, as a result of this registration.

At the time the board determined to go forward with our public offering in late 2004, the board was aware of the general on-going costs associated with the Company’s SEC reporting after the completion of the offering and that fact that there would likely be no active market for the Company’s common stock. However, as the Company began preparing its SEC reports subsequent to the completion of the public offering, management determined that the costs, both in management time and in dollars spent, would be significantly higher than had been anticipated at the time the Company decided to conduct the public offering. This increased cost included costs associated with engaging an accounting firm to assist management in preparing its SEC reports, which engagement had not previously been contemplated. Management believed that, without the assistance of this outside assistance, or hiring additional personnel which would have likely cost more, they would not be able to timely comply with the Company’s SEC reporting obligations. As a result, the board concluded that termination of the Company’s SEC reporting obligations would be in the best interests of the Company.

Effects of the Reclassification on Georgia Trust Bancshares

The Reclassification is designed to reduce the number of our common shareholders of record below 300, which will allow us to terminate our reporting obligations with the SEC. Based on information as of September 30, 2006, we believe that the Reclassification will reduce our number of common shareholders of record from approximately 499 to approximately 240. We estimate that approximately 180,816 shares held by approximately 259 common shareholders of record will be exchanged for Series A Preferred Stock in the Reclassification and that approximately 1,619,184 shares of our common stock will be issued and outstanding after the Reclassification. In addition to the exchange of shares of our common stock for shares of our Series A Preferred Stock, we believe the Reclassification will have the following effects on us:

Positive Effects:

•	Elimination of SEC Reporting Obligations. After the Reclassification, we will not be subject to the periodic reporting requirements under the Exchange Act. Additionally, we will maintain our existing internal control procedures and continue to evaluate them for potential improvements but will not be required to document, test and report on our internal control structure as required by Section 404 of the Sarbanes-Oxley Act. We expect to eliminate direct and indirect costs and expenses associated with our SEC reporting, which we estimate would be up to approximately $206,000 on an annual basis, including costs related to compliance with Section 404 of the Sarbanes-Oxley Act. Additionally, as a non-SEC reporting company, we believe our management team, which currently spends a significant amount of time on activities related to compliance with the Exchange Act, will have significantly more time to devote to business development and revenue-enhancing activities. See “—Background of the Reclassification” and “—Reasons for the Reclassification” for a discussion of the nature of the information we will no longer be required to provide.

•	Diluted Losses Per Share. Diluted losses per share will not change from $.54 per share for the nine months ended September 30, 2006 or from $.42 per share for the year ended December 31, 2005 because the Series A Preferred shares will be considered common stock equivalents in the computation of diluted earnings per share.

•	Outstanding Stock Options. The Reclassification will have no effect on outstanding warrants and options to purchase our common stock.

•	Elimination of Liability Under Section 18 of the Exchange Act. Because the Company will no longer be required to file any reports under the Exchange Act, it will no longer be subject to liability under Section 18 of the Exchange Act. Generally, Section 18 provides that if the Company makes a false or misleading statement with respect to any material fact in any of its filings pursuant to the Exchange Act, in light of the circumstances at the time the statement was made, the Company will be liable to any person who purchases or sells a security at a price that is affected by the statement.

Negative Effects:

•	Effect on Market for Shares. Our common stock is not currently traded on an exchange or automated quotation system. The public information concerning Georgia Trust as a result of its not being required to file reports under the Exchange Act may adversely affect the already limited liquidity of our common stock and result in limited liquidity for our Series A Preferred Stock. Additionally, the liquidity of the common stock may also be reduced because the number of shares available to be traded will decrease after the Reclassification. A decrease in the market liquidity for the shares of our common stock may cause a decrease in the value of the shares. Conversely, however, the more limited supply of our common stock could also prompt a corresponding increase in its market price, assuming a stable or increased demand for the stock.

•	Basic Losses Per Share. Basic losses per share will increase 11.11% from $.54 per share on a historical basis to $.60 per share on a pro forma basis for the nine months ended September 30, 2006, and will increase 11.90% from $.42 per share on a historical basis to $.47 per share on a pro forma basis for the year ended December 31, 2005.

•	Book Value Per Common Equivalent Share. Book value per common equivalent share, which includes the Series A Preferred Stock, will decrease 0.22% from $9.00 on a historical basis to $8.98 on a pro forma basis as of September 30, 2006.

•	Financial Effects of the Reclassification. We estimate that professional fees and other expenses related to the transaction will total approximately $41,500. We plan to pay these fees and expenses out of our existing working capital and do not expect that the payment of these expenses will have a material adverse effect on our capital adequacy, liquidity, results of operations or cash flow. You should read the discussion under “Approval of the Articles of Amendment—Source of Funds and Expenses” for a description of our source of funds for the fees and expenses we expect to incur in connection with the transaction.

Other Effects:

•	Conduct of Business After the Reclassification. We expect our business and operations to continue as they are currently being conducted and, except as disclosed below, the transaction is not anticipated to have any effect upon the conduct of our business.

•	Raising Additional Capital and Obtaining Financing After the Reclassification. In light of the limited market for our common stock and the availability of capital from sources other than public markets, we believe the termination of our status as an SEC-registered company will not have a significant impact on any future efforts by the Company to raise additional capital. If we need to raise additional capital to support growth in the future, we have several financing alternatives that will not be affected by our status as a private company, including raising additional equity through private offerings, issuing trust preferred securities or borrowing funds from a correspondent bank.

•	Plans or Proposals. Other than as described in this proxy statement, we do not have any current plans or proposals to effect any extraordinary corporate transaction such as a merger, reorganization or liquidation; to sell or transfer any material amount of our assets; to change our board of directors or management; to change materially our indebtedness or capitalization; or otherwise to effect any material change in our corporate structure or business. As stated throughout this proxy statement, we believe there are significant advantages in effecting the Reclassification and becoming a non-reporting company. Although management has neither the intention at present to enter into any of the transactions described above nor is involved with negotiations relating to any such transaction, there is always a possibility that we may enter into such an arrangement or transaction in the future, including, but not limited to, entering into a merger or acquisition transaction, making a public or private offering of our shares, or any other arrangement or transaction we may deem appropriate. We will disclose the terms of such a transaction at the appropriate time upon advice of counsel.

Effects of the Reclassification on Affiliates

In addition to the effects the Reclassification will have on shareholders generally, which are described below, the Reclassification will have some additional effects specifically on our executive officers and directors, each of whom may, as a result of his or her position, be deemed an affiliate of Georgia Trust. As used in this proxy statement, the term “affiliated shareholder” means any shareholder who is a director or executive officer of Georgia Trust or the beneficial owner of 10% or more of our outstanding common stock, and the term “unaffiliated shareholder” means any shareholder other than an affiliated shareholder.

Positive Effects:

•	No Further SEC Disclosure Obligations. After the Reclassification, we will no longer be subject to the periodic reporting requirements under the Exchange Act. As a result, information about our affiliates’ compensation and stock ownership will no longer be publicly available.

•	Consolidation of Management Ownership. As a result of the Reclassification, we expect that the percentage of beneficial ownership of our common stock held by our directors and executive officers as a group as of September 30, 2006 will increase from approximately 29.93% before the Reclassification to approximately 33.50% after the Reclassification. See “Information About Georgia Trust Bancshares and Its Affiliates—Stock Ownership by Affiliates” for information about the number of shares of common stock held by our directors, executive officers and significant shareholders.

•	Elimination of Liability Under Section 18 of the Exchange Act. Because the Company will no longer be required to file any reports under the Exchange Act, our affiliates will no longer be subject to liability under Section 18 with respect to such reports. Currently, if any of our affiliates make a statement in any of the Company’s filings under the Exchange Act that, in light of the circumstances at the time the statement is made, is false or misleading with respect to any material fact, the affiliate may be liable under Section 18 of the Exchange Act to any person that purchases or sells a security at a price that is affected by the statement.

Negative Effects:

•	Losses Per Share. Assuming the Reclassification had been completed as of September 30, 2006, our affiliated shareholders would experience the same effect on losses per share as our unaffiliated shareholders, including (1) a 11.90% increase in basic losses per share for the year ended December 31, 2005, from $.42 per share on a historical basis to $.47 per share on a pro forma basis; (2) a 11.11% increase in basic losses per share for the nine months ended September 30, 2006, from $.54 per share on a historical basis to $.60 per share on a pro forma basis; and (3) no change in diluted losses per share from $.42 for the year ended December 31, 2005 or from $.39 per share for the nine months ended September 30, 2006, because the Series A Preferred shares will be considered common stock equivalents in the computation of diluted earnings per share.

•	Book Value Per Share. Assuming the Reclassification had been completed as of September 30, 2006, our affiliated shareholders would experience the same reduction in book value per common equivalent share as our unaffiliated shareholders, or a 0.22% decrease in book value per common equivalent share, from $9.00 on a historical basis to $8.98 on a pro forma basis as of September 30, 2006.
•	Rule 144 Not Available. Because we will no longer file periodic reports with the SEC, our executive officers and directors will be deprived of the ability to dispose of their shares of common stock under Rule 144 of the Securities Act, which provides a “safe harbor” for resales of stock by affiliates of an issuer. As a result, they will need to resell their shares in a private transaction, which can result in reduced liquidity for the recipient and a lower purchaser price for the shares.

Effects of the Reclassification on Unaffiliated Shareholders

In addition to the effects the Reclassification will have on shareholders generally, which are described in the next section, the Reclassification will also have the following negative effects on our unaffiliated shareholders:

Reduction in Publicly Available Information. We will no longer be required to file public reports of our financial condition and other aspects of our business with the SEC after the Reclassification. Specifically, we will no longer be required to make public disclosures regarding executive compensation, corporate governance matters, or management stock ownership. As a result, unaffiliated shareholders will have less legally-mandated access to information about our business and results of operations than they had prior to the Reclassification. Our affiliated shareholders, however, because of their positions as directors and/or executive officers of the Company, will continue to have continuous access to all information regarding our financial condition and other aspects of our business.

Absence of Dissenters’ Rights. Because statutory dissenters’ rights are not available for the Reclassification, shareholders will not be entitled to seek cash payment for their shares of our common stock.

Elimination of Protections Under Section 18 of the Exchange Act. Because the Company will no longer be required to file any reports with the SEC, our unaffiliated shareholders will no longer be afforded the protections under Section 18 with respect to false or misleading statements in such reports. Currently, if the Company or any of its affiliates makes a false or misleading statement with respect to any material fact in any of the Company’s filings under the Exchange Act, in light of the circumstances at the time the statement was made, the Company or the affiliate may be liable under Section 18 of the Exchange Act to any person who purchases or sells a security at a price that is affected by the statement.

Effects of the Reclassification on Shareholders Generally

The Reclassification will have the following effects on shareholders regardless of whether they are affiliated or unaffiliated shareholders. We expect, however, that no shares held by our affiliates will be reclassified to Series A Preferred Stock because none of our affiliates will likely hold 1,000 or fewer shares of record at the effective time of the Reclassification. The effects will vary depending on whether a shareholder receives Series A Preferred Stock for his or her shares of our common stock in the Reclassification. Because a shareholder may own shares in more than one capacity (for example, individually and through an individual retirement account), a shareholder may receive Series A Preferred Stock for some of his or her shares of common stock while retaining ownership of other shares of common stock following the Reclassification.

The following sections describe the material effects that we expect to result from the Reclassification with respect to shares that are exchanged for Series A Preferred Stock and shares that are unaffected by the Reclassification. You may experience a combination of these effects if you receive Series A Preferred Stock for some of your shares while retaining ownership of other shares of common stock. The effects described below assume that 180,816 shares are exchanged for Series A Preferred Stock in the Reclassification.

Shares Exchanged for Series A Preferred Stock. As to shares of our common stock that are exchanged in the Reclassification for Series A Preferred Stock, shareholders will experience the following effects:

Positive Effects:

•	Diluted losses per share will not change from $.54 per share for the nine months ended September 30, 2006 or from $.42 per share for the year ended December 31, 2005 because the Series A Preferred shares will be considered common stock equivalents in the computation of diluted losses per share.

•	The Series A Preferred Stock will automatically convert into shares of common stock upon a change in control of the Company, on the basis of one share of common stock for each share of Series A Preferred Stock (subject to antidilution protection), and thus holders of the Series A Preferred Stock will participate equally with the holders of common stock in any sale of the Company.

•	Holders of the Series A Preferred Stock will have a preference to holders of common stock upon any liquidation of the Company, of $10.00 for each share of Series A Preferred Stock.

•	Under Georgia law, the designations, rights, preferences and limitations of the Series A Preferred Stock cannot be changed without the approval of the holders of the Series A Preferred Stock voting as a separate group. However, see the discussion below under “Negative Effects” regarding our board’s authority to issue new classes or series of preferred stock or equity securities in the future that rank senior to or on parity with the Series A Preferred Stock.

Negative Effects:

•	Basic losses per share will increase 11.11% from $.54 per share on a historical basis to $.60 per share on a pro forma basis for the nine months ended September 30, 2006, and will increase 11.90% from $.42 per share on a historical basis to $.47 per share on a pro forma basis for the year ended December 31, 2005.

•	Book value per common equivalent share, which includes the Series A Preferred Stock, will decrease 0.22% from $9.00 on a historical basis to $8.98 on a pro forma basis as of September 30, 2006.

•	Holders of Series A Preferred Stock will be entitled to vote only upon a change in control of the Company, which generally is a business combination resulting in the transfer of a majority of the outstanding common stock, or the acquisition of all or substantially all of the Company’s assets. Holders of Series A Preferred Stock will not be entitled to vote on the election of directors.

•	Our board of directors, which will be elected by the holders of the common stock after the Reclassification, may authorize the issuance of other classes or series of preferred stock or equity securities that rank senior to or on parity with the Series A Preferred Stock. As a result, the rights and preferences of the Series A Preferred Stock may be subordinate to the rights and preferences of any new class or series of preferred stock or equity securities issued in the future. Any new class or series of preferred stock or equity securities that ranks senior to or on parity with the Series A Preferred Stock would also be senior to our common stock.

Remaining Common Shareholders. As to shares of our common stock that are not exchanged for Series A Preferred Stock in the Reclassification, shareholders will experience the following effects:

Positive Effects:

•	Common shareholders will continue to exercise sole voting control over the Company, except with respect to a change in control of the Company.

•	Shareholders continuing to hold common stock after the Reclassification will have relatively increased voting control over the Company because the number of outstanding shares of common stock will be reduced.

Negative Effects:

•	Our common stock will rank junior in priority to the Series A Preferred Stock because holders of Series A Preferred Stock will have a preference upon any liquidation of the Company.

•	We anticipate the liquidity of the common stock will be reduced as a result of the Reclassification. The reduced liquidity may cause a decrease in the market value of our common stock. See “—Effect on Market for Shares.”

•	Because the registration statement covering the shares of common stock issuable under our stock incentive plan will no longer be current after the Reclassification, the resale of common stock obtained upon the exercise of warrants and stock options will be limited to private sales and may only be effected after a holding period that ensures the shares will not be redistributed publicly (typically one year).

Recommendation of the Board of Directors; Fairness of the Reclassification

The board believes that the Reclassification is substantively and procedurally fair to our unaffiliated shareholders who will receive Series A Preferred Stock in the Reclassification. The board also believes that the Reclassification is substantively and procedurally fair to unaffiliated shareholders who will retain their shares of common stock following the Reclassification. The board of directors, including those directors who are not employees of Georgia Trust, has approved the Reclassification and the Articles of Amendment, and the board recommends that the shareholders vote for approval of the Articles of Amendment, which will effect the Reclassification.

Each director and executive officer is deemed a “filing person” in connection with this transaction. As filing persons, they have each determined in their individual capacity that the Reclassification is substantively and procedurally fair to our unaffiliated shareholders in each of the constituencies described above. No individual filing person, however, is making any recommendation to shareholders as to how to vote. See “—Determination of Fairness by Georgia Trust Bancshares Affiliates” for information regarding the filing persons’ fairness determination.

All of our directors and executive officers have indicated that they intend to vote their shares of common stock (and any shares with respect to which they have or share voting power) in favor of the Articles of Amendment. Our directors and executive officers owned approximately 23.05% of the shares outstanding as of September 30, 2006, and if they had exercised all of their vested warrants and options, they would have owned 29.93% of the outstanding shares. Although the board as a whole recommends that the shareholders vote in favor of the Articles of Amendment for the reasons set forth in “—Reasons for the Reclassification,” no director or executive officer is making any recommendation to the shareholders in his or her individual capacity.

We considered a number of factors in determining to approve the Reclassification, including the effects described under “—Effects of the Reclassification on Georgia Trust Bancshares,” “—Effects of the Reclassification on Affiliates,” and the relative advantages and disadvantages described under “—Reasons for the Reclassification” and “—Effect of the Reclassification on Shareholders Generally.” The board also reviewed the tax and pro forma financial effects of the Reclassification on Georgia Trust and its shareholders.

After the Reclassification, we will no longer be an SEC reporting company. The board considered the views of management regarding the cost savings to be achieved by eliminating the reporting and disclosure requirements related to our SEC registration, including indirect savings resulting from reductions in the time and effort currently required of management to comply with the reporting and other requirements associated with continued SEC registration. Similarly, the board also considered the prospective decrease in the administrative expense we incur in connection with soliciting proxies for routine meetings of shareholders. Management determined that the Reclassification would result in cost savings of approximately $206,000 per year.

Additionally, the board considered the effect that terminating the SEC registration would have on the market for the common stock and the ability of shareholders to buy and sell shares. However, the board determined that, even as an SEC-registered company, we have not had an active, liquid trading market for our common stock and that our shareholders derive little relative benefit from our status as an SEC-registered company. The board determined that the cost savings and reduced management time to be achieved by terminating SEC registration outweighed any potential detriment from eliminating the registration.

We considered alternatives to the proposed going-private transaction but ultimately approved the Reclassification proposal. Please read the discussion under “—Alternatives Considered” for a description of these alternatives.

Substantive Fairness. The board considered numerous factors, discussed below, in reaching its conclusions that the Reclassification and the Articles of Amendment are substantively fair to our unaffiliated shareholders who will receive Series A Preferred Stock in the Reclassification and to our unaffiliated shareholders who will retain their shares of common stock. In reaching these conclusions, the board considered all of the factors as a whole and did not assign specific weights to particular factors:

Factors Affecting Shareholders Receiving Series A Preferred Stock and Shareholders Retaining Common Stock

•	Equity Interest in the Company. All shareholders will continue to hold an equity interest in the Company and will continue to have the opportunity to participate in any future growth and earnings, including any future sale or change in control of the Company. The board viewed this factor as supporting its determination of fairness because no shareholders will be forced to involuntarily liquidate their equity interest in the Company, as would be the case in a cash-out merger or a reverse stock split. See “—Alternatives Considered.”

•	Losses Per Share. Diluted losses per share will not change from $.54 per share for the nine months ended September 30, 2006 or from $.42 per share for the year ended December 31, 2005 because the Series A Preferred shares will be considered common stock equivalents in the computation of diluted losses per share. The board viewed the effect on diluted losses per share as a factor, among others, that supported its conclusion of fairness of the Reclassification. Basic losses per share on a pro forma basis will increase from $.54 per share to $.60 per share for the nine months ended September 30, 2006, and will increase from $.42 per share to $.47 per share for the year ended December 31, 2005. The board believes diluted losses per share is a more meaningful financial ratio because it includes outstanding shares of Series A Preferred Stock.

•	Book Value Per Common Equivalent Share. Book value per common equivalent share, which includes the Series A Preferred Stock, will decrease approximately 0.22% from $9.00 on a historical basis to $8.98 on a pro forma basis as of September 30, 2006. The decrease in book value per common equivalent share is due to transaction costs of approximately $41,500. The board viewed the 0.22% decrease as nominal and believes the effect on book value supports its determination of fairness, especially because the decrease in book value affects both the shareholders receiving Series A Preferred Stock and those retaining common stock.

•	Tax Consequences. The board noted that the Reclassification should not result in a taxable event for shareholders receiving Series A Preferred Stock and would not result in a taxable event for shareholders retaining their shares of common stock. These tax consequences contributed to the board’s recommendation and conclusion as to the fairness of the Reclassification to unaffiliated shareholders who will receive Series A Preferred Stock and those who will retain their shares of common stock following the Reclassification. The board noted that if the transaction had been structured as a cash-out merger or a reverse stock split, it would have been a taxable event for those shareholders receiving cash. See “—Alternatives Considered” and “—Federal Income Tax Consequences of the Reclassification” for more information regarding the tax consequences of the Reclassification.

•	Loss of Benefits of SEC Registration. After the Reclassification, we will not be subject to SEC reporting obligations. This will greatly reduce the amount of information that is publicly available about the Company, including detailed analyses by management of our financial results, current reports of significant corporate events, copies of material contracts involving the Company, and information as to executive and director compensation and stock ownership. It will also eliminate certain corporate governance safeguards resulting from the Sarbanes-Oxley Act, such as the requirement for an audited report on our internal controls. The board noted that while the loss of the benefits of SEC registration was, standing alone, a negative factor in its fairness determination, the fact that detailed financial data about the Company and Georgia Trust Bank would continue to be publicly available from the Federal Reserve Board and the FDIC after the Reclassification provided an offsetting benefit.

Shareholders Receiving Series A Preferred Stock

In making its determination that the Reclassification was fair to shareholders receiving Series A Preferred Stock, the board considered the relative advantages and disadvantages of the following terms of the Series A Preferred Stock:

•	Liquidation Preference. In the event of the liquidation or dissolution of the Company, before any payment is made to the holders of the common stock, the holders of the Series A Preferred Stock will be entitled to be paid in full (on a per-share basis) $10.00 per share. As a result, upon the liquidation or dissolution of the Company, the holders of the Series A Preferred Stock will be paid before any payment is made to the common shareholders. Although the board acknowledged that the liquidation preference is not likely to affect shareholders in the near term, it nevertheless viewed it as a benefit to the shareholders receiving Series A Preferred Stock.

•	Dividend Preference. The holders of the Series A Preferred Stock will be entitled to a preference in the distributions of any dividends prior to the payment of any dividends to the holders of common stock. We have not, however, historically declared or paid cash dividends, and there is no guarantee that we will declare or pay such dividends in the future. In addition, dividends payable on the Series A Preferred Stock will not accumulate to future periods. Although the board acknowledged that the dividend preference is not likely to affect shareholders in the near term, given the right under the Series A Preferred Stock to receive a dividend when declared in the future before any dividends can be paid on the common stock, the board nevertheless viewed the dividend preference as a benefit to the shareholders receiving Series A Preferred Stock.

•	Conversion to Common Stock on a Change in Control. Upon a change in control of the Company, the Series A Preferred Stock will convert automatically into shares of the Company’s common stock. Therefore, holders of the Series A Preferred Stock will participate in any value received as a result of any future sale of the Company at the same value per share as the holders of the common stock. Although a sale of the Company is not contemplated in the near future, the board viewed the conversion provision as a benefit to the shareholders receiving Series A Preferred Stock.

•

Limited Voting Rights. The holders of the Series A Preferred Stock will be entitled to vote only upon a proposed change in control of the Company. The holders of the Series A Preferred Stock will not be entitled to vote on the election of directors and will therefore have no influence on the future composition of the board of directors or senior management team of the Company. Furthermore, a change in control of the Company is not presently contemplated and may never occur. The board noted, however, that the shareholders receiving Series A Preferred Stock currently have limited influence on shareholder votes, because those shareholders hold an aggregate of approximately 10.05% of our outstanding common stock as of September 30, 2006. The board viewed the limited voting rights as a negative factor for the shareholders receiving Series A Preferred Stock.

While the board viewed the limited voting rights as a negative factor for the shareholders receiving Series A Preferred Stock, the board concluded that the overall terms of Series A Preferred Stock were fair to the shareholders receiving Series A Preferred Stock because the Series A Preferred Stock includes a liquidation preference to the common stock and a conversion provision and voting rights in the event of a change of control of the Company. In making this conclusion, the board recognized that the positive effects viewed by the board (the liquidation and dividend preferences along with the voting rights and conversion to common stock upon a change of control) would likely not affect shareholders in the near term, but were, nonetheless, viewed as positive effects. Additionally, although shareholders receiving Series A Preferred Stock in the Reclassification will be required to surrender their shares of common stock involuntarily in exchange for the Series A Preferred Stock, the board believes that because the shares of Series A Preferred Stock are convertible into common stock upon a change in control, these shareholders will have an opportunity to participate in any future growth and earnings of the Company.

Shareholders Retaining Shares of Common Stock

•	Voting Rights. Holders of our common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote, including but not limited to a proposed change in control of the Company and the election of directors. The board viewed these voting rights as a benefit to the shareholders retaining common stock.

•	Junior in Priority to Series A Preferred Stock. The Series A Preferred Stock will rank senior in priority to the common stock with respect to dividend rights and rights related to the liquidation or dissolution of the Company. In the event of the liquidation or dissolution of the Company, before any payment is made to the holders of common stock, the holders of the Series A Preferred Stock will be entitled to be paid in full (on a per-share basis) an amount equal to the greater of the net book value of the Series A Preferred Stock, the amount to be paid to the common holders, or $10.00 per share. As a result, upon the liquidation or dissolution of the Company, the holders of Series A Preferred Stock will be entitled to payment before any payment is made to the holders of common stock. Additionally, the holders of Series A Preferred Stock will be entitled to a preference in the distribution of dividends prior to the payment of any dividends to the holders of common stock. The board viewed the liquidation and dividend preference of the Series A Preferred Stock as a disadvantage to the shareholders retaining common stock.

Determination of Exchange Ratio

While the Series A Preferred Stock has limited voting rights, the board determined that a one-for-one exchange ratio is fair to the shareholders receiving Series A Preferred Stock and to the shareholders retaining their common stock because the Series A Preferred Stock converts to common stock on a change in control and contains a liquidation preference to the common stock. This determination was made based on the board’s review of the relative rights and preference of Series A Preferred Stock as compared to the common stock, and no quantitative analysis of the value of Series A Preferred Stock or common stock was considered. Specifically, the board weighed subjectively the collective advantages of the Series A Preferred Stock— the existence of the liquidation preference, the existence of the conversion feature and the ability to vote on a change in control—against the relative advantages of the common stock, such as unlimited voting rights, and determined that those rights were in balance. It also weighed subjectively the relative disadvantages of the two classes—the general lack of voting power in the case of the Series A Preferred Stock and the subordination in terms of rank and liquidation preference in the case of the common stock, and determined that the relative drawbacks were also in balance. Finally, it considered the benefits that would be shared by the classes, such as voting and consideration payable upon a change in control and the ability to benefit from the expense savings of the Reclassification and share in future growth of the Company, and determined that these represented factors that would have the same immediate and long-term effect on the value of each class. As a result of these analyses, the board determined that the advantages and disadvantages of the terms of the Series A Preferred Stock were in balance compared to those of our common stock and that a one-for-one exchange ratio was therefore appropriate. The board believes the advantages and disadvantages of the terms of the Series A Preferred Stock are in balance compared to the rights related to our common stock and therefore determined no further quantitative analysis was necessary.

Although the Series A Preferred Stock has substantially different rights and preferences from our common stock, the board believes, from a financial point of view, that the value of the Series A Preferred Stock is equivalent to our common stock. Because the board believes the value of the Series A Preferred Stock is equivalent to the value of the common stock, the actual cash value of the Series A Preferred Stock and the common stock is immaterial to the determination of the fairness of the Reclassification because the cash value of the Series A Preferred Stock and the common stock would be the same. Additionally, an appraisal of the Series A Preferred Stock was not necessary for tax purposes because the Company determined that the Reclassification should not be taxable to shareholders receiving Series A Preferred Stock or to shareholders retaining common stock. As a result, the board decided not to seek an independent valuation or appraisal of the Series A Preferred Stock or the common stock from a financial advisor.

In reaching its conclusion that the Reclassification and the Articles of Amendment are substantively fair to our unaffiliated shareholders who will receive Series A Preferred Stock and who will retain their shares of common stock, the board did not consider the current or historical market price of our common stock, our going concern value, or the liquidation value of our assets to be material for the reasons set forth above. Additionally, the board determined that the overall terms of the Series A Preferred Stock were fair to all of our unaffiliated shareholders.

The board is not aware of any material contracts, negotiations or transactions, other than in conjunction with the Reclassification as described in “—Background of the Reclassification” during the preceding two years for (1) the merger or consolidation of Georgia Trust into or with another person or entity; (2) the sale or other transfer of all or any substantial part of the assets of Georgia Trust; (3) a tender offer for any outstanding shares of Georgia Trust common stock; or (4) the election of directors to our board.

Procedural Fairness. The board of directors, including those who are not employees of Georgia Trust, has unanimously approved the Reclassification and the Articles of Amendment and is seeking shareholder approval of the Reclassification contemplated by the Articles of Amendment. All of our affiliates, which includes all of our directors and executive officers, participated in the board discussions regarding pursuing a transaction designed to allow the Company to deregister from its SEC reporting obligations. Each of our affiliates potentially has a conflict of interest with respect to the Reclassification because they are in a position to structure the Reclassification in a way that benefits the interests of the affiliates differently from the interests of the unaffiliated shareholders. As described under “—Effects of Reclassification on Affiliates,” the Reclassification will have various positive effects on our affiliates that it will not have on unaffiliated shareholders. In particular, we anticipate that no shares of common stock held by our affiliates will be reclassified to Series A Preferred stock in the Reclassification. Since there will be fewer outstanding shares of common stock after the Reclassification, the affiliates will own a larger relative percentage of the outstanding common stock after the Reclassification, and the common stock will continue to have voting rights as compared to the Series A Preferred stock, which will have limited voting rights.

The vote of a majority of the votes entitled to be cast on the Articles of Amendment will be required to approve them. Approval by a majority of unaffiliated shareholders is not required under Georgia law. The board also considered such a provision unnecessary given the fact that, since the affiliated shareholders own only approximately 30% of our outstanding shares of common stock, approval of the Articles of Amendment will also require approval of some of the unaffiliated shareholders. Further, the board also considered the fact that the provisions of the Articles of Amendment apply regardless of whether a shareholder is an affiliate. Thus, both affiliated and unaffiliated shareholders who own 1,000 shares or less are being treated in the same manner. The board of directors recognized that because of the 1,000 threshold selected by the board for the Reclassification, all of our affiliates would remain common shareholders. However, the board also noted that the 1,000 share threshold was set in an effort to limit the number of shareholders reclassified into Series A Preferred Stock holders and not to ensure that all of our affiliates would retain their shares of common stock (all of our affiliates own at least 8,000 shares of common stock) and, therefore, did not believe such fact made the Reclassification procedurally unfair.

Dissenters’ rights are not required under Georgia law and have not been voluntarily extended by the board. While this is a negative factor as to procedural fairness to all shareholders, the board determined that the other procedural protections described above, the substantive fairness of the transaction and the potential capital expenditure that could be required to satisfy a dissenter’s demand for cash payment supported the decision not to extend dissenters’ rights in the transaction.

No unaffiliated representative acting solely on behalf of unaffiliated shareholders for the purpose of negotiating the terms of the Reclassification or preparing a report covering its fairness was retained by us or by a majority of directors who are not our employees. In addition, we have not made any provision in connection with the Reclassification to grant unaffiliated shareholders access to our corporate files, except as provided under the Georgia Code and our bylaws, or to obtain legal counsel or appraisal services at our expense. With respect to unaffiliated shareholders’ access to our corporate files, the board determined that this proxy statement, together with our other filings with the SEC, provides adequate information for unaffiliated shareholders to make an informed decision with respect to the Articles of Amendment. As for obtaining legal counsel or appraisal services for unaffiliated shareholders at our expense, the board did not consider these necessary or customary. In deciding not to adopt these additional procedures, the board also took into account factors such as our size and the cost of such procedures. While these procedures would provide additional procedural protections for shareholders, the board determined that they were not necessary to ensure the procedural fairness of the Reclassification because, in its view, the ability of the shareholders to vote on the transaction as a single class, in light of the fact that the affiliated shareholders do not hold a sufficient number of shares of common stock to approve the Reclassification on their own, was sufficient to support the board’s determination that the transaction is procedurally fair to each shareholder constituency.

After consideration of the factors described above, the board of directors has determined that the Articles of Amendment are procedurally fair, notwithstanding the absence of an unaffiliated shareholder approval requirement, an unaffiliated shareholder representative and the provision of legal counsel or appraisal services at our expense, to Georgia Trust’s unaffiliated shareholders who will receive Series A Preferred Stock in the Reclassification. The board has also determined that the Articles of Amendment are procedurally fair to unaffiliated shareholders who will retain their shares of common stock because they are entitled to vote on the transaction. Additionally, the board believes that the Articles of Amendment are substantively fair to these constituencies. Finally, the board has determined that the Articles of Amendment are substantively and procedurally fair to affiliated shareholders for the same reasons specified as to unaffiliated shareholders, given that the Articles of Amendment do not distinguish between these groups.

Determination of Fairness by Georgia Trust Bancshares Affiliates

Our affiliates consist of our directors and executive officers:

Ronald D. Adamson	Charles D. Robinson
J. Michael Allen	William E. Smith
L. Myron Cantrell	Marvin Tibbetts, III
J. Dave DeVenny	James J. Tidwell
Michael L. Jordan	Michael E. Townsend
Rebecca M. Munteanu

These affiliates are deemed to be “filing persons” for purposes of this transaction.

For each of our affiliates, their purpose and reasons for engaging in the Reclassification, alternatives considered and analyses regarding substantive and procedural fairness of the Reclassification to unaffiliated shareholders receiving Series A Preferred Stock in the Reclassification and to those retaining their shares of common stock were the same as those of the board of directors, and each of these affiliates adopted the analyses of the board of directors with respect to these issues. Based on these factors and analyses, each of our affiliates has concluded that the Reclassification is procedurally and substantively fair to our unaffiliated shareholders who will receive Series A Preferred Stock in the Reclassification and to its unaffiliated shareholders who will retain their shares of common stock.

U.S. Federal Income Tax Consequences of the Reclassification

This summary discusses the material U.S. federal income tax consequences relating to the Reclassification. This summary does not provide a complete analysis of all potential tax considerations, and the information provided is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the Reclassification.

This summary is limited to holders that hold their common stock as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or a U.S. Holder (as defined below) whose “functional currency” is not the U.S. dollar). This summary does not describe the effect of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws. The following summary does not address all U.S. federal income tax considerations applicable to all categories of investors including, without limitation:

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to mark-to-market;

•	persons holding common stock as part of a hedge, straddle or conversion transaction;

•	persons who are considered foreign persons for U.S. federal income tax purposes; and

•	persons who acquired or acquire shares of Georgia Trust common stock pursuant to the exercise of employee stock options or otherwise as compensation.

As used herein, the term “U.S. holder” means a beneficial owner of the common stock for U.S. federal income tax purposes that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any state of the United States, including the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (a) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner of common stock that is a partnership, and the partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of the Reclassification.

U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE RECLASSIFICATION AND THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS AND FOREIGN, STATE AND LOCAL LAWS.

U.S. Federal Income Tax Consequences to U.S. Holders Receiving Series A Preferred Stock in the Reclassification. The Reclassification will be treated as a “recapitalization,” which is considered a “tax-free” reorganization under Section 368(a)(1)(E) of the Code for U.S. federal income tax purposes. Accordingly, a U.S. holder who receives Series A Preferred Stock in the Reclassification should not recognize any gain or loss. Further, the U.S. holder’s basis in the Series A Preferred Stock should be the same as such holder’s basis in his or her common stock surrendered in the Reclassification, and the period such holder is considered to have held the Series A Preferred Stock should include the period the holder held his or her Georgia Trust common stock surrendered in the Reclassification.

While ordinarily the receipt of stock, such as the Series A Preferred Stock, in a transaction such as the Reclassification will not result in a taxable transaction for U.S. federal income tax purposes, certain types of stock, such as “nonqualified preferred stock” may not be exchanged “tax-free” in a reorganization. If the Series A Preferred Stock were treated as “nonqualified preferred stock,” a U.S. holder would recognize gain or loss equal to the difference between the fair market value of the Series A Preferred Stock received and such holder’s tax basis in the common stock exchanged. A U.S. holder’s tax basis in common stock will generally equal the amount such holder paid for their stock.

In general, “nonqualified preferred stock” is preferred stock if (1) the holder of such stock has the right to require the issuer (or a related person) to redeem or purchase the stock within 20 years of the date of issue of such stock; (2) the issuer (or a related person) is required to redeem or purchase such stock within 20 years of the date of issue of such stock; (3) the issuer (or a related person) has the right to redeem or purchase the stock within 20 years of the date of issue of such stock and, as of the issue date of such stock, it is more likely than not that such right will be exercised; or (4) the dividend rate on such stock varies in whole or in part (directly or indirectly) with reference to interest rates, commodity prices, or similar indices. Furthermore, in general, “preferred stock” is limited and preferred as to dividends and does not participate in corporate growth to any significant extent. Stock shall not be treated as participating in corporate growth to any significant extent unless there is a real and meaningful likelihood of the shareholder actually participating in the earnings and growth of the corporation.

The Series A Preferred Stock should not be considered either “preferred stock” or “nonqualified preferred stock” for federal income tax purposes because:

•	the amount distributed with respect to a share of the Series A Preferred Stock in the event of a liquidation cannot be less than the amount distributed with respect to one share of Georgia Trust common stock;

•	the Series A Preferred Stock automatically will convert to common stock on a share-for-share basis in the event of a transaction that results in a change in control of the Company; and

•	management believes that, as of the issue date of such stock, it is not more likely than not that the right to redeem or purchase the Series A Preferred Stock will be exercised.

Federal Income Tax Consequences to U.S. Holders Who Do Not Receive Series A Preferred Stock in the Reclassification. U.S. holders who remain common shareholders following the Reclassification will not recognize gain or loss as a result of the Reclassification. The Reclassification will not affect the adjusted tax basis or holding period of any shares of Georgia Trust common stock that a U.S. holder continues to own after the Reclassification.

Federal Income Tax Consequences to Georgia Trust and Georgia Trust Bank. Neither Georgia Trust nor Georgia Trust Bank will recognize gain or loss for U.S. federal income tax purposes as a result of the Reclassification.

The preceding discussion of material U.S. federal income tax considerations is not tax advice. Each shareholder should consult its own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of the Reclassification.

Pro Forma Effect of the Reclassification

The following selected pro forma financial data illustrates the pro forma effect of the Reclassification on our financial statements as of September 30, 2006, for the nine months ended September 30, 2006, and for the year ended December 31, 2005. Management has prepared this information based on its estimate that 180,816 shares of common stock will be reclassified into 180,816 shares of Series A Preferred Stock in the Reclassification and that the transaction expenses related to the Reclassification will be $41,500. Please see “Pro Forma Consolidated Financial Information” for the complete pro forma financial information relating to this transaction.

Selected Pro Forma Consolidated Financial Data

(In thousands except per share data)	As of and for the nine months ended September 30, 2006	As of and for the year ended December 31, 2005
Net interest income	$1,726	$852
Provision for loan losses	396	245
Other income	21	4
Other expense	2,326	1,374
Income tax expense	0	0
Net loss	(975)	(762)

PER COMMON SHARE
Basic losses per share	(0.60)	(0.47)
Diluted losses per share	(0.54)	(0.42)
Book value	8.98	9.28

AT PERIOD END
Assets	81,022	44,506
Shareholders’ equity	16,160	16,696
Common shares outstanding	1,619	1,619
Series A Preferred shares outstanding	181	181

Weighted average shares outstanding	1,800	1,800

INFORMATION REGARDING THE

SPECIAL MEETING OF SHAREHOLDERS

Time and Place of Meeting

We are soliciting proxies through this proxy statement for use at the special meeting of the Company’s shareholders. The special meeting will be held at            p.m. on                         , 2006, at our main office at 2725 Mall of Georgia Boulevard, Buford, Georgia 30519.

Record Date and Mailing Date

The close of business on                         , 2006 is the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. We first mailed the proxy statement and the accompanying form of proxy to shareholders on or about                         , 2006.

Number of Common Shares Outstanding

As of the close of business on the record date, Georgia Trust had 10,000,000 shares of common stock, $1.00 par value per share, authorized, of which 1,800,000 shares were issued and outstanding. Each outstanding share is entitled to one vote on all matters presented at the meeting. No shares of preferred stock were issued and outstanding as of the record date.

Proposal to be Considered

Shareholders will be asked to vote on the Articles of Amendment, which provide for the Reclassification of each share of our common stock held by record holders of 1,000 or fewer shares of common stock into one share of Series A Preferred Stock for each share of common stock they own on the effective date of the Reclassification. The terms of the Articles of Amendment and the Reclassification are described beginning on page __. The full text of the Articles of Amendment is set forth in Appendix A to the enclosed proxy statement, and the terms of the Series A Preferred Stock are contained in Appendix B. The Reclassification is designed to reduce our number of shareholders of record to below 300.

Dissenters’ Rights

Shareholders are not entitled to dissenters’ rights in connection with the Articles of Amendment.

Procedures for Voting by Proxy

If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy. If you sign and return your proxy but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR approval of the Articles of Amendment and in the best judgment of the persons appointed as proxies on all other matters that are unknown to us as of a reasonable time prior to this solicitation and that are properly brought before the special meeting.

You can revoke your proxy at any time before it is voted by delivering to our corporate secretary, 2725 Mall of Georgia Boulevard, Buford, Georgia 30519, either a written revocation of the proxy or a duly signed proxy bearing a later date or by attending the special meeting and voting in person.

Requirements for Shareholder Approval

A quorum will be present at the meeting if a majority of the outstanding shares of Georgia Trust common stock are represented in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

Approval of the Articles of Amendment requires the affirmative vote of a majority of the votes entitled to be cast. On September 30, 2006, Georgia Trust’s directors and executive officers owned approximately 445,500 shares, representing approximately 23.05% of the outstanding shares of common stock as of that date, and if they had exercised all of their vested options and warrants, they would have owned 29.93% of the outstanding shares. Every director and executive officer has indicated that he intends to vote his shares in favor of the Articles of Amendment.

Any other matter that may properly come before the special meeting requires that more shares be voted in favor of the matter than voted against the matter.

Abstentions. A shareholder who is present in person or by proxy at the special meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the special meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter. Based on the 1,800,000 shares outstanding as of the record date, a quorum will consist of 900,001 shares represented either in person or by proxy. This also represents the minimum number of votes required to be cast in favor of the Articles of Amendment in order to approve them. Assuming only the minimum number of shares necessary to constitute a quorum are present in person or by proxy at the special meeting, and assuming one of those shares is subject to a proxy marked as an abstention, the proposal to approve the Articles of Amendment would not pass because it would not have received the affirmative vote of a majority of the votes entitled to be cast at the meeting. As a result, such an abstention would effectively function as a vote against approval of the Articles of Amendment, even though it would not be counted in the voting tally as such. Abstentions will not affect the outcome of any other proposal because only a majority of the votes actually cast must be voted in favor of such a proposal.

Broker Non-Votes. Generally, brokers who hold shares for the accounts of beneficial owners must vote these shares as directed by the beneficial owner. If, after the broker transmits proxy materials to the beneficial owner, no voting direction is given by the beneficial owner, the broker may vote the shares in his or her own discretion, if permitted to do so by the exchange or other organization of which the broker is a member. Brokers may not vote in their own discretion with respect to the proposal to approve the Articles of Amendment. Proxies that contain a broker vote on one or more proposals but no vote on others are referred to as “broker non-votes” with respect to the proposals not voted upon. A broker non-vote, with respect to a proposal for which the broker has no discretionary voting authority, does not count as a vote in favor of or against that particular proposal. Based on the same reasoning that applies to abstentions as discussed above, broker non-votes will effectively function as votes against the approval of the Articles of Amendment but will not affect the outcome of any other proposal properly brought before the meeting.

Solicitation of Proxies

Proxies are being solicited by our board of directors, and we will pay all costs for such solicitation. In addition, our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone or fax. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation materials to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

PROPOSAL 1: APPROVAL OF THE ARTICLES OF AMENDMENT

Description of the Articles of Amendment

Georgia Trust. Georgia Trust was incorporated in Georgia on May 20, 2004 to serve as a holding company for Georgia Trust Bank, a Georgia banking corporation. Georgia Trust Bank began general banking business at its main office location in May 2005. In September 2005 Georgia Trust opened a branch location in Kennesaw, Georgia. As of September 30, 2006, we had $81 million in consolidated assets, $65 million in deposits and $16 million in shareholders’ equity.

Structure of the Reclassification. The Articles of Amendment provide for the Reclassification of our common stock into shares of Series A Preferred Stock. In the Reclassification, shareholders owning 1,000 or fewer shares of common stock will receive one share of Series A Preferred Stock for each share of common stock they own on the effective date of the Reclassification. All other shares will remain outstanding and will be unaffected by the Reclassification.

Determination of Shares “Held of Record.” Shareholders who are the record holders of 1,000 or fewer shares of our common stock will receive one share of Series A Preferred Stock for each share of common stock they own on the effective date of the Reclassification. A record holder of more than 1,000 shares will be unaffected. Because SEC rules require that we count “record holders” for purposes of determining our reporting obligations, our Articles of Amendment are based on the number of shares held of record without regard to the ultimate control of the shares.

A shareholder “of record” is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or sell the shares. For example, if a shareholder holds four separate certificates (individually, as a joint tenant with someone else, as trustee, and in an IRA), those certificates represent shares held by four different record holders, even if a single shareholder controls the voting or disposition of those shares. Similarly, shares held by a broker in “street name” on a shareholder’s behalf are held of record by the broker.

As a result, a single shareholder with more than 1,000 shares held in various accounts could receive Series A Preferred Stock in the Reclassification for all of his or her shares if those accounts individually hold 1,000 or fewer shares. To avoid this, the shareholder could either consolidate his or her ownership into a single form of ownership representing more than 1,000 shares, or acquire additional shares in the market prior to the effective date of the Reclassification, or place all of the shares into a “street name” account with a holder holding more than 1,000 shares.

Effect on Outstanding Warrants and Stock Options. The holders of our outstanding warrants and stock options will continue to hold those securities. The terms of the warrants and options will not be affected by the Reclassification.

Legal Effectiveness. As soon as practicable after shareholder approval, we will file the Articles of Amendment with the Georgia Secretary of State and will send a Letter of Transmittal to all record holders of common stock who are entitled to receive Series A Preferred Stock in the Reclassification directing them to submit their common stock certificates for exchange. The Reclassification will be effective upon the filing of the Articles of Amendment with the Georgia Secretary of State. We anticipate that this will occur shortly after the special meeting of shareholders.

On the effective date of the Reclassification, each shareholder who owns 1,000 or fewer shares of record immediately prior to the Reclassification will not have any rights as a common shareholder and will instead have the rights of a Series A Preferred shareholder.

Exchange of Stock Certificates for Series A Preferred Stock. The Letter of Transmittal will provide the means by which shareholders will surrender their common stock certificates and obtain the Series A Preferred Stock certificates to which they are entitled. If certificates evidencing common stock have been lost or destroyed, we may, in our sole discretion, accept a duly executed affidavit and indemnity agreement of loss or destruction in a form satisfactory to us in lieu of the lost or destroyed certificate. If a certificate is lost or destroyed, the shareholder will be required to submit, in addition to other documents, a bond or other security, satisfactory to the board, indemnifying us and all other persons against any losses incurred as a consequence of the issuance of a new stock certificate. Shareholders whose certificates have been lost or destroyed should contact us as soon as possible. Additional instructions regarding lost or destroyed stock certificates will be included in the Letter of Transmittal that will be sent to shareholders after the Reclassification becomes effective.

Except as described above with respect to lost stock certificates, there will be no service charges or costs payable by shareholders in connection with the exchange of their common stock certificates for Series A Preferred Stock certificates in the Reclassification. We will bear these costs.

The Letter of Transmittal will be sent to shareholders promptly after the effective date of the Reclassification. Do not send in your common stock certificates until you have received the Letter of Transmittal. Assuming you submit your common stock certificates promptly thereafter, we expect that you will receive your Series A Preferred Stock certificates as soon as practicable after the effective date of the Reclassification.

Conditions and Regulatory Approvals. Aside from shareholder approval of the Articles of Amendment, the Reclassification is not subject to any conditions or regulatory approvals.

Termination of SEC Registration. We will be permitted to terminate our SEC reporting obligations once we can certify that we have fewer than 300 shareholders of record in each class of outstanding securities. Upon the completion of the Reclassification, we will have approximately 240 common shareholders of record and approximately 259 Series A Preferred Stock shareholders of record. We intend to apply for termination of our SEC reporting obligations as promptly as possible after the effective date of the Reclassification.

Termination of our SEC reporting obligations will substantially reduce the information we are required to furnish to our shareholders and to the SEC. Furthermore, our affiliates will be deprived of the ability to dispose of their common stock under Rule 144 promulgated under the Securities Act unless the Company elects to provide current public information about itself to the investing public.

We estimate that termination of our SEC reporting obligations will save the Company approximately $206,000 per year in legal and accounting fees, printing costs, management time and other expenses. See “Special Factors—Effects of the Reclassification on Georgia Trust Bancshares.”

Source of Funds and Expenses

We will pay all of the expenses related to the Reclassification. We estimate these expenses will be as follows:

SEC filing fees	$2,000
Legal fees	30,000
Accounting Fees	3,000
Printing and mailing costs	4,000
Miscellaneous	2,500

Total	$41,500

We intend to pay the expenses related to the Reclassification with existing working capital.

Dissenters’ Rights

Dissenters’ rights are not available for the Reclassification.

INFORMATION ABOUT GEORGIA TRUST BANCSHARES AND ITS AFFILIATES

Overview

Georgia Trust was incorporated in Georgia on May 20, 2004 to serve as a holding company for Georgia Trust Bank, a Georgia banking corporation. Georgia Trust Bank began general banking business at its main office location in May 2005 and opened a branch office in Kennesaw, Georgia in September 2005. As of September 30, 2006, Georgia Trust had $81 million in consolidated assets, $65 million in deposits and $16 million in shareholders’ equity.

Directors and Executive Officers

Set forth below is certain information about our directors and executive officers. Each director is also a director of our subsidiary, Georgia Trust Bank.

Ronald D. Adamson, age 53, has served as a director of Georgia Trust since its inception and is a director of Georgia Trust Bank. He is President of R. D. Adamson Construction Co., Inc. Mr. Adamson attended Georgia State University and the University of Georgia where he received a BBA. Mr. Adamson is a member of the Cannon United Methodist Church, Georgia Home Builders Association and Kappa Sigma Alumni Association.

J. Michael Allen, age 50, has served as Chief Executive Officer, President and a director of Georgia Trust since its inception and is also Chief Executive Officer, President and a director of Georgia Trust Bank. He was a Senior Vice President with BB&T in Gainesville, Georgia and was employed with BB&T from 1998 until joining the Company. Mr. Allen attended Georgia College and State University from 1976 - 1978 where he received a B. B. A. Mr. Allen attended Georgia College and State University from 1980 - 1982 where he received an M. B. A. and attended the LSU Graduate School of Banking from 1989 - 1991 where he received a Certificate of Completion. Mr. Allen is a member of the Lakewood Baptist Church of Gainesville, former member of the Gainesville Rotary Club, has had numerous involvements with the Hall County, Gainesville Chamber of Commerce and served in numerous capacities with the United Way. Mr. Allen is a member of the Metro Atlanta Council for Quality Growth. He is a life member of Delta Sigma Pi, past member of North Hall High School Council, past President of North Hall Middle School PTO, past President of Lanier Elementary School PTO and also served in several capacities for Timberwalk Homeowners Association including past President and Secretary. Currently Mr. Allen serves on the Community Bankers Committee of the Georgia Bankers Association, and he also serves as an instructor for numerous seminars. He also is a member of the faculty at Louisiana State University Graduate School of Banking.

L. Myron Cantrell, age 62, has served as a director of Georgia Trust since June 28, 2004 and is a director of Georgia Trust Bank. Mr. Cantrell is a shareholder and managing partner of Cantrell and Associates P.C., Certified Public Accountants. He has 32 years experience in accounting. Mr. Cantrell graduated from the University of Georgia in 1968, where he played baseball for two years. He is a member of the American Institute of CPAs and The Georgia Society of CPAs. Mr. Cantrell was an organizer and director of Westside Bank and Trust Co. where he served as Chairman of the Audit Committee, member of the Loan Committee and the Executive Committee. Mr. Cantrell has been active in the Kennesaw community for many years and is a member of Kennesaw United Methodist Church.

J. Dave DeVenny, age 59, has served as the chief financial officer of Georgia Trust since August 30, 2004. Mr. DeVenny began his association with banking in 1970 as an examiner with the Georgia Department of Banking & Finance. In 1973, he started his banking career with the First National Bank in Madison, Georgia. He has served with three other banks in Georgia, most recently as Senior Vice President and CFO of The Community Bank, Loganville, Georgia. Mr. DeVenny is a graduate of the Georgia Institute of Technology, receiving a Bachelor of Science degree in Management. He has also completed the programs at The Georgia Banking School and The School for Bank Administration in Madison, Wisconsin. Mr. DeVenny has served as President of the Northeast Georgia Chapter of the Bank Administration Institute and as Vice President of the Executive Board of the Georgia Association of Mortgage Brokers. Mr. DeVenny’s civic activities include having served as president of the Madison Kiwanis Club and the South Hall Rotary Club. He has also served on the board of the Quinlan Art Center in Gainesville and has worked with the Morgan Co. March of Dimes and the Gainesville College Foundation. Most recently, Mr. DeVenny has been working with the American Red Cross in providing portable defibrillators to schools in Walton County. He and his wife are members of First Baptist Church in Gainesville.

Michael L. Jordan, age 47, has served as a director of Georgia Trust since its inception and is a director of Georgia Trust Bank. Mr. Jordan is currently the owner of Dream Marine of Lake Lanier, a watercraft distributor. A life long resident of Gwinnett County, Mr. Jordan attended Liberty Baptist College in Lynchburg, Virginia where he played football. After college, Mr. Jordan worked in the automobile industry and joined Stone Mountain Ford where he ascended to the role of general manager. In 1987, Mr. Jordan partnered with Mr. Smith to form Smith-Jordan Partnership and together they purchased Heritage Lincoln-Mercury in Snellville, Georgia. Mr. Jordan was Vice-President and General Manager of Heritage Lincoln-Mercury until it was sold in December 2000. He has been active in the community, coaching little league baseball and football and is a member of Smoke Rise Baptist Church and is involved in youth activities at Hebron Baptist Church.

Rebecca M. Munteanu, age 51, has served as Executive Vice President and Senior Lending Officer, since November 11, 2004. Ms. Munteanu has over 30 years of banking experience. For the past 20 years she has worked in several financial institutions in the Gwinnett market including SunTrust Bank as a manager and commercial lender; Colonial Bank as commercial center manager; Century South Bank as city president and most recently with BB&T as a commercial lender after they acquired Century South Bank. Ms. Munteanu received her bachelor’s degree from Eastern Michigan University and her MBA from Mercer University. She has been very involved in the Gwinnett community for the past 20 years including the United Way Campaign in Gwinnett County, American Cancer Society, Woman’s Legacy group, American Red Cross, Boys and Girls Clubs of Metro Atlanta, Peachtree Corners Rotary Club, Gwinnett Hospital Foundation Development Committee, and the Gwinnett Chamber of Commerce.

Charles D. Robinson, age 57, has served as a director of Georgia Trust since its inception and is a director of Georgia Trust Bank. He is the owner of Snellville Auto Center, Centerville Auto Center (both centers voted Best of Gwinnett), and Loganville Auto Center. He received his B.S. Degree in Business Administration from Western Carolina University in 1970. Mr. Robinson attends Annistown Road Baptist Church, is a member of the Governor’s High School Council for Shiloh High School, a director for the Highway 78 Merchants Association, a director for the Highway 78 Community Improvement District, serves on the Gwinnett County Revitalization Council for Highway 78, and is a past director of Eastside Bank, serving on the Audit Committee, CRA Committee, and Chairman of the Business Develop Committee.

William E. Smith, age 54, has served as a director of Georgia Trust since its inception and is a director of Georgia Trust Bank. Mr. Smith served as President of Stone Mountain Ford and Heritage Lincoln Mercury until the businesses were sold in December of 2000. During his thirty years in the automobile business, Mr. Smith served in various capacities as Chairman of the Ford Dealers Advertising Association, Chairman of the Metro Atlanta Automobile Dealers Association, Chairman of the Georgia Automobile Dealers Association and on the Board of Trustees of the GADA Self-Insured Workers’ Compensation Trust Fund. Mr. Smith is an active member of the Smoke Rise Baptist Church where he has served as Deacon, Sunday school teacher and has held various committee assignments. Mr. Smith is founder and president of When Everyone Survives, a not-for-profit 501(c)(3) charity for leukemia research. He is also involved in various real estate ventures and is a partner with Michael Jordan in Smith-Jordan Partnership, LLC. Mr. Smith was one of the original organizers of Eastside Bank in Snellville and served that organization as a Director, Chairman of the Asset/Liability Committee, Chairman of the Audit Committee, Member of the Executive Loan Committee and Vice-Chairman of the bank. Mr. Smith received his Bachelors in Business Administration in Finance from Georgia State University in 1984 and an MBA from Georgia State in 1986. Mr. Smith is a resident of Gwinnett County.

Marvin Tibbetts, III, age 43, has served as a director of Georgia Trust since its inception and is a director of Georgia Trust Bank. Mr. Tibbetts served as CEO/President of Tibs Group, Inc., a family owned business from 1994 until acquired by M. C. Dean Inc., a Virginia Company, in November 2004. Mr. Tibbetts now serves as President and General Manager of the Tibs Division of M. C. Dean, Inc., which is an Engineering and Systems Integrator specializing in complex power systems, electronic security, surveillance and life safety systems. Mr. Tibbetts graduated from the University of West Georgia with a business degree in 1985. In 2003, the Gwinnett Chamber of Commerce selected Mr. Tibbetts as Small Business Person of the Year. In 2002, the Atlanta Independent Electrical Contractors (“IEC”) Chapter recognized him for his contributions to the IEC by naming him

Member of the Year for 2002 for the Atlanta IEC Chapter. Mr. Tibbetts is a past board member of IEC and is a member and Registered Communication Distribution Designer with BICSI International. Also active in the local community, Mr. Tibbetts is a past member of the Board of Directors for Gwinnett Chamber of Commerce, member of the Gwinnett Chairman’s Club, serves on the Foundation Board for Gwinnett Technology College, as well as the City of Suwanee’s Open Space Planning Committee. Mr. Tibbetts is a member of the Lawrenceville United Methodist Church and is Chairman of the church’s campground committee.

James J. Tidwell, age 66, has served as a director of Georgia Trust since its inception and is a director of Georgia Trust Bank. Mr. Tidwell is the former owner of Jim Tidwell Ford in Kennesaw, Georgia. Currently, he is a partner in Mike Bell Chevrolet in Carrolton, Georgia and Liberty Chevrolet in Villa Rica, Georgia. Mr. Tidwell is also a partner in the fully automated Four Seasons Car Wash. Mr. Tidwell attended Georgia State University. Mr. Tidwell has served on the board of the Georgia Automobile Dealers Association and has for many years, served on the Board of Trustees of Greater Atlanta Christian School. Mr. Tidwell was an organizer of Westside Bank, where he served as director, Chairman of the Loan Committee and Vice-Chairman of the Board of Directors. Mr. Tidwell is an elder of his church in East Cobb.

Michael E. Townsend, age 55, has served as a director of Georgia Trust since its inception and is a director of Georgia Trust Bank. Mr. Townsend is Owner and Managing Partner of McMullan and Company, Certified Public Accountants, which was founded in 1970. Mr. Townsend graduated from Georgia State University in 1972 and has been a Certified Public Accountant for over 30 years. Mr. Townsend is a member of the American Institute of Certified Public Accountants, the Georgia Society of Certified Public Accountants, and he is the past Southeast Regional Coordinator of the National Associated CPA Firms. Mr. Townsend is a member of Perimeter Church and a founding member of the Board of Directors of Providence Christian Academy, Inc. Mr. Townsend currently is Treasurer and Chairman of the Finance Committee, member of the Development Committee and the Executive Committee of the Providence Christian Academy, Inc. Mr. Townsend is president of the Evansmill Townhomes Owner’s Association Inc. and the Chairman of the Finance Committee for the University Yacht Club. Mr. Townsend has also served as a member of the Board of Trustees of Georgia State University Athletic Association, on the Board of Directors and Treasurer of Hidden Acres Park, Inc.

Stock Ownership by Affiliates

The following table sets forth the number and the percentage ownership of shares of our common stock beneficially owned by each director, executive officer, and 5% shareholder of Georgia Trust and by all directors and executive officers as a group as of September 30, 2006.

The table also sets forth the number and approximate percentage of shares of common stock that the persons named in the table would beneficially own after the effective date of the Reclassification on a pro forma basis, assuming 180,816 shares are exchanged for Series A Preferred Stock in the Reclassification and there are no changes in the named person’s ownership between September 30, 2006 and the effective date of the Reclassification.

Name	Number of Shares Beneficially Owned (1)	Percentage of Total Before Reclassification	Percentage of Total After Reclassification
Ronald D. Adamson (2)	116,650	6.42	7.13
J. Michael Allen (3)	47,990	2.64	2.93
L. Myron Cantrell (4)	39,990	2.21	2.45
J. Dave DeVenny (5)	8,500	*	*
Michael L. Jordan (6)	66,650	3.67	4.07
Rebecca M. Munteanu (7)	11,500	*	*
Charles D. Robinson (8)	66,650	3.67	4.07
William E. Smith (9)	76,650	4.22	4.69
Marvin Tibbetts, III (10)	10,664	*	*
James J. Tidwell (11)	66,650	3.67	4.07
Michael E. Townsend (12)	66,650	3.67	4.07
All directors and executive officers as a group (11 persons) (13)	578,544	29.93	33.50

*	less than 1%
(1)	The information set forth in this table with respect to our common stock ownership reflects “beneficial ownership” as determined in accordance with Rule 13d-3 under the Exchange Act of 1934, as amended. “Beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options and warrants which are exercisable within 60 days of September 30, 2006. The percentages are based upon 1,800,000 shares outstanding as of September 30, 2006. The percentages for each of the parties who hold options and warrants exercisable within 60 days of September 30, 2006 are based upon the sum of 1,800,000 shares plus the number of shares subject to such options and warrants held by each such party, as indicated in the following notes.
(2)	Includes 16,650 shares subject to warrants exercisable within 60 days of September 30, 2006.
(3)	Includes 8,000 shares subject to options exercisable within 60 days of September 30, 2006 and 9,990 shares subject to warrants exercisable within 60 days of September 30, 2006.
(4)	Includes 9,990 shares subject to warrants exercisable within 60 days of September 30, 2006.
(5)	Includes 1,000 shares subject to options exercisable within 60 days of September 30, 2006.
(6)	Includes 16,650 shares subject to warrants exercisable within 60 days of September 30, 2006.
(7)	Includes 1,500 shares subject to options exercisable within 60 days of September 30, 2006.
(8)	Includes 16,650 shares subject to warrants exercisable within 60 days of September 30, 2006.
(9)	Includes 16,650 shares subject to warrants exercisable within 60 days of September 30, 2006.
(10)	Includes 2,664 shares subject to warrants exercisable within 60 days of September 30, 2006.
(11)	Includes 16,650 shares subject to warrants exercisable within 60 days of September 30, 2006.
(12)	Includes 16,650 shares subject to warrants exercisable within 60 days of September 30, 2006.
(13)	Includes a total of 10,500 shares subject to options exercisable within 60 days of September 30, 2006 and a total of 122,544 shares subject to warrants exercisable within 60 days of September 30, 2006.

Recent Affiliate Transactions in Georgia Trust Stock

The following table shows all transactions in our common stock for which consideration was paid involving us and our executive officers, directors and affiliates during the past two years or since becoming an affiliate, whichever is later. During the past two years, we have not repurchased any shares of our common stock. Each of the transactions listed below was a private purchase from an unaffiliated shareholder.

Name	Date	Number of Shares	Price Per Share	How Effected
Ronald D. Adamson	5/24/06	50,000	$11.00	Purchase
William E. Smith	6/5/06	10,000	$11.00	Purchase

Related Party Transactions

We enter into banking and other business transactions in the ordinary course of business with our directors and officers and their affiliates. It is our policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility or present other unfavorable features to us. Loans to individual directors and officers must also comply with our bank’s lending policies, regulatory restrictions, and statutory lending limits, and directors with a personal interest in any loan application will be excluded from the consideration of such loan application. We intend for all of our transactions with organizers or other affiliates to be on terms no less favorable than could be obtained from an unaffiliated third party and to be approved by a majority of our disinterested directors.

Market for Common Stock and Dividends

There is no organized trading market for our common stock, and we do not expect that an active market for the common stock or Series A Preferred Stock will develop after the Reclassification. The common stock has never been listed on any exchange or quotation system. We do not presently intend to take any steps to cause the shares of common stock or Series A Preferred Stock to become eligible for trading on an exchange or automated quotation system after the Reclassification, and we will not be required to file reports under the Exchange Act.

Since the completion of our public offering in May 2005, we are aware of three trades in our common stock. The following table shows the quarterly high and low trading prices and cash dividends for our common stock for the periods indicated.

	Quarter	High ($)	Low ($)	Dividend
2006	Fourth (through , 2006)	—	—	—
	Third	$11.00	$11.00	—
	Second	11.00	11.00	—
	First	—	—	—

2005	Fourth	—	—	—
	Third	—	—	—
	Second	—	—	—

Description of Capital Stock

The authorized capital stock of Georgia Trust Bancshares, Inc. consists of 10,000,000 shares of common stock, $1.00 par value per share, and 10,000,000 shares of preferred stock, no par value per share. As of the record date, 1,800,000 shares of common stock were issued and outstanding and were held of record by approximately 499 shareholders. We estimate the number of shares of common stock outstanding after the Reclassification will be approximately 1,619,184 shares. As of the record date, no shares of preferred stock were issued or outstanding. We estimate that the number of shares of Series A Preferred Stock outstanding after the Reclassification will be approximately 180,816 shares. The exact number of shares of common stock and Series A Preferred Stock outstanding after the Reclassification will depend on the number of shares of common stock that are reclassified into Series A Preferred Stock. The following summary describes the material terms of our capital stock.

Common Stock. All holders of our common stock are entitled to share equally in dividends from funds legally available therefor when, as, and if declared by the board of directors, and upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in all assets of the Company available for distribution to the common shareholders. We may pay dividends in cash, property or shares of common stock, unless we are insolvent or the dividend payment would render us insolvent. Each holder of our common stock is entitled to one vote for each share on all matters submitted to the shareholders. Holders of our common stock do not have any preemptive right to acquire authorized but unissued capital stock. There is no cumulative voting, redemption right, sinking fund provision, or right of conversion in existence with respect to our common stock. All outstanding shares of our common stock are fully paid and non-assessable. Generally, we may issue additional shares of common stock without regulatory or shareholder approval, and common stock may be issued for cash or other property.

Preferred Stock. Our articles of incorporation authorize us to issue up to 10,000,000 shares of preferred stock and provide that the board of directors is authorized, without further action by the holders of the common stock, to provide for the issuance of shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences, and relative, participating, optional and other rights, qualifications, limitations, and restrictions, including the dividend rate, conversion rights, voting rights, redemption price, and liquidation preference, and to fix the number of shares to be included in any such classes or series. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of preferred stock may have class or series voting rights.

Our board has designated 1,000,000 shares of our authorized preferred stock as Series A Preferred Stock with the rights and limitations described below under “Terms of the Series A Preferred Stock to be Issued in the Reclassification” and reproduced in full in Appendix B. These shares of Series A Preferred Stock will be issued to record holders of 1,000 or fewer shares of our common stock in the Reclassification. As to the remaining shares of authorized preferred stock that will not be issued in this transaction, our board of directors has the authority, without approval of our shareholders, to authorize from time to time the issuance of such stock. Because our board of directors has the power to establish the relative rights, preferences and limitations of each series of preferred stock, it may afford to holders of any series preferences and rights senior to the rights of the holders of the shares of common stock, as well as the shares of Series A Preferred Stock to be issued in the Reclassification. Although our board of directors has no intention of doing so at the present time, it could cause the issuance of additional shares of stock, which could discourage an acquisition attempt or other transactions that some or a majority of the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares.

Terms of the Series A Preferred Stock to be Issued in the Reclassification

General. The shares of Series A Preferred Stock to be issued in the Reclassification will be fully paid and nonassessable shares of stock.

Rank. The Series A Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, ranks senior to the common stock and to all other classes and series of equity securities of the Company, other than any classes or series of equity securities that the Company subsequently issues ranking on a parity with, or senior to the Series A Preferred Stock, as to dividend rights and rights upon liquidation, dissolution or winding-up of the Company. The relative rights and preferences of the Series A Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other series or classes of stock and equity securities designated by the board of directors. The Series A Preferred Stock is junior to indebtedness issued from time to time by the Company, including notes and debentures.

Dividend Rights. Holders of Series A Preferred Stock are entitled to a preference in the distribution of dividends, when and if declared and paid by us, so that holders of the Series A Preferred Stock are entitled to receive dividends in an amount equal to that declared to be paid to common shareholders prior to the receipt of dividends by the holders of common stock. We are not required to pay any dividends on the Series A Preferred Stock and have the right to waive the declaration or payment of dividends. Any dividends waived by us will not accumulate to future periods and will not represent a contingent liability of Georgia Trust.

Perpetual Stock. The Series A Preferred Stock is perpetual stock, which means stock that does not have a maturity date, cannot be redeemed at the option of the holder, and has no other provisions that will require future redemption of the issue.

Voting Rights. Unlike the common stock, the Series A Preferred Stock will not having voting rights except under limited circumstances. Except as otherwise provided by law, holders of Series A Preferred Stock are entitled to vote only upon proposals for (i) a merger, share exchange, consolidation or other business combination of the corporation with any other “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or affiliate thereof, other than a merger, share exchange, consolidation or business combination that would result in the outstanding common stock of the corporation immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of the corporation or such surviving entity or parent or affiliate thereof outstanding immediately after such merger, consolidation or business combination, or (ii) an agreement for the sale or disposition by the corporation of all or substantially all of the corporation’s assets (a “Change in Control”). For those matters on which holders of Series A Preferred Stock are entitled to vote, such holders have the right to one vote for each such share, and are entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with our bylaws. When voting on a proposed Change in Control, the holders of Series A Preferred Stock will vote together with the holders of common stock and not as a separate class.

Conversion Rights. The shares of Series A Preferred Stock convert automatically to shares of common stock immediately prior to the consummation of a Change in Control, with each share of Series A Preferred Stock convertible into one share of common stock, subject to the antidilution adjustment described below.

Liquidation Rights. Holders of Series A Preferred Stock are entitled to a preference in the distribution of assets of Georgia Trust in the event of any liquidation, dissolution or winding-up of Georgia Trust, whether voluntary or involuntary, of $10.00 per share.

Preemptive Rights. Holders of Series A Preferred Stock do not have any preemptive rights to purchase any additional shares of Series A Preferred Stock or shares of any other class of our capital stock that may be issued in the future.

Antidilution Adjustments. If the number of our outstanding shares of common stock is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or any other company, by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split up, combination of shares or stock dividend, an appropriate adjustment shall be made by the board of directors in the number and relative terms of the Series A Preferred Stock.

Redemption Rights. Holders of Series A Preferred Stock have no right to require us to redeem their shares.

Shareholder Communications

Shareholders wishing to communicate with the board of directors or with a particular director may do so in writing addressed to the board, or to the particular director, by sending it to the Secretary of the Company at our principal office at 2725 Mall of Georgia Boulevard, Buford, Georgia 30519. The Secretary will promptly forward such communications to the applicable director or to the chairman of the board for consideration at the next scheduled meeting.

Other Matters

The board of directors of the Company knows of no other matters that may be brought before the meeting. If, however, any matter should properly come before the meeting, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxyholders. If you cannot be present in person, you are requested to complete, sign, date, and return the enclosed proxy promptly. An envelope has been provided for that purpose. No postage is required if mailed in the United States.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following historical financial data is derived from, and qualified by reference to, our consolidated financial statements and the notes thereto included in our Annual Reports on Form 10-KSB for the years ended December 31, 2005 and December 31, 2004 and our Quarterly Report on Form 10-QSB for the three and nine months ended September 30, 2006. You should read the selected financial data set forth below in conjunction with the foregoing financial statements and notes and in the context of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the reports listed above. The portions of our annual and quarterly reports described above are attached as Appendices C and D to this proxy statement.

	As of and for the year ended December 31,
(In thousands except per share data)	2005	2004
Net interest income (loss)	$853	$(6)
Provision for loan losses	245	—
Other income	4	—
Other expense	1,374	420
Net loss	$(762)	$(426)

PER COMMON SHARE
Basic losses per share	$(0.42)	$(0.40)
Diluted losses per share	$(0.42)	$(0.40)
Cash dividends per share	—	—
Book value	9.30	(0.40)

AT YEAR END
Loans, net	22,021	—
Earning assets	40,296	—
Assets	44,548	9,620
Deposits	27,786	—
Shareholders’ equity	16,738	(425)
Common shares outstanding	1,800	10

AVERAGE BALANCES
Loans	14,159	*
Earnings assets	26,037	*
Assets	30,989	*
Deposits	14,013	*
Shareholders’ equity	16,954	*
Weighted average shares outstanding	1,800	*

KEY PERFORMANCE RATIOS
Return on average assets	(2.46)%	*
Return on average shareholders’ equity	(4.50)%	*
Net interest margin	5.17%	*
Dividend payout ratio	—	—
Average equity to average assets	54.71%	*
*Development stage

RATIO OF EARNINGS TO FIXED CHARGES
Pretax income	(762)	(426)
Add fixed charges – Interest on deposits	301	—
Interest on borrowed funds	2	6
Total applicable fixed charges	303	6
Adjusted Pretax Income – Before total interest expense	(459)	(420)
Adjusted Pretax income – Before non-deposit interest expense	(760)	(420)
Ratio of earnings to fixed charges (including interest on deposits)	(151.69)%	(7000.00)%
Ratio of earnings to fixed charges (excluding interest on deposits)	(32459.97)%	(7000.00)%

	As of and for the nine months ended September 30,
(In thousands except per share data)	2006	2005
Net interest income	$1,726	$514
Provision for loan losses	396	198
Other income	21	4
Other expense	2,326	921
Income tax expense	—	—
Net loss	$(975)	$(601)

PER COMMON SHARE
Basic losses per share	$(.54)	$(.33)
Diluted losses per share	$(.54)	$(.33)
Cash dividends per share	—	—
Book value	9.00	9.30

AT PERIOD END
Loans, net	57,606	22,021
Earning assets	73,105	40,298
Assets	81,064	44,548
Deposits	64,598	27,786
Shareholders’ equity	16,202	16,738
Common shares outstanding	1,800	1,800

AVERAGE BALANCES
Loans	36,918	10,513
Earnings assets	49,269	21,598
Assets	55,437	19,657
Deposits	38,835	3,352
Shareholders’ equity	16,425	15,730
Weighted average shares outstanding	1,800	1,800

KEY PERFORMANCE RATIOS
Return on average assets (annualized)	(3.52)%	(6.11)%
Return on average shareholders’ equity (annualized)	(11.87)%	(7.64)%
Net interest margin	4.67%	3.90%
Dividend payout ratio	—	—
Average equity to average assets	29.63%	80.02%

RATIO OF EARNINGS TO FIXED CHARGES
Pretax income	(975)	(601)
Add fixed charges – Interest on deposits	1,263	79
Interest on borrowed funds	—	2
Total applicable fixed charges	1,263	81
Adjusted Pretax Income – Before total interest expense	288	(520)
Adjusted Pretax income – Before non-deposit interest expense	(975)	(599)
Ratio of earnings to fixed charges (including interest on deposits)	(22.78)%	(633.76)%
Ratio of earnings to fixed charges (excluding interest on deposits)	—	(25,590.90)%

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated balance sheet as of September 30, 2006 (the “Pro Forma Balance Sheet”), and the unaudited pro forma consolidated statements of operations for the year ended December 31, 2005, and for the nine months ended September 30, 2006 (collectively, the “Pro Forma Statements of Operations”), show the pro forma effect of the Reclassification. Pro forma adjustments to the Pro Forma Balance Sheet are computed as if the Reclassification occurred at September 30, 2006, while the pro forma adjustments to the Pro Forma Statements of Operations are computed as if the Reclassification were consummated on January 1, 2005, the earliest period presented. The following financial statements do not reflect any anticipated cost savings that may be realized by us after consummation of the Reclassification.

The pro forma information does not purport to represent what our results of operations actually would have been if the Reclassification had occurred on January 1, 2005.

GEORGIA TRUST BANCSHARES, INC.

Pro Forma Consolidated Balance Sheet

September 30, 2006

(Dollars in thousands)

(Unaudited)

	Historical		Pro Forma Adjustments		Pro Forma Combined
			Debit	Credit
ASSETS
Cash and due from banks	$1,099			42	$1,057
Federal funds sold	13,387				13,387
Securities available for sale, at fair value	1,471				1,471

Loans	58,247				58,247
Less allowance for loan losses	641				641

Loans, net	57,606				57,606

Premises and equipment, net	7,065				7,065
Other assets	436				436

Total assets	$81,064				$81,022

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$2,955				$2,955
Interest bearing	61,643				61,643

Total deposits	64,598				64,598

Other liabilities	264				264

Total liabilities	64,862				64,862

Shareholders’ equity:
Series A Preferred Stock	0	(1)		181	181
Common stock	1,800		181		1,619
Additional paid-in capital	16,557		42		16,515
Accumulated deficit	(2,163)				(2,163)

Accumulated other comprehensive income	8				8

Total shareholders’ equity	16,202				16,160

Total liabilities and equity	$81,064				$81,022

___________ (1) Assumes the issuance of Series A Preferred Stock, issued in exchange for one shares of common stock

Shares outstanding (common and Series A Preferred)	1,800				1,800
Book value per common share	9.00				8.98

See accompanying notes to pro forma consolidated financial statements

GEORGIA TRUST BANCSHARES, INC.

Pro Forma Consolidated Statements of Operations

For the Nine Months Ended September 30, 2006

(In thousands, except per share data)

(Unaudited)

	Historical	Pro Forma Adjustments	Pro Forma
Interest and dividend income:
Loans, including fees	$2,565		$2,565
Taxable securities	13		13
Federal funds sold	411		411
Other	—		—

	2,989		2,989

Interest expense:
Deposits	1,263		1,263
Other	—		—

	1,263		1,263

Net interest income	1,726		1,726
Provision for loan losses	396		396

Net interest income after provision for loan losses	1,330		1,330

Noninterest income:
Service charges on deposit accounts	6		6
Other service charges, commissions and fees	11		11
Other income	4		4

	21		21

Noninterest expense:
Salaries and employee benefits	1,653		1,653
Occupancy and equipment	252		252
Other operating	421		421

	2,326		2,326

Net loss before income taxes	(975)		(975)
Income tax expense	—		—

Net loss	$(975)		$(975)

Net loss per share of common stock:
Basic	$(0.54)		$(0.60)
Diluted	$(0.54)		$(0.54)

The proposed transaction would not have an effect on the historical statement of operations of Georgia Trust as all transaction costs would be financed with existing non-interest bearing cash.

See accompanying notes to pro forma consolidated financial statements.

GEORGIA TRUST BANCSHARES, INC.

Pro Forma Consolidated Statements of Operations

For the Year Ended December 31, 2005

(In thousands, except per share data)

(Unaudited)

	Historical	Pro Forma Adjustments	Pro Forma
Interest and dividend income:
Loans, including fees	$722		$722
Federal funds sold	400		400
Other	33		33

	1,155		1,155

Interest expense:
Deposits	301		301
Other	2		2

	303		303

Net interest income	852		852
Provision for loan losses	245		245

Net interest income after provision for loan losses	607		607

Noninterest income:
Service charges on deposit accounts	1		1
Other service charges, commissions and fees	2		2
Other income	1		1

	4		4

Noninterest expense:
Salaries and employee benefits	897		897
Occupancy and equipment	134		134
Other operating	342		342

	1,373		1,373

Net loss	(762)		(762)

Net loss per share of common stock:
Basic	$(0.42)		$(0.47)
Diluted	$(0.42)		$(0.42)

The proposed transaction would not have an effect on the historical statement of operations of Georgia Trust as all transaction costs would be financed with existing non-interest bearing cash.

See accompanying notes to pro forma consolidated financial statements.

GEORGIA TRUST BANCSHARES, INC.

Notes to Consolidated Pro Forma Financial Statements

(1)	The unaudited pro forma consolidated balance sheet as of September 30, 2006 and consolidated statements of operations for the year ended December 31, 2005 and for the nine months ended September 30, 2006 have been prepared based on the historical consolidated balance sheets and statements of operations, which give effect to the Reclassification as if it had occurred on the earliest date presented.
(2)	In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and results for the period presented have been included. Adjustments, if any, are normal and recurring nature.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Copies of these reports and other information may be inspected and copied at the SEC’s public reference facilities located at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of these reports and other information can also be obtained by mail at prescribed rates from the SEC at the address provided above, via telephone at 1-800-SEC-0330, or via the SEC’s website at www.sec.gov.

We have filed a Schedule 13E-3 under the Exchange Act in connection with the Reclassification. This proxy statement does not contain all the information contained in the Schedule 13E-3 because certain portions have been omitted in accordance with SEC rules and regulations. The Schedule 13E-3 is available at the SEC for inspection and copying as described above.

APPENDIX A

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

GEORGIA TRUST BANCSHARES, INC.

I.

The name of the corporation is Georgia Trust Bancshares, Inc. (the “Corporation”).

II.

Article III of the Articles of Incorporation of the Corporation is hereby amended to incorporate therein as Article III.C the designation of the rights, privileges, preferences and limitations of the Series A Preferred Stock as set forth in Attachment I to these Articles of Amendment.

III.

The following Article XIV is hereby added to the Articles of Incorporation of the Corporation:

“ARTICLE XIV

RECLASSIFICATION OF COMMON STOCK”

Upon the filing of these Articles of Amendment, each share of Common Stock outstanding immediately prior to such filing owned by a shareholder who is the record holder of 1,000 or fewer shares of such Common Stock shall, by virtue of the filing of these Articles of Amendment and without any action on the part of the holder thereof, hereafter be reclassified as Series A Preferred Stock, on the basis of one share of Series A Preferred Stock for each share of Common Stock so reclassified, which shares of Series A Preferred Stock shall thereupon be duly issued and outstanding, fully paid and nonassessable. Each share of Common Stock outstanding immediately prior to the filing of these Articles of Amendment owned by a shareholder who is the record holder of more than 1,000 shares of Common Stock shall not be reclassified and shall continue in existence as a share of Common Stock.

IV.

The designation, rights, preferences and limitations pertaining to the Series A Preferred Stock set forth in Attachment I hereto were duly adopted by the Board of Directors of the Corporation by resolutions dated November 16, 2006, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, which authorize the issuance of up to 10,000,000 shares of preferred stock, and by Section 14-2-602 of the Georgia Business Corporation Code.

[Signature follows on next page]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to the Articles of Incorporation to be signed by its duly authorized officer, this      day of                          2006.

GEORGIA TRUST BANCSHARES, INC.

By:
J. Michael Allen
President and Chief Executive Officer

ATTACHMENT I

GEORGIA TRUST BANCSHARES, INC.

SERIES A PREFERRED STOCK

Relative Rights and Preferences and Other Terms

As Designated By the Board of Directors

1. Designation and Initial Number. The class of shares of preferred stock hereby authorized shall be designated the “Series A Preferred Stock.” The initial number of authorized shares of the Series A Preferred Stock shall be 1,000,000 shares.

2. Rank. The Series A Preferred Stock, with respect to rights of liquidation, dissolution or winding up of the corporation, ranks senior to the Common Stock and all of the classes and series of equity securities of the corporation, other than any classes or series of equity securities of the corporation subsequently issued ranking on a parity with, or senior to, the Series A Preferred Stock, as to dividend rights and rights upon liquidation, dissolution or winding up of the corporation. The Series A Preferred Stock will rank pari passu with the Common Stock with respect to dividend rights. The relative rights and preferences of the Series A Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other classes or series of preferred stock and equity securities of the corporation designated by the Board of Directors. The Series A Preferred Stock is junior to indebtedness issued from time to time by the corporation, including notes and debentures.

3. Voting Rights. Except as provided by law, the holders of the Series A Preferred Stock shall have limited voting rights, and shall be entitled to vote only upon any proposal for a Change of Control (as defined in Section 12). On those matters in which the holders of Series A Preferred Stock are entitled to vote, the holders shall have the right to one vote for each share of Series A Preferred Stock, and shall be entitled to receive notice of any shareholders meeting held to act upon such matters in accordance of the Bylaws of the corporation, and shall be entitled to vote in such manner as provided by law. Except as provided by law, the holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class, and not as a separate class.

4. Dividend Rights. The holders of shares of Series A Preferred Stock shall be entitled to a preference in the distributions of any dividends and shall receive dividends in an amount equal to that declared to be paid to the holders of shares of Common Stock prior to the payment of any dividends to the holders of shares of Common Stock. The shares of Series A Preferred Stock shall be non-cumulative with respect to dividends, and the corporation shall have the right to waive the declaration of payment of dividends. Any dividends waived by the corporation shall not accumulate to future periods and shall not represent a contingent liability of the corporation.

5. Liquidation or Dissolution. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the corporation, then, before any distribution or payment shall be made to the holders of any junior stock, the holders of Series A Preferred Stock shall be entitled to be paid in full (on a per share basis) the sum of $10.00 per share. To the extent such payment shall have been made in full to the holders of the Series A Preferred Stock and any parity stock, the remaining assets and funds of the corporation shall be distributed among the holders of the junior stock, according to their respective rights and preferences and in each case according to their respective shares, with the holders of the Series A Preferred Stock and any parity stock sharing ratably in such subsequent distribution. If upon liquidation, dissolution or winding up, the amounts so payable are not paid in full to the holders of all outstanding shares of Series A Preferred Stock, and all other shares on a parity with the Series A Preferred Stock, then the holders of Series A Preferred Stock and all other shares on a parity with the Series A Preferred Stock will share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. Neither a Change of Control nor any purchase or redemption of stock of the corporation of any class shall be deemed to be a liquidation, dissolution or winding up of the corporation within the meaning of the provisions of this Section 5.

6. Convertibility. The Series A Preferred Stock shall automatically convert into shares of the corporation’s Common Stock, on the basis of one share of Common Stock for each share of Series A Preferred Stock, immediately prior to the closing of a Change of Control; provided, however, that such conversion shall be conditioned upon the closing of any such Change of Control, and the holder entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall be deemed to have converted such shares of Series A Preferred Stock immediately prior to the closing of such Change of Control. If the shares of Series A Preferred Stock shall be converted into Common Stock pursuant to this Section 6, the shares that are converted shall be cancelled and shall not be issuable by the corporation thereafter.

7. Antidilution Adjustments. If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the corporation or of any other corporation by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split up, combination of shares or stock dividend, appropriate adjustment shall be made by the Board of Directors of the corporation in the number, and relative terms, of the shares of Series A Preferred Stock.

8. Registration Rights. None.

9. No Implied Limitations. Nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to divide any or all of the shares of any preferred or special classes into series and, within the limitations set forth in the Georgia Business Corporation Code, to fix and determine the relative rights and preferences of the shares of any series so established, to the full extent provided in the Articles of Incorporation of the corporation.

10. General Provisions. In addition to the above provisions with respect to the Series A Preferred Stock, such Series A Preferred Stock shall be subject to, and entitled to the benefits of, the provisions set forth in the corporation’s Articles of Incorporation with respect to preferred stock generally.

11. Definitions. As used herein with respect to the Series A Preferred Stock, the following terms have the following meanings:

a. The term “Change of Control” shall mean the consummation of (i) a merger, share exchange, consolidation or other business combination of the corporation with any other “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or affiliate thereof, other than a merger, share exchange, consolidation or business combination that would result in the outstanding common stock of the corporation immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of the corporation or such surviving entity or parent or affiliate thereof outstanding immediately after such merger, consolidation or business combination, or (ii) an agreement for the sale or disposition by the corporation of all or substantially all of the corporation’s assets

b. The term “parity stock” means any class of capital stock or series of preferred stock (including but not limited to Series A Preferred Stock) and any other class of stock of the corporation hereafter authorized that ranks on a parity with the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the corporation.

c. The term “junior stock” shall mean the Common Stock and any other class of stock of the corporation hereafter authorized over which the Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the corporation.

12. Notices. All notices required or permitted to be given by the corporation with respect to the Series A Preferred Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Series A Preferred Stock at their last addresses as they shall appear upon the books of the corporation, shall be conclusively presumed to have been duly given, whether or not the shareholder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for repurchase, shall not affect the validity of the proceedings for the repurchase of any other shares of Series A Preferred Stock.

APPENDIX B

GEORGIA TRUST BANCSHARES, INC.

SERIES A PREFERRED STOCK

Relative Rights and Preferences and Other Terms

As Designated By the Board of Directors

1. Designation and Initial Number. The class of shares of preferred stock hereby authorized shall be designated the “Series A Preferred Stock.” The initial number of authorized shares of the Series A Preferred Stock shall be 1,000,000 shares.

2. Rank. The Series A Preferred Stock, with respect to rights of liquidation, dissolution or winding up of the corporation, ranks senior to the Common Stock and all of the classes and series of equity securities of the corporation, other than any classes or series of equity securities of the corporation subsequently issued ranking on a parity with, or senior to, the Series A Preferred Stock, as to dividend rights and rights upon liquidation, dissolution or winding up of the corporation. The Series A Preferred Stock will rank pari passu with the Common Stock with respect to dividend rights. The relative rights and preferences of the Series A Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other classes or series of preferred stock and equity securities of the corporation designated by the Board of Directors. The Series A Preferred Stock is junior to indebtedness issued from time to time by the corporation, including notes and debentures.

3. Voting Rights. Except as provided by law, the holders of the Series A Preferred Stock shall have limited voting rights, and shall be entitled to vote only upon any proposal for a Change of Control (as defined in Section 12). On those matters in which the holders of Series A Preferred Stock are entitled to vote, the holders shall have the right to one vote for each share of Series A Preferred Stock, and shall be entitled to receive notice of any shareholders meeting held to act upon such matters in accordance of the Bylaws of the corporation, and shall be entitled to vote in such manner as provided by law. Except as provided by law, the holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class, and not as a separate class.

4. Dividend Rights. The holders of shares of Series A Preferred Stock shall be entitled to a preference in the distributions of any dividends and shall receive dividends in an amount equal to that declared to be paid to the holders of shares of Common Stock prior to the payment of any dividends to the holders of shares of Common Stock. The shares of Series A Preferred Stock shall be non-cumulative with respect to dividends, and the corporation shall have the right to waive the declaration of payment of dividends. Any dividends waived by the corporation shall not accumulate to future periods and shall not represent a contingent liability of the corporation.

5. Liquidation or Dissolution. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the corporation, then, before any distribution or payment shall be made to the holders of any junior stock, the holders of Series A Preferred Stock shall be entitled to be paid in full (on a per share basis) the sum of $10.00 per share. To the extent such payment shall have been made in full to the holders of the Series A Preferred Stock and any parity stock, the remaining assets and funds of the corporation shall be distributed among the holders of the junior stock, according to their respective rights and preferences and in each case according to their respective shares, with the holders of the Series A Preferred Stock and any parity stock sharing ratably in such subsequent distribution. If upon liquidation, dissolution or winding up, the amounts so payable are not paid in full to the holders of all outstanding shares of Series A Preferred Stock, and all other shares on a parity with the Series A Preferred Stock, then the holders of Series A Preferred Stock and all other shares on a parity with the Series A Preferred Stock will share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. Neither a Change of Control nor any purchase or redemption of stock of the corporation of any class shall be deemed to be a liquidation, dissolution or winding up of the corporation within the meaning of the provisions of this Section 5.

6. Convertibility. The Series A Preferred Stock shall automatically convert into shares of the corporation’s Common Stock, on the basis of one share of Common Stock for each share of Series A Preferred Stock, immediately prior to the closing of a Change of Control; provided, however, that such conversion shall be

B-1

conditioned upon the closing of any such Change of Control, and the holder entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall be deemed to have converted such shares of Series A Preferred Stock immediately prior to the closing of such Change of Control. If the shares of Series A Preferred Stock shall be converted into Common Stock pursuant to this Section 6, the shares that are converted shall be cancelled and shall not be issuable by the corporation thereafter.

7. Antidilution Adjustments. If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the corporation or of any other corporation by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split up, combination of shares or stock dividend, appropriate adjustment shall be made by the Board of Directors of the corporation in the number, and relative terms, of the shares of Series A Preferred Stock.

8. Registration Rights. None.

9. No Implied Limitations. Nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to divide any or all of the shares of any preferred or special classes into series and, within the limitations set forth in the Georgia Business Corporation Code, to fix and determine the relative rights and preferences of the shares of any series so established, to the full extent provided in the Articles of Incorporation of the corporation.

10. General Provisions. In addition to the above provisions with respect to the Series A Preferred Stock, such Series A Preferred Stock shall be subject to, and entitled to the benefits of, the provisions set forth in the corporation’s Articles of Incorporation with respect to preferred stock generally.

11. Definitions. As used herein with respect to the Series A Preferred Stock, the following terms have the following meanings:

a. The term “Change of Control” shall mean the consummation of (i) a merger, share exchange, consolidation or other business combination of the corporation with any other “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or affiliate thereof, other than a merger, share exchange, consolidation or business combination that would result in the outstanding common stock of the corporation immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of the corporation or such surviving entity or parent or affiliate thereof outstanding immediately after such merger, consolidation or business combination, or (ii) an agreement for the sale or disposition by the corporation of all or substantially all of the corporation’s assets

b. The term “parity stock” means any class of capital stock or series of preferred stock (including but not limited to Series A Preferred Stock) and any other class of stock of the corporation hereafter authorized that ranks on a parity with the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the corporation.

c. The term “junior stock” shall mean the Common Stock and any other class of stock of the corporation hereafter authorized over which the Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the corporation.

12. Notices. All notices required or permitted to be given by the corporation with respect to the Series A Preferred Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Series A Preferred Stock at their last addresses as they shall appear upon the books of the corporation, shall be conclusively presumed to have been duly given, whether or not the shareholder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for repurchase, shall not affect the validity of the proceedings for the repurchase of any other shares of Series A Preferred Stock.

B-2

APPENDIX C

FINANCIAL STATEMENTS AND MANAGEMENT’S DISCUSSION

AND ANALYSIS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Consolidated Balance Sheets

June 30, 2006 and December 31, 2005

(Unaudited)

	2006	2005
ASSETS

Cash and due from banks	$1,099,185	$543,603
Federal funds sold	13,387,000	18,032,000
Securities available for sale, at fair value	1,471,100	—

Loans	58,246,617	22,265,528
Less allowance for loan losses	640,518	244,921

Loans, net	57,606,099	22,020,607

Premises and equipment, net	7,064,934	3,730,220
Other assets	435,600	221,300

Total assets	$81,063,918	$44,547,730

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Non-interest-bearing	$2,955,214	$1,174,881
Interest-bearing	61,642,501	26,610,789

Total deposits	64,597,715	27,785,670

Other liabilities	263,868	23,624

Total liabilities	64,861,583	27,809,294

Stockholders’ equity:
Preferred stock, no par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $1 par value, 10,000,000 shares authorized, 1,800,000 shares issued and outstanding	1,800,000	1,800,000
Additional paid-in capital	16,557,261	16,125,939
Accumulated deficit	(2,162,547)	(1,187,503)
Accumulated other comprehensive income	7,621	—

Total stockholders’ equity	16,202,335	16,738,436

Total liabilities and stockholders’ equity	$81,063,918	$44,547,730

See Notes to Consolidated Financial Statements.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Consolidated Statements of Operations

Three Months Ended September 30, 2006 and 2005

Nine Months Ended September 30, 2006 and 2005

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Interest and dividend income:
Loans, including fees	$1,202,473	$239,201	$2,565,188	$318,394
Taxable securities	12,620	—	12,620	—
Federal funds sold	161,312	77,096	411,324	244,182
Other	—	—	—	33,306

	1,376,405	316,297	2,989,132	595,882

Interest expense:
Deposits	653,869	60,383	1,262,652	79,624
Other	—	—	—	2,341

	653,869	60,383	1,262,652	81,965

Net interest income	722,536	255,914	1,726,480	513,917

Provision for loan losses	183,302	113,396	395,597	198,393

Net interest income after provision for loan losses	539,234	142,518	1,330,883	315,524

Noninterest income:
Service charges on deposit accounts	3,379	761	5,777	809
Other service charges, commissions and fees	3,548	—	10,945	—
Other income	844	3,031	3,747	3,206

	7,771	3,792	20,469	4,015

Noninterest expense:
Salaries and employee benefits	577,856	239,479	1,652,685	604,185
Occupancy and equipment	117,444	37,372	252,076	81,489
Other operating	128,456	81,923	421,635	235,289

	823,756	358,774	2,326,396	920,963

Net loss before income taxes	(276,751)	(212,464)	(975,044)	(601,424)

Income tax expense	—	—	—	—

Net loss	$(276,751)	$(212,464)	$(975,044)	$(601,424)

Net loss per share of common stock
Basic	$(0.15)	$(0.12)	$(0.54)	$(0.33)

Diluted	$(0.15)	$(0.12)	$(0.54)	$(0.33)

Cash dividends per share	$—	$—	$—	$—

See Notes to Consolidated Financial Statements.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2006 and 2005

(Unaudited)

	2006	2005
Cash flow from operating activities:
Net loss	$(975,044)	$(601,424)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	130,829	11,661
Provision for loan losses	395,597	198,393
Stock option and warrant expense	431,322	—
Increase in accrued interest receivable	(218,372)	(54,531)
Increase in other assets	4,072	—
Increase in accrued interest payable	70,109	7,871
Increase in other liabilities	170,135	—
Net other operating activities	—	(42,042)

Net cash flow provided (used) by operating activities	8,648	(480,072)

Cash flow from investing activities:
Purchases of securities available for sale	(1,463,479)	—
Increase in loans	(35,981,089)	(18,035,694)
Purchases of premises and equipment, net of earnest money deposits	(3,465,543)	(2,784,141)

Net cash flow used by investing activities	(40,910,111)	(20,819,835)

Cash flow from financing activities:
Proceeds from issuance of stock, net	—	17,925,839
Increase in deposits, net	36,812,045	9,910,424
Payments on line of credit	—	(600,000)
Proceeds from line of credit	—	106,000

Net cash flow provided by financing activities	36,812,045	27,342,263

Net increase (decrease) in cash and cash equivalents	(4,089,418)	6,042,356
Cash and cash equivalents at beginning of period	18,575,603	5,554

Cash and cash equivalents at end of period	$14,486,185	$6,047,910

Supplemental Disclosures of Cash Flow Information

Cash paid during the period for:
Interest	$1,192,543	$74,094

See Notes to Consolidated Financial Statements.

GEORGIA TRUST BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Un-audited)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The financial information contained herein is un-audited. Accordingly, the information does not include all the information and footnotes required by generally accepted accounting principles for complete financial statements, however, such information reflects all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for a fair statement of results for the interim periods.

Operating results for the nine-month period ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006. These statements should be read in conjunction with the financial statements and footnotes thereto included in the annual report for the year ended December 31, 2005.

Organization and Nature of Business

Georgia Trust Bancshares, Inc. (the “Company”) was incorporated to organize and serve as the holding company for Georgia Trust Bank (the “Bank”), a state bank organized in Gwinnett County, Georgia. On May 12, 2004, an application was filed for approval of the organization of the Bank with the Georgia Department of Banking and Finance (the “DBF”) and with the Federal Deposit Insurance Corporation (the “FDIC”) for insurance of the Bank’s deposits. Subsequent to obtaining approval of the FDIC application, the Company filed an application with the Board of Governors of the Federal Reserve System and the DBF to become a bank holding company. This application was approved on December 30, 2004, which subsequently allowed the Company to acquire all of the capital stock of the Bank in 2005.

The Company was a development stage company in prior periods as defined by Statement of Financial Accounting Standards No. 7, Accounting and Reporting by Development Stage Enterprises, as it devoted substantially all its efforts to establishing a new business. The Company commenced operations on May 16, 2005 and became an operating company during the period ended June 30, 2005.

Significant Accounting Policies

Basis of Accounting. The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, shareholders’ equity and net loss. Actual results may differ significantly from those estimates. The Company uses the accrual basis of accounting by recognizing revenues when they are earned and expenses in the period incurred, without regard to the time of receipt or payment of cash.

Organization and Stock Offering Costs. Organization costs have been expensed as incurred in accordance with U.S. generally accepted accounting principles. Stock offering costs were charged to capital surplus upon completion of the Company’s stock offering.

Cash and Cash Equivalents. Cash refers to cash that is held at an unrelated financial institution. Cash equivalents refer to financial instruments that are almost as liquid as cash, such as federal funds sold. At September 30, 2006, cash and cash equivalents amounted to $14,486,185.

Property and Equipment. Furniture and equipment are stated at cost, net of accumulated depreciation. Land is carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to operations, while major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts and gain or loss is included in operations. The Company had no capitalized lease obligations at September 30, 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Un-audited)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Significant Accounting Policies

Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In the event the future tax consequences of the difference between the financial reporting bases and the tax bases of the assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Stock Compensation Plans. At September 30, 2006, the Company had two stock-based employee compensation plans. The Company accounts for these plans in accordance with FASB statement No. 123 (revised 2004), “Share-Based Payment”, SFAS 123(R). SFAS 123(R) applied to all companies as of the beginning of the first interim period which began after December 15, 2005. Accordingly, the stock-based employee compensation cost reflected in the net loss for the nine months ended September 30, 2006 is $431,322. The Company has elected the modified prospective transition method as allowed by SFAS 123(R). The Company uses the Binomial option pricing model to calculate its stock based compensation costs for options and warrants granted prior to December 31, 2005. The Black-Scholes option pricing model has been used for options granted during 2006. The use of the Black-Scholes method is due to the Company’s belief the Black-Scholes option pricing model will produce accurate valuations given the basic nature of the options granted. The fair values of the option grants have been calculated based upon the following range of assumptions:

Dividend Yield	0.00%
Expected Term	7.5 - 9.35 years
Expected Volatility	19.62% - 28.47%
Risk Free Weight	4.24% - 4.91%
Forfeitures	5.00%

The Company uses the stock prices of a peer bank to compute the expected volatility of its stock. The risk free rate assumption is based upon the yield of a treasury security whose maturity period equals the option period. The dividend yield assumption is based upon that of the Company. The forfeiture rate is based on estimated employee turnover, and has been applied to employee stock options only.

At September 30, 2006, there was $1,077,041 of unrecognized compensation cost related to stock-based payments, which is expected to be recognized over a weighted-average period of 2.05 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Un-audited)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Significant Accounting Policies

Stock Compensation Plans. The following tables summarize stock option activity for the periods ended September 30, 2006 and December 31, 2005.

	September 30, 2006		December 31, 2005
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
Balance, beginning of period	58,500	$10.00	—	$—
Granted	29,500	10.00	58,500	10.00
Exercised	—
Forfeited/Expired	(5,000)	10.00

Balance, end of period	83,000	$10.00	58,500	$10.00

Exercisable, end of period	10,700	$—	—	$—

Weighted-average fair value of options granted during the period		$3.79		$4.27

Information pertaining to options outstanding at September 30, 2006 is as follows:

	Options Outstanding			Options Exercisable
Range of exercise prices	Number Outstanding	Weighted- average remaining contractual life	Weighted- average exercise price	Number exercisable	Weighted- average exercise price
$10.00	83,000	9.43 years	$10.00	10,700	$10.00

	83,000			10,700

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Un-audited)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Significant Accounting Policies

Stock Compensation Plans. Information pertaining to options outstanding at December 31, 2005 is as follows:

Range of exercise prices	Options Outstanding			Options Exercisable
	Number Outstanding	Weighted- average remaining contractual life	Weighted- average exercise price	Number exercisable	Weighted- average exercies price
$10.00	58,500	9.38 years	$10.00	—	$0.00

	58,500			—

The Company has also issued stock warrants to the Company’s organizers in an effort to compensate them for their efforts and financial risks undertaken. These warrants will vest over a three year period beginning with the date the Company began operations and are exercisable in whole or in part during the ten year period beginning with the date the Company began operations. These plans are more fully described in the Company’s annual report on form 10-KSB dated December 31, 2005. These plans are also accounted for under SFAS 123(R).

Other information related to the warrants is as follows:

	September 30, 2006		December 31, 2005
	Number	Weighted- average exercise price	Number	Weighted- average exercise price
Warrants outstanding, beginning of period	368,000	$10.00	—	$—
Granted	—		368,000	10.00
Exercised	—		—
Forfeited	—		—

Warrants outstanding, end of period	368,000	$10.00	368,000	$10.00

Exercisable, end of period	122,667	$—	—	$—

Shares available for future stock option grants to employees under existing plans were 187,000 at September 30, 2006. At September 30, 2006, the aggregate intrinsic value of options and warrants outstanding was $426,500, and the aggregate intrinsic value of options and warrants exercisable was $133,367. Total intrinsic value of options and warrants exercised was $0 for the three months ended September 30, 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Un-audited)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Significant Accounting Policies

Losses Per Share. SFAS No. 128, Earnings Per Share, establishes standards for computing and presenting basic and diluted earnings per share. In this regard, the Company is required to report earnings per common share with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants on the face of the statements of operations. Earnings per common share are based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. Additionally, the Company must reconcile the amounts used in the computation of both “basic earnings per share” and “diluted earnings per share”. Presented below is a summary of the components used to calculate basic and diluted earnings per common share.

	Nine Months Ended September 30,
	2006	2005
Basic losses per share:
Weighted average common shares outstanding	1,800,000	1,800,000

Net loss	$(975,044)	$(601,424)

Basic losses per share	$(0.54)	$(0.33)

Diluted losses per share:
Weighted average common shares outstanding	1,800,000	1,800,000
Net effect of the assumed exercise of stock options and warrants based on the treasury stock method using average market prices for the year	—	—

Total weighted average common shares and common stock equivalents outstanding	1,800,000	1,800,000

Net loss	$(975,044)	$(601,424)

Diluted losses per share	$(0.54)	$(0.33)

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting (SFAS) No. 123R (revised 2004), Share-Based Payment, which revises SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, Employers’ Accounting for Stock Ownership Plans. This statement requires an entity to recognize the cost of employee services received in share-based payment transactions and measure the cost on a grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. The provisions of SFAS 123R (revised 2004) are effective for financial statements issued for the first interim period beginning after December 31, 2005. Accordingly, during the nine months ended September 30, 2006, the Company recognized $431,322 in expense associated with vesting stock options and warrants.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Un-audited)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Recent Accounting Pronouncements

In May 2005, the FASB issued Statement No. 154, (SFAS No. 154) Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and FASB Statement No. 3. This new standard replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements. Among other changes, SFAS No. 154 requires that a voluntary change in an accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. SFAS No. 154 also provides that (1) a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for as a change in estimate (prospectively) that was effected by a change in an accounting principle, and (2) correction of errors in previously issued financial statements should be termed a “restatement.” The new standard is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard did not have a material effect on the Company’s consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140. SFAS No. 155 simplifies accounting for certain hybrid instruments currently governed by SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, by allowing fair value remeasurement of hybrid instruments that contain an embedded derivative that otherwise would require bifurcation. SFAS No. 155 also eliminates the guidance in SFAS No. 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets, which provides such beneficial interests are not subject to SFAS No. 133. SFAS No. 155 amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a Replacement of FASB Statement No. 125, by eliminating the restriction on passive derivative instruments that a qualifying special-purpose entity may hold. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not expect the adoption of this statement to have a material impact on our financial condition, results of operations or cash flows.

In March 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 156, Accounting for Servicing of Financial Assets- an amendment of FASB Statement No. 140. SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in specific situations. Additionally, the servicing asset or servicing liability shall be initially measured at fair value; however, an entity may elect the “amortization method” or “fair value method” for subsequent balance sheet reporting periods. SFAS No. 156 is effective as of an entity’s first fiscal year beginning after September 15, 2006. Early adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including interim financial statements, for any period of that fiscal year. The Company does not expect the adoption of this statement to have a material impact on our financial condition, results of operations or cash flows.

Management’s Discussion and Analysis or Plan of Operation for the Three and Nine Months Ended September 30, 2006

The following is management’s discussion and analysis of certain significant factors which have affected the financial position and operating results of Georgia Trust Bancshares, Inc., a Georgia corporation (the “Company,” “we,” “us,” or “our”) and its wholly owned bank subsidiary, Georgia Trust Bank (the “Bank”), during the period included in the accompanying consolidated financial statements.

Cautionary Notice Regarding Forward-Looking Statements

Some of the statements included in this Report, including matters discussed under the caption “Management’s Discussion and Analysis or Plan of Operation” are “forward-looking statements.” Forward-looking statements include statements about the competitiveness of the banking industry, potential regulatory obligations, potential economic growth in the primary service area of the Bank, future asset growth and capital ratios, the allowance for loan losses, the business strategies of the Company and other statements that are not historical facts. The words “anticipate,” “estimate,” “project,” “intend,” “expect,” “believe,” “forecast” and similar expressions are also intended to identify the forward-looking statements, but some of these statements may use other phrasing. These forward-looking statements are not guarantees of future performance and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. These factors include, among other things: (i) we lack an operating history from which to base an estimate of our future financial performance; (ii) we may be unable to implement key elements of our business strategy; (iii) we may be unable to retain key personnel; (iv) we may be impacted by general economic conditions and governmental monetary and fiscal policies; (v) we may face increased competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere; (vi) there may be a lack of sustained growth in the economies of Gwinnett and Cobb Counties, Georgia; (vii) we may experience rapid fluctuations in interest rates; (viii) we face risks related to changes in interest rates on the level and composition of deposits, loan demand and the values of loan collateral, securities, and other interest-sensitive assets and liabilities; and (ix) we may experience changes in the legislative and regulatory environment.

Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. We disclaim any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances, except as required by law.

General

The Company was incorporated on May 20, 2004 to serve as a holding company for the Bank. On October 7, 2004, we began an initial public offering of a minimum of 1,060,000 shares and a maximum of 1,500,000 shares of our common stock. We subsequently amended the terms of the offering to provide for a maximum offering of 1,800,000 shares of our common stock. On March 11, 2005, we completed our offering raising $18,000,000 by issuing 1,800,000 shares of our common stock in the offering. We used $12.5 million of the net proceeds from the offering to provide initial capital for the Bank. The Bank commenced operations at its main office location on May 16, 2005. We commenced operations at our branch office located in Cobb County, Georgia on September 26, 2005.

Financial Condition

At September 30, 2006, our total assets were $81,063,918, compared with total assets of $44,547,730 at December 31, 2005, an increase of 81.97%. Total deposits at September 30, 2006 totaled $64,597,715, compared with total deposits of $27,785,670 at December 31, 2005. Net loans increased $35,585,492 during the first nine months of 2006 to $57,606,099 at September 30, 2006, and federal funds sold totaled $13,387,000, a decrease of $4,645,000 from December 31, 2005. Our ratio of net loans to deposits was 89.18% at September 30, 2006. We believe a high ratio of net loans to deposits is typical for de novo banks in their first years of operations as we have invested a significant portion of our initial capital base in loans.

The majority of our loans are secured by real estate. Balances within the major loan categories as of September 30, 2006 and December 31, 2005 were as follows (dollars in thousands):

	September 30, 2006		December 31, 2005
	Amount	% of Total	Amount	% of Total
Commercial	$12,332	21.11%	$1,720	7.69%
Real estate - mortgage	26,745	45.78%	15,017	67.15%
Real estate - construction	17,707	30.31%	5,520	24.69%
Consumer and other	1,633	2.80%	106	0.47%

Gross loans	58,417	100.00%	22,363	100.00%
Less deferred loan fees	(170)		(98)
Allowance for loan losses	(641)		(245)

Net loans	$57,606		$22,020

We expect to continue to fund loan growth from our deposit growth. We will also hold funds in federal funds sold and may purchase additional investment securities as conditions warrant and as we identify opportunities appropriate to our overall asset and liability strategies and goals. We expect continued growth in assets and liabilities during the remainder of 2006.

Our total equity decreased by $536,101 from December 31, 2005 to September 30, 2006, consisting of year-to-date net losses of $975,044, offset by additions to the surplus relating to stock compensation of $431,322, and accumulated other comprehensive income of $7,621.

Results of Operations

The results of operations are determined by our ability to effectively manage net interest income, control non-interest expenses, generate non-interest income and minimize loan losses. In order for us to become profitable, we must increase the amount of earning assets so that net interest income along with non-interest income will be sufficient to cover normal operating expenses incurred in a banking operation and the Bank’s provision for loan losses.

As stated above, our banking operations commenced on May 16, 2005, therefore, for the nine month period ended September 30, 2005, we had only limited banking activities. As a result comparisons to the periods ended September 30, 2006 and 2005 may not be as beneficial to security holders as they may be in future periods when the comparisons reflect full periods of operations.

Net Interest Income. Our net interest income was $722,536 and $1,726,480, respectively, for the three and nine months ended September 30, 2006, compared with $255,914 and $513,917, respectively, for the same periods in 2005. As stated above, we commenced operations in May 16, 2005, which accounts for the majority in the increase in 2006 compared to 2005. Our net interest margin for the nine months ended September 30, 2006 was 4.67%. The net interest margin is computed by dividing net interest income, on an annualized basis, by average earning assets. Average earning assets were $49,268,638 for the nine months ended September 30, 2006. The average earning assets were funded by non-interest bearing funds consisting of funds from our initial stock offering, non-interest bearing demand deposits, and interest bearing demand deposits and certificates of deposit.

Provision for Loan Losses. The provision for loan losses for the three and nine months ended September 30, 2006 was $183,302 and $395,597, respectively. The amounts provided are due to our loan growth and our assessment of the inherent risk in the loan portfolio. Management believes the $640,518 in the allowance for loan losses at September 30, 2006, or 1.10% of total net outstanding loans, is adequate to absorb known risks in the portfolio. No assurance can be given, however, that increased loan volume, and adverse economic conditions or other circumstances will not result in increased losses in our loan portfolio.

Information with respect to non-accrual, past due, restructured, and potential problem loans at September 30, 2006 is as follows:

Nonaccrual loans	$—
Loans contractually past due ninety days or more as to interest or principal payments and still accruing	—
Restructured loans	—
Potential problem loans	—
Interest income that would have been recorded on nonaccrual and restructured loans under original terms	—
Interest income that was recorded on nonaccrual and restructured loans	—

Potential problem loans are defined as loans about which we have serious doubts as to the ability of the borrower to comply with the present loan repayment terms and which may cause the loan to be placed on non-accrual status, to become past due more than ninety days, or to be restructured.

It is our policy to discontinue the accrual of interest income when, in the opinion of management, collection of such interest becomes doubtful. This status is accorded interest when (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected and (2) the principal or interest is more than ninety days past due, unless the loan is both well-secured and in the process of collection.

Subsequent to September 30, 2006, the Bank became aware of a potential problem loan situation involving a $1.1 million loan participation. We believe that we are adequately collateralized and no loss is anticipated. The loan has been placed on non-accrual status pending evaluation of a current appraisal. Management will continue to monitor the loan and will make appropriate adjustments to the Bank’s allowance for loan loss when deemed necessary.

Loans which may be classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources. Management is not aware of any information that causes it to have serious doubts as to the ability of borrowers to comply with the loan repayment terms.

Information regarding certain loans and allowance for loan loss data through September 30, 2006 is as follows (dollars in thousands):

Average amount of loans outstanding	$36,918

Balance of allowance for loan losses at beginning of period	$245

Loans charged off
Commercial	—
Real estate	—
Consumer	—

—

Loans recovered
Commercial	—
Real estate	—
Consumer	—

—

Net charge-offs/recoveries	—

Additions to allowance charged to operating expense during period	396

Balance of allowance for loan losses at end of period	$641

Ratio of net loans charged off during period to average loans outstanding	—%

Allowance for Loan Losses. The allowance for loan losses is maintained at a level that is deemed appropriate by management to adequately cover all known and inherent risks in the loan portfolio. Management’s evaluation of the loan portfolio includes a loan classification program. Under the program, as each loan is made, we assign a loan grade. Each loan grade is assigned an allowance percentage determined based on our experience specifically and the historical experience of the banking industry generally. Loan classifications are then subject to periodic review by the responsible lending officers and by senior management based upon their judgment, current economic conditions that may affect the borrower’s ability to repay, lender requirements, the underlying collateral value of the loans and other appropriate information. Management relies predominantly on this ongoing review of the loan portfolio to assess the risk characteristics of the portfolio in the aggregate and to determine adjustments, if any, to our allowance for loan losses. Based upon this ongoing review, we may identify loans that could be impaired. A loan is considered impaired when it is probable that we will be unable to collect all principal and interest due in accordance with the contractual terms of the loan agreement. When we identify a loan as impaired, the allowance for loan losses is increased if we determine that the amount of impairment is in excess of the allowance determined under our loan classification program. We plan to maintain an allowance for loan losses of no less than 1.10% of outstanding loans until more historical data is available.

Other Non-interest Income. Other non-interest income was $7,771 and $20,469, respectively, for the three- and nine-month periods ended September 30, 2006, compared with $3,792 and $4,015 for the same periods in 2005. Other non-interest income consisted primarily of service charges on deposit accounts of $3,379 and $5,777, respectively, and other service charges, commissions and fees of $3,548 and $10,945, respectively, for the three and nine months ended September 30, 2006.

Other Non-interest Expenses. Other non-interest expenses for the nine months ended September 30, 2006 totaled $2,326,396, an increase of $1,405,433 compared to the same period in 2005. These expenses consist of salaries and employee benefits of $1,652,685, occupancy and equipment expenses of $252,076, and other operating expenses of $421,635. The increase in expense in salaries and employee benefits was primarily due to related costs of 24 full time employees as of September 30, 2006 and to other annual salary costs and employee benefits. The equipment and occupancy expenses are due the depreciation of our banking facilities and other occupancy expenses. Other operating expenses consist primarily of supplies, postage, professional services, and data processing fees. Other non-interest expenses for the three months ended September 30, 2006 were $823,756 compared to $358,774 for the three months ended September 30, 2005, an increase of $464,982 or 130%.

Income Tax Expense. We have not recorded income tax expense for the three and nine months ended September 30, 2006 and 2005 due to cumulative operating losses recorded to date.

Off-Balance Sheet Risk

We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. We use the same credit policies in making commitments and conditional obligations as we do for on-balance sheet instruments. As of September 30, 2006 we had commitments to extended credit in the amount of $12,729,000. As of September 30, 2006 we had commitments to extend credit under standby letters of credit of $204,000.

Liquidity and Capital Resources

Liquidity management involves monitoring our sources and uses of funds in order to meet our day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is fairly predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to nearly the same degree of control. We must maintain adequate liquidity to respond to short-term deposit withdrawals, maturities of short-term borrowings, loan demand and payment of operating expenses.

We meet our liquidity needs through scheduled maturities of loans and investments and through pricing policies to attract interest-bearing deposits. Liquidity is measured by the net liquid assets to net deposits and short-term liabilities ratio, which was 24.67% as of September 30, 2006, compared to 66.80% as of Dec. 31, 2005. We expect this ratio to decline as loans increase.

We also have lines of credit available with correspondent banks to purchase federal funds for periods from one to seven days. At September 30, 2006, unused lines of credit totaled approximately $5,200,000.

The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios for the Bank as of September 30, 2006 are as follows:

	Georgia Trust Bank	Regulatory Requirement
Leverage capital ratio	16.85%	5.00%
Risk-based capital ratios:
Core capital	17.84%	6.00%
Total capital	18.82%	10.00%

These ratios will decline as asset growth continues, but are expected to continue to exceed the minimum regulatory requirements.

During the first half of 2006, we completed construction of our permanent main office in Gwinnett County and occupied it during April 2006. The total costs of constructing our main office were $2,294,379 and we do not expect any additional material costs relating to the construction of our permanent main office. In addition, during the second quarter of 2006 we completed the construction of our permanent branch office in Cobb County and occupied it in June 2006. Total construction costs for our permanent branch office was $1,855,493.

Other than as discussed above, we know of no trends, demands, commitments, events or uncertainties that should result in, or are reasonably likely to result in, our liquidity increasing or decreasing in any material way in the foreseeable future.

Regulatory Matters

From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. We cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect us.

We are not aware of any current recommendation by our regulatory authorities which, if implemented, would have a material effect on our liquidity, capital resources, or results of operations.

Critical Accounting Policies

We have adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of our financial statements. Certain accounting policies involve significant judgments and assumptions by us which have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of the judgments and assumptions we make, actual results could differ from these judgments and estimates which could have a material impact on our carrying values of assets and liabilities and our results of operations.

We believe the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of our consolidated financial statements. Refer to the portion of this discussion under the heading “Allowance for Loan Losses” that addresses our allowance for loan losses for a description of our processes and methodology for determining our allowance for loan losses.

APPENDIX D

FINANCIAL STATEMENTS AND MANAGEMENT’S DISCUSSION

AND ANALYSIS FOR THE YEAR ENDED DECEMBER 31, 2005

GEORGIA TRUST BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Georgia Trust Bancshares, Inc.

Buford, Georgia

We have audited the accompanying consolidated balance sheets of Georgia Trust Bancshares, Inc. and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2005 and for the period from February 25, 2004, date of inception, to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Georgia Trust Bancshares, Inc. and subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the year ended December 31, 2005 and for the period from February 25, 2004, date of inception, to December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia

February 24, 2006

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2005 and 2004

	2005	2004
ASSETS

Cash and due from banks	$543,603	$5,554
Restricted cash	—	9,531,586
Federal funds sold	18,032,000	—
Loans, less allowance for loan losses of $244,921 and $—, respectively	22,020,607	—
Accrued interest receivable	87,379	—
Premises and equipment, net	3,730,220	22,712
Other assets	133,921	60,519

Total assets	$44,547,730	$9,620,371

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Deposits:
Non-interest-bearing demand	$1,174,881	$—
Interest-bearing	26,610,789	—

Total deposits	27,785,670	—

Accrued interest payable	23,624	—
Other borrowings	—	494,000
Subscribers’ deposits	—	9,512,300
Other liabilities	—	39,245

Total liabilities	27,809,294	10,045,545

Stockholders’ equity (deficit):
Preferred stock, no par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $1 par value, 10,000,000 shares authorized, 1,800,000 and 10 shares issued and outstanding at December 31, 2005 and 2004, respectively	1,800,000	10
Additional paid-in capital	16,125,939	90
Accumulated deficit	(1,187,503)	(425,274)

Total stockholders’ equity (deficit)	16,738,436	(425,174)

Total liabilities and stockholders’ equity (deficit)	$44,547,730	$9,620,371

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Consolidated Statements of Operations

Year Ended December 31, 2005 and

For The Period From February 25, 2004 (Date of Inception) to December 31, 2004

	2005	2004
Interest and dividend income:
Loans, including fees	$721,996	$—
Other	33,306	—
Federal funds sold	400,214	—

	1,155,516	—

Interest expense:
Deposits	300,502	—
Other	2,341	5,525

	302,843	5,525

Net interest income (loss)	852,673	(5,525)

Provision for loan losses	244,921	—

Net interest income (loss) after provision for loan losses	607,752	(5,525)

Noninterest income:
Service charges on deposit accounts	602	—
Other service charges, commissions and fees	2,184	—
Other income	917	—

	3,703	—

Noninterest expense:
Salaries and employee benefits	897,233	222,813
Occupancy and equipment	134,088	42,687
Other operating	342,363	154,249

	1,373,684	419,749

Net loss	(762,229)	(425,274)

Net loss per share of common stock
Basic	$(0.42)	$(0.40)

Diluted	$(0.42)	$(0.40)

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

Year Ended December 31, 2005 and

From February 25, 2004 (Date of Inception) to December 31, 2004

	Common Stock Par Value	Additional Paid-in Capital	Accumulated Deficit	Total
Balance, December 31, 2003	$—	$—	$—	$—

Proceeds from issuance of 10 shares	10	90	—	100
Net loss for 2004	—	—	(425,274)	(425,274)

Balance, December 31, 2004	10	90	(425,274)	(425,174)

Proceeds from issuance of 1,799,990 shares	1,799,990	16,199,910	—	17,999,900
Net loss for 2005	—	—	(762,229)	(762,229)
Stock issuance costs	—	(74,061)	—	(74,061)

Balance, December 31, 2005	$1,800,000	$16,125,939	$(1,187,503)	$16,738,436

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Consolidated Statements of Cash Flows

Year Ended December 31, 2005 and

From February 25, 2004 (Date of Inception) to December 31, 2004

	2005	2004
Cash flow from operating activities:
Net loss	$(762,229)	$(425,274)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	39,392	4,718
Provision for loan losses	244,921	—
Increase in accrued interest receivable	(87,379)	—
Increase in other assets	(123,402)	(10,519)
Increase in accrued interest payable	23,624	—
Decrease in other liabilities	(19,286)	—

Net cash flow used by operating activities	(684,359)	(431,075)

Cash flow from investing activities:
Increase in loans, net	(22,265,528)	—
Purchases of premises and equipment, net of earnest money deposits	(3,716,859)	(7,471)
Increase in earnest money deposits	—	(50,000)

Net cash flow used by investing activities	(25,982,387)	(57,471)

Cash flow from financing activities:
Proceeds from issuance of stock, net	17,925,839	100
Increase in deposits, net	27,785,670	—
Payments on line of credit	(600,000)	—
Proceeds from line of credit	106,000	494,000
Decrease in restricted cash	9,531,586	—
Decrease in subscribers’ deposits	(9,512,300)

Net cash flow provided by financing activities	45,236,795	494,100

Net increase in cash and cash equivalents	18,570,049	5,554
Cash and cash equivalents at beginning of year	5,554	—

Cash and cash equivalents at end of year	$18,575,603	$5,554

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Consolidated Statements of Cash Flows

Year Ended December 31, 2005 and

From February 25, 2004 (Date of Inception) to December 31, 2004

	2005	2004
Supplemental disclosures of cash flow information-
Cash paid during the year for:
Interest	$279,219	$5,525
Income taxes	$—	$—
Stock subscription proceeds held in escrow	$—	$9,512,300
Unrecognized interest income credited to escrow	$—	$19,286
Liability incurred for purchase of premises and equipment	$—	$19,959

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The accounting and reporting policies of Georgia Trust Bancshares, Inc. (Company) and subsidiary conform to generally accepted accounting principles of the United States of America and with general practices within the banking industry. The following is a description of the more significant of those policies the Company follows in preparing and presenting its consolidated financial statements.

Reporting Entity and Nature of Operations

The Company was formed and commenced operations in 2004. The Company operates as a bank holding company with one State of Georgia chartered bank subsidiary. At December 31, 2005 the Company owned one hundred (100) percent of the outstanding stock of its subsidiary, Georgia Trust Bank (the Bank). The Company was incorporated as a Georgia corporation on May 20, 2004.

The Bank is a state bank chartered under the laws of Georgia and commenced operations May 16, 2005. The Bank’s main office is located in Buford, Georgia, and the Bank operates a branch in Kennesaw, Georgia. The main emphasis of the Bank is on retail banking and it offers such customary banking services as consumer and commercial checking accounts, savings accounts, certificates of deposit, commercial and consumer loans, money transfers and a variety of other banking services. The Bank’s primary source of revenue is providing loans to customers within its geographical area.

Development Stage

Prior to the Bank’s incorporation and regulatory approval, a group of organizers formed Georgia Trust Bancshares, Inc. to facilitate in the initial process of organizing and forming the Bank. On March 1, 2005, the Company’s Board of Directors capitalized the Bank. The total organizational expenses incurred through the date of the Bank’s commencement of operations were $652,557. Additionally the Company incurred $74,061 in stock issuance costs.

The Federal Deposit Insurance Corporation issued its approval to insure the Bank’s deposits for up to $100,000 per depositor on October 14, 2004. On December 30, 2004, the Federal Reserve Board issued its approval of the Company to become the Bank’s parent; and on May 13, 2005, the Company gained final, regulatory approval from the Georgia Department of Banking and Finance. The Bank commenced operations on May 16, 2005.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation and Statements Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation allowances associated with the realization of deferred tax assets which are based on future taxable income.

In connection with the determination of the allowances for losses on loans, management obtains independent appraisals for significant properties. Management believes the allowances for losses on loans are adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowances for losses on loans. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans may change materially in the near term.

Cash Equivalents

For purposes of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions “cash and due from banks”, and “Federal funds sold.” Cash flows from demand deposits, savings deposits, Federal funds sold, renewals and extensions of loan and time deposits are reported net.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest on loans is credited to income on a daily basis based upon the principal amount outstanding. Loan origination fees and certain direct origination costs are capitalized and amortized over the life of the related loan.

The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Loans are returned to accrual status when all the principal and interest amounts contractually due are reasonably assured of repayment within a reasonable time frame.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Loans are charged against the allowance for loan losses when management believes the collection of the principal is unlikely. The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated probable inherent loan losses. Management’s periodic evaluation of the adequacy of the allowance is comprised of an evaluation of specific risks identified by management, a general allocation of the remaining balance of loans outstanding, and the comparison of these amounts to management’s desired reserve. Specific risks are identified through consideration of adverse situations which may affect a borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, and other relevant factors. Management’s allocation on the remainder of loans outstanding is based on the Company’s known and inherent risks in the portfolio, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates which are susceptible to significant change including the amounts and timing of future cash flows expected to be received on impaired loans. However, the amount of the change that is reasonably possible cannot be estimated.

The allowance for loan losses related to impaired loans that are identified for evaluation is based on discounted cash flows using the loan’s initial effective interest rate or the fair value, less selling costs, of the collateral for collateral dependent loans. By the time a loan becomes probable for foreclosure it has been charged down to fair value, less estimated cost to sell.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method over the estimated useful lives of the assets.

Maintenance and repairs that do not extend the useful life of the premises and equipment are charged to expense. The useful lives of premises and equipment are as follows:

Asset Type	Useful Life
Furniture, fixtures and equipment	1-5 years

Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

A valuation allowance for deferred tax assets is required when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realization of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income (in the near-term based on current projections), and tax planning strategies.

The operating results of the Company and its subsidiary are included in consolidated income tax returns.

Stock Compensation Plan

The Company follows Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, for their stock-based compensation plans and does not recognize expense for stock option grants if the exercise price is at least equal to the market value of the common stock at the date of grant. The Company has no stock-based compensation expense reflected in net loss, as reported, during 2005 and 2004.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Stock Compensation Plan

In accordance with Statement of Financial Accounting Standards (SFAS) 123, Accounting for Stock-Based Compensation, as amended by SFAS 148, Accounting for Stock-Based Compensation – Transition and Disclosure, the following table summarizes the pro forma effect of stock-based compensation as if the fair value method of accounting for stock options had been applied in measuring compensation cost.

	Year Ended December 31, 2005	Period February 26, 2004, Date of Inception, to December 31, 2004
Net loss, as reported	$(762,229)	$(425,274)
Deduct: Total stock-based compensation expense determined under the fair value based method	(354,090)	—

Pro forma net loss	$(1,116,319)	$(425,274)

Loss per share applicable to common shareholders:
Basic – as reported	$(.42)	$(.40)
Diluted – as reported	$(.42)	$(.40)
Basic – pro forma	$(.62)	$(.40)
Diluted – pro forma	$(.62)	$(.40)

During December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R, Share-Based Payment, requiring all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense in the financial statements based on their fair values. The Company will use the modified prospective method upon adoption and therefore will not restate the prior-period results. Under the modified prospective method, awards that are granted, modified, or settled after the date of adoption should be measured and accounted for in accordance with SFAS 123R. Unvested equity-classified awards that were granted prior to the effective date should continue to be accounted for in accordance with SFAS 123 except that amounts must be recognized in the statement of operations. The unrecognized compensation expense associated with unvested stock options and warrants was approximately $1,450,000 as of December 31, 2005, which will be amortized over a weighted average period of approximately 2.94 years. The Company’s fiscal 2006 results are expected to include approximately $570,000 of additional compensation expense as a result of the adoption of SFAS 123R. Future compensation expense will be impacted by various factors, including the number of awards granted and their related fair value at the date of grant.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The fair value of stock options used to compute the pro forma disclosures is estimated using the Binomial option-pricing model. This model requires the input of subjective assumptions, including the expected price volatility of the underlying stock. Projected data related to the expected volatility and expected life of stock options is based upon historical and other information. Changes in these subjective assumptions can materially affect the fair value estimates. The following table summarizes the assumptions used to compute the weighted average fair value of stock option and warrant grants.

	2005	2004
Dividend yield	0.0%	—
Expected volatility	22.77%-28.47%	—
Risk-free interest rate	4.24%-4.28%	—
Expected holding period (in years)	9.38	—
Weighted average fair value of options granted	$4.24	$—

Refer to Note 10 for further information regarding our stock-based compensation plans.

Net Loss Per Share

Basic losses per share represents loss applicable to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted losses per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to net loss that would result from the assumed issuance. Potential common shares that may be issued by the Company related solely to outstanding stock options and warrants, and are determined using the treasury stock method. For the period from February 25, 2004 (date of inception) through December 31, 2004 the net loss per common share is calculated by dividing net loss by the minimum number of common shares (1,060,000) that was required upon the successful offering. This accounting is consistent with the Securities and Exchange Commission’s (SEC) Staff Accounting Bulletin Topic 1-B.

Losses per common share for the year ended December 31, 2005 and the period February 25, 2004, date of inception, to December 31, 2004, have been computed based on the following:

	2005	2004
Net loss applicable to common stock	$(762,229)	$(425,274)

Average number of common shares outstanding	1,799,548	1,060,000
Effect of dilutive options and warrants	—	—

Average number of common shares outstanding used to calculate diluted earnings per common share	1,799,548	1,060,000

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Financial Instruments

In the ordinary course of business the Company has entered into off balance sheet financial instruments consisting of standby letters of credit. Such financial instruments will be recorded in the financial statements when they become payable.

Fair Values of Financial Instruments

SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires the disclosure of the estimated fair value of financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices, if available, are utilized as estimates of the fair values of financial instruments. Since no quoted market prices exist for a significant part of the Company’s consolidated financial instruments, the fair values of such instruments have been derived based on management’s assumptions, the estimated amount and timing of future cash flows and estimated discount rates. The estimation methods for individual classifications of financial instruments are described more fully below. Different assumptions could significantly affect these estimates. Accordingly, net realizable values could be materially different from the estimates presented below. In addition, the estimates are only indicative of the value of individual financial instruments and should not be considered an indication of the fair value of the combined Company.

The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

Cash and short-term instruments. The carrying amounts of cash and short-term instruments approximate their fair value.

Loans receivable. For variable-rate loans, those repricing within six months or less, fair values are based on carrying values. Fixed rate commercial loans, other installment loans, and certain real estate mortgage loans were valued using discounted cash flows. The discount rates used to determine the present value of these loans were based on interest rates currently being charged by the Company on comparable loans as to credit risk and term.

Deposit liabilities. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money-market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Other borrowings. The carrying amounts of other borrowings approximate their fair values.

Accrued interest. The carrying amounts of accrued interest approximate their fair values.

Off-balance-sheet instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter parties’ credit standings.

Advertising

The Company expenses advertising costs as incurred. For the periods ended, December 31, 2005 and from February 25, 2004 (date of inception) to December 31, 2004 advertising expense was $34,444 and $17,384, respectively.

Recent Accounting Standards

Stock Based Compensation

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123(R), Share-Based Payment, a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions such as the issuance of stock options in exchange for employee services. This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). A nonpublic entity, likewise, will measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of those instruments, except in certain circumstances. Specifically, if it is not possible to reasonably estimate the fair value of equity share options and similar instruments because it is not practicable to estimate the expected volatility of the entity’s share price, a nonpublic entity is required to measure its awards of equity share options and similar instruments based on a value calculated using the historical volatility of an appropriate industry sector index instead of the expected volatility of its share price. The grant-date fair value of employee share options and similar

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Stock Based Compensation

instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available. This Statement is effective for public entities as of the beginning of the first interim reporting period that begins after December 15, 2005. This statement applies to all awards granted after the required effective date, to awards modified, repurchased, or cancelled after that date, and to all previously granted awards that are not fully vested.

The Company will be required to apply FASB Statement No. 123(R) as of the beginning of its first interim period which begins after December 15, 2005 (quarter ended March 31, 2006).

The impact of this Statement on the Company for awards granted after January 1, 2006 will depend upon various factors, among them being the Company’s future compensation strategy. The pro forma compensation costs presented in the table above and in prior filings for the Company have been calculated using a Binomial option pricing model and may not be indicative of amount which should be expected in future years. No decisions have been made as to which option-pricing model is most appropriate for the Company for future awards.

Variable Interest Entities

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51”, and on December 24, 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities” which replaced FIN 46. The interpretation addresses consolidation by business enterprises of variable interest entities. A variable interest entity is defined as an entity subject to consolidation according to the provisions of the interpretation. The revised interpretation provided for special effective dates for entities that had fully or partially applied the original interpretation as of December 24, 2003. Otherwise, application of the interpretation is required in financial statements of public entities that have interests in special-purpose entities, or SPEs, for periods ending after December 15, 2003. Application by small business issuers to variable interest entities other than SPEs is required at various dates in 2004 and 2005. The interpretations did not have a material effect on the Company’s financial condition or results of operations.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

2. LOANS AND ALLOWANCE FOR LOAN LOSSES:

Major classifications of loans at December 31, 2005 and 2004 are summarized as follows:

	December 31, 2005	December 31, 2004
Commercial	$1,720,250	$—
Real estate - mortgage	15,017,300	—
Real estate - construction	5,520,325	—
Consumer installment and other	105,641	—

	22,363,516	—
Unearned loan origination income	(97,988)
Allowance for loan losses	(244,921)	—

Loans, net	$22,020,607	$—

At December 31, 2005 and 2004, the Company had no loans on which the accrual of interest had been discontinued or reduced.

In the normal course of business, the Company sells and purchases loan participations to and from other financial institutions and related parties. Loan participations are typically sold to comply with the legal lending limits per borrower as imposed by regulatory authorities. The participations are sold without recourse and the Company imposes no transfer or ownership restrictions on the purchaser. At December 31, 2005 and 2004, the Company had loan participations sold of $3,239,420 and $—, respectively. The Company had loan participations purchased at December 31, 2005 and 2004 of $1,496,868 and $—, respectively.

The Company grants loans and extensions of credit to individuals and a variety of businesses operating primarily in Gwinnett County, Georgia, and Cobb County, Georgia, and surrounding counties. A substantial portion of the portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

Changes in the allowance for loan losses as of December 31, 2005 follows:

Balance, beginning of year	$—
Provision for loan losses	244,921
Loans charged off	—
Recoveries	—

Balance, end of year	$244,921

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

3. PREMISES AND EQUIPMENT:

The major classes of premises and equipment and the total accumulated depreciation are as follows:

	2005	2004
Land	$2,148,175	$—
Construction in Process	1,375,839	—
Furniture, equipment and software	241,931	27,440

	3,765,945	27,440
Accumulated depreciation	(35,725)	(4,718)

Premises and equipment, net	$3,730,220	$22,712

Depreciation expense for the periods ended December 31, 2005 and from February 25, 2004 (date of inception) to December 31, 2004 was $39,392 and $4,718, respectively.

4. DEPOSITS:

Deposit account balances at December 31, 2005 and 2004 are summarized as follows:

	December 31, 2005	December 31, 2004
Non - interest - bearing demand deposits	$1,174,881	$—
NOW deposits	455,139	—
Money Market deposits	8,631,889	—
IOLTA Deposits	31,183
Savings deposits	22,040	—
Time, $100,000 and over	7,590,528	—
Other time	9,880,010	—

Total deposits	$27,785,670	$—

Maturities of time deposits at December 31, 2005, are summarized as follows:

Year Ending December 31,
2006	$17,049,553
2007	420,985

$17,470,538

At December 31, 2005 and 2004, there were no overdraft deposit accounts reclassified to loans.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

5. OTHER BORROWINGS:

At December 31, 2005 the Company had Federal funds lines available with correspondent banks of approximately $5,200,000. These unsecured lines have various terms, rates, and maturities. The Company had no borrowings on these lines at December 31, 2005 and 2004.

To facilitate its formation, the Company established a $600,000 line of credit with an independent bank for the purpose of paying organization and pre-opening expenses, and the expenses of the Company’s common stock offering. The line of credit bore interest at the lender’s prime rate less 1.00% (4.25% at December 31, 2004) which was payable monthly and matured on March 11, 2005. The line of credit was guaranteed by each of the Company’s ten organizers.

6. INCOME TAXES:

Since its inception, the Company has incurred net operating losses. The deferred tax benefits, if any, remain unrecorded as their realization is heavily dependent on future taxable income. At December 31, 2005 and 2004, management does not believe there is sufficient information to determine it is more likely than not that future taxable income will be sufficient to realize the tax benefits for any deductible temporary differences.

The total provision (benefit) for income taxes in the statements of operations is as follows:

	2005	2004
Currently payable:
Federal	$—	$—
State	—	—

	—	—
Deferred income taxes	(285,802)	(159,912)
Change in valuation allowance	285,802	159,912

	$—	$—

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

6. INCOME TAXES:

The deferred tax provisions for the periods ended December 31, 2005 and from February 25, 2004 (date of inception) to December 31, 2004 is applicable to the following items:

	December 31, 2005	(date of inception) to December 31, 2004
Difference between book allowance for loan losses and tax allowance for loan losses	$(22,266)	$—
Difference between tax depreciation and book depreciation and gain/loss on disposal	(1,756)	(1,780)
Difference between book pre-opening expense and tax amortization for pre-opening expense	(89,579)	(149,958)
Difference between book deferred loan fees and tax deferred loan fees	(36,976)	—
Operating loss carryforward	(142,388)	(829)
Other	7,163	(7,345)

Total gross deferred income tax provision	(285,802)	(159,912)
Less valuation allowance	285,802	159,912

Total deferred tax provision	$—	$—

The components of deferred taxes are as follows:

	December 31,
	2005	2004
Preopening and organization costs	$239,537	$149,958
Allowance for loan losses	22,266	—
Depreciation	3,536	1,780
Deferred loan fees	36,976	—
Net operating loss carryover	143,217	829
Other	182	7,345

	445,714	159,912
Valuation allowance	(445,714)	(159,912)

Net deferred taxes	$—	$—

The difference between income tax benefit and the amount computed by applying the statutory federal income tax rate to loss before taxes for the periods ending December 31, 2005 and from February 25, 2004 (date of inception) to December 31, 2004 was due to the valuation allowance related to deferred tax assets.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

6. INCOME TAXES:

The future tax consequences of the differences between the financial reporting and tax basis of the Company’s assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as the realization of these deferred tax assets is dependent on future taxable income. At December 31, 2005, the Company had net operating loss carryforwards of approximately $320,000 which will begin to expire in 2024 unless previously utilized.

7. RELATED PARTY TRANSACTIONS:

The Company conducts transactions with directors and executive officers, including companies in which they have beneficial interest, in the normal course of business. It is the policy of the Company that loan transactions with directors and executive officers are made on substantially the same terms as those prevailing at the time for comparable loans to other persons. Loan transactions will be approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction. As of December 31, 2005, the Company had related party loans of $4,676,002. Changes in related party loans for the year ended December 31, 2005 are as follows:

Balance, beginning of year	$—
Advances	5,590,258
Repayments	(914,256)
Balance, end of year	$4,676,002

The aggregate amount of deposits of directors and executive officers and their affiliates amounted to approximately $1,656,471 and $ — at December 31, 2005 and 2004, respectively.

8. COMMITMENTS AND CONTINGENCIES:

The Company has entered into three-year employment agreements with its President and Chief Executive Officer. The employment agreement provides for a base salary, an incentive bonus based upon the Company’s profitability, stock options and other benefits commensurate with employment. The Company will be obligated to pay the base salary for the greater of 6 months or the remaining term of the employment agreement should the employee terminate employment without cause. The initial renewal date shall be the second anniversary date of the bank opening for business and the contract shall renew for a successive three (3) year period. Subsequent renewal dates, if applicable, would then be the second anniversary of the initial renewal date and each two (2) year anniversary thereafter. The Company has also entered into an Agreement Upon Termination with another Employee. If the Employee is terminated by the Company “without cause” the Company agrees to pay to the Employee, in lump sum, within 30 days from the date of last employment, compensation equal to 3 months salary. In the event the Company institutes a severance plan for the officers or other employees, Employee shall have the option to participate in said plan, If Employee elects to participate in said plan, this agreement will be considered null and void.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

8. COMMITMENTS AND CONTINGENCIES:

In the normal course of business, the Company makes various commitments and incurs certain contingent liabilities that are not reflected in the accompanying financial statements. These commitments and contingent liabilities include various guarantees, commitments to extend credit, and standby letters of credit. The Company does not anticipate any material losses as a result of these commitments and contingent liabilities.

In the normal course of business, the Company enters into various contracts for data processing services, Telephone Banking, ATM/debit card processing and related network monitoring and support. These contracts generally expire after a term of sixty to sixty-six months and are cancelable by either party with a written notice subject to certain penalties.

During 2005 the Company entered into two construction contracts and two equipment contracts for the permanent facilities in Gwinnett and Cobb County, Georgia. The total amount under these contracts including approved change-orders is $4,283,847 of which $1,219,343 had been paid at December 31, 2005. The amount outstanding under these contacts amounts to $3,064,504. Included in these contracts are the temporary facility leases for the Gwinnett and Cobb County offices.

The Company is also leasing, on a month-to-month basis, the furniture and equipment in these offices.

The Company’s nature of business is such that it ordinarily results in a certain amount of litigation. In the opinion of management for the Company, there is no litigation in which the outcome will have a material effect on the consolidated financial statements.

9. RISK FACTORS:

The Company’s operations are affected by various risk factors, including interest-rate risk, credit risk, liquidity risk and risk from geographic concentration of lending activities. Management attempts to manage interest rate risk through various asset/ liability management techniques designed to match maturities of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to credit-worthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company. Liquidity management is in place to maintain ample and diverse funding capacity, liquid assets and other sources of cash to accommodate fluctuations in asset and liability levels due to changes in business operations or unanticipated events. In addition, the Bank is mandated by the Community Reinvestment Act and other regulations to conduct most of its lending activities

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

9. RISK FACTORS:

within the geographic area where it is located. As a result, the Bank and its borrowers may be especially vulnerable to the consequences of changes in the local economy.

10. STOCK OPTIONS AND WARRANTS:

As of December 31, 2005 the Company had warrants outstanding that allow the original organizers of the Company to purchase up to 368,000 shares of common stock at $10 per share. The warrants vest at a rate of 33.33% per year and may be exercised any time prior to May 16, 2015.

A summary of activity in the Company’s warrant plan is presented below:

	2005		2004
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	—	$—	—	$—
Granted	368,000	10.00	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—

Outstanding at end of year	368,000	10.00	—	—

Warrants exercisable at year-end	—		—
Weighted-average fair value of warrants granted during the year	$4.23		$—

The Company has a qualified stock option plan which provides for the granting of options to key employees. A maximum of 270,000 shares of common stock may be issued under the plan. The option price, number of shares vesting and grant date are determined at the discretion of the Company’s board of directors. Options granted under the plan are exercisable for a period not to exceed ten years from the option grant date and vest ratably over five years.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

10. STOCK OPTIONS AND WARRANTS:

A summary of activity in the Company’s stock plan is presented below:

	2005		2004
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	—	$—	—	$—
Granted	58,500	10.00	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—

Outstanding at end of year	58,500	10.00	—	—

Options exercisable at year-end	—	—	—	—

Weighted-average fair value of options granted during the year	$4.27		$—

Information pertaining to options and warrants outstanding at December 31, 2005 is as follows:

Options and Warrants Outstanding			Options and Warrants Exercisable
Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
426,500	9.38 years	$10.00	—	$—

11. EMPLOYEE BENEFIT PLAN:

The Company has a defined contribution plan, intended to comply with the requirements of Section 401(k) of the Internal Revenue Code, covering substantially all employees subject to certain age and service requirements. The Company did not match employee contributions in 2005 or 2004.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS:

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

12. FAIR VALUE OF FINANCIAL INSTRUMENTS:

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

	December 31,
	2005	2004
Financial instruments whose contract amounts represent credit risk:
Standby letters of credit	$100,000	$—
Commitments to extend credit	$3,860,000	$—

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management’s credit evaluation of the counterparty.

Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers.

The Company has cash deposits with a financial institution in excess of the insured limitation of the Federal Deposit Insurance Corporation. If the financial institution were not to honor its contractual liability, the Company could incur losses. Management is of the opinion that there is no material risk because of the financial strength of the institution.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

12. FAIR VALUE OF FINANCIAL INSTRUMENTS:

The carrying amount and estimated fair values of the Company’s financial instruments (in thousands) at December 31, 2005 and 2004, are as follows:

	In Thousands
	December 31, 2005		December 31, 2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks, and Federal funds sold	$18,576	$18,576	$9,537	$9,537
Loans receivable	22,021	21,587	—	—
Accrued interest receivable	87	87	—	—

Financial liabilities:
Deposit liabilities	27,786	27,763	—	—
Accrued interest payable	24	24	—	—
Other borrowings	—	—	494	494

Unrecognized financial instruments:
Stand by letters of credit	100	100	—	—

The estimated fair values of the Company’s off-balance sheet assets (liabilities) are considered to be minimal.

13. REGULATORY MATTERS:

The Bank is subject to various capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary regulatory actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital classification is also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2005, that the Bank meets all capital adequacy requirements to which it is subject.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

13. REGULATORY MATTERS:

As of December 31, 2005, the most recent notification from the Georgia Department of Banking and Finance, dated December 5, 2005, categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual capital amounts (in thousands) and ratios are also presented in the following table.

	Actual		For Capital Adequacy Purposes:		To Be Well Capitalized Under Prompt Corrective Action Provisions:
	Amount	Ratio	Amount ≥	Ratio ≥	Amount ≥	Ratio ≥
As of December 31, 2005:
Total Capital (to Risk Weighted Assets)	$12,264	46.6%	$2,105	8.0%	$2,631	10.0%
Tier I Capital (to Risk Weighted Assets)	$12,019	45.7%	$1,052	4.0%	$1,579	6.0%
Tier I Capital (to Average Assets)	$12,019	32.5%	$1,481	4.0%	$1,852	5.0%

14. LIMITATION ON DIVIDENDS:

The sole source of funds available to pay stockholder dividends is from the Bank’s earnings. Bank regulatory authorities impose restrictions on the amount of dividends that may be declared by the Bank. Further restrictions could result from a review by regulatory authorities of the Bank’s capital adequacy. Cash dividends may be paid only after the Bank is cumulatively profitable. For the year ended December 31, 2005 and from February 25, 2004 (date of inception) to December 31, 2004, no dividends were declared or paid.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

15. OTHER NONINTEREST EXPENSE:

Components of other operating expense in the consolidated statements of operations are as follows:

	Year Ended December 31, 2005	February 25, 2004 (date of inception) to December 31, 2004
Professional services	$81,258	$73,391
Network and software	57,566	—
Data processing	45,871	—
Marketing & advertising	34,444	17,384
Office supplies	31,481	1,548
Postage and delivery	23,651	6,393
Printing materials & supplies	14,465	16,774
Dues and memberships	8,097	4,362
Insurance	7,665	3,493
Regulatory fees and assessments	6,008	20,442
Other	31,857	10,462

	$342,363	$154,249

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

16. CONDENSED FINANCIAL INFORMATION ON GEORGIA TRUST BANCSHARES, INC. (PARENT COMPANY ONLY):

Condensed Balance Sheets

	2005	2004
Assets:
Cash	$15,175	$5,554
Cash in subsidiary Bank *	1,058,632	—
Restricted cash	—	9,531,586
Federal funds sold	66,000	—
Premises and equipment, net	3,524,014	22,712
Investment in common stock of subsidiary stated on the basis of the Company’s equity in subsidiary’s capital accounts*	12,019,258	—
Other assets	55,357	60,519

Total assets	$16,738,436	$9,620,371

Liabilities:
Subscribers’ deposits	$—	$9,512,300
Other liabilities	—	533,245

Total liabilities	—	10,045,545

Stockholders’ equity (deficit)	16,738,436	(425,174)

Total liabilities and stockholders’ equity (deficit)	$16,738,436	$9,620,371

*	Eliminated in consolidation.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

16. CONDENSED FINANCIAL INFORMATION ON GEORGIA TRUST BANCSHARES, INC. (PARENT COMPANY ONLY):

Condensed Statements of Operations

	2005	2004
Income:
Other investment income	$33,306	$—
Federal funds sold	62,509	—

Total income	95,815	—

Expenses:
Salaries and employee benefits	228,260	222,813
Occupancy and equipment	37,337	33,387
Professional and consulting fees	—	73,391
Interest expense	2,341	5,525
Other operating	109,364	90,158

Total expenses	377,302	425,274

Loss before taxes and equity in undistributed loss of subsidiary	(281,487)	(425,274)
Income tax benefit (provision)	—	—

Loss before equity in undistributed loss of subsidiary	(281,487)	(425,274)
Equity in undistributed loss of subsidiary*	(480,742)	—

Net loss	$(762,229)	$(425,274)

*	Eliminated in consolidation.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

16. CONDENSED FINANCIAL INFORMATION ON GEORGIA TRUST BANCSHARES, INC. (PARENT COMPANY ONLY):

Condensed Statements of Cash Flows

	2005	2004
Cash flow from operating activities:
Net loss	$(762,229)	$(425,274)
Adjustments to reconcile net loss to net cash used by operations:
Depreciation	3,667	4,718
Increase in other assets	(44,838)	(10,519)
Decrease in other liabilities	(19,286)	—
Loss from subsidiary	480,742	—

Net cash flow used by operating activities	(341,944)	(431,075)

Cash flow from investing activities:
Purchase of subsidiary bank stock	(12,500,000)	—
Increase in earnest money deposits	—	(50,000)
Purchases of premises and equipment, net	(3,474,928)	(7,471)

Net cash flow used by investing activities	(15,974,928)	(57,471)

Cash flow from financing activities:
Payments on line of credit	(600,000)	—
Proceeds from line of credit	106,000	494,000
Proceeds from issuance of stock, net	17,925,839	100
Decrease in restricted cash	9,531,586	—
Decrease in subscribers’ deposits	(9,512,300)	—

Net cash flow provided by financing activities	17,451,125	494,100

Net increase in cash and cash equivalents	1,134,253	5,554
Cash and cash equivalents at beginning of year	5,554	—

Cash and cash equivalents at end of year	$1,139,807	$5,554

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

16. CONDENSED FINANCIAL INFORMATION ON GEORGIA TRUST BANCSHARES, INC. (PARENT COMPANY ONLY):

Condensed Statements of Cash Flows

	2005	2004
Supplemental disclosures of cash flow information-
Cash paid during the year for:
Interest	$2,341	$5,525

Income taxes	$—	$—

17. COMMON STOCK OFFERING

The Company offered a minimum of 1,060,000 and a maximum of 1,800,000 shares in its initial offering of common stock at an offering price of $10 per share. The Company capitalized the Bank on March 1, 2005 with $12,500,000 in order to meet expected regulatory conditions for approval of the Bank’s charter. The offering closed on March 11, 2005.

Restricted cash and subscribers’ deposits in the balance sheet as of December 31, 2004 consist of proceeds from the Company’s stock offering. The funds were held in escrow until the minimum amount of capital was raised to receive regulatory approval of the Bank’s charter. As of December 31, 2004, proceeds from the sale of 951,230 shares of common stock had been deposited with the escrow agent. The funds were released by the escrow agent to the Company on January 21, 2005.

Management’s Discussion and Analysis for the Year Ended December 31, 2005

Through our subsidiary, Georgia Trust Bank we operate a community-oriented commercial and retail banking business focused on serving the banking needs of individuals and small to medium-sized businesses. Since opening, we have grown rapidly, which is not unusual for new banks in Georgia.

This discussion describes our results of operations for 2005 and also analyzes our financial condition as of December 31, 2004 and 2005. Banking operations did not commence until May 16, 2005, therefore any comparison of operating results for prior periods would not be meaningful.

Like most community banks, we derive most of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is represented by net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities.

We have included a number of tables to assist in our description of these measures. For example, the “Average Balances” table shows the average balance during 2005 of each category of our assets and liabilities, as well as the yield we earned or the rate we paid with respect to each category. A review of this table shows that our loans typically provide higher interest yields than do other types of interest earning assets, which is why we channel a substantial percentage of our earning assets into our loan portfolio. We also track the sensitivity of our various categories of assets and liabilities to changes in interest rates, and we have included a discussion and tabular illustration of our interest rate sensitivity under “Asset/Liability Management.” Finally, we have included a number of tables along with this discussion that provide details about our securities, our loans, and our deposits.

There are risks inherent in all loans; therefore, we maintain an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible. We establish and maintain this allowance by charging a provision for loan losses against our operating earnings. In the following section, we have included a detailed discussion of this process, as well as several tables describing our allowance for loan losses and the allocation of this allowance among our various categories of loans.

In addition to earning interest on our loans and investments, we earn income through fees and other expenses we charge to our customers. We describe the various components of this noninterest income, as well as our noninterest expense, in the following discussion.

This discussion and analysis provides information which management believes is relevant to an assessment and understanding of the Company’s results of operations and financial condition. This discussion should be read in conjunction with the financial statements and accompanying notes appearing in this report.

Special Cautionary Notice Regarding Forward-looking Statements

This report contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on many assumptions and estimates and are not guarantees of future performance. Our actual results may differ materially from those projected in any forward-looking statements, as they will depend on many factors about which we are unsure, including many factors which are beyond our control. The words “may,” “would,” “could,” “will,” “expect,” “anticipate,” “believe,” “intend,” “plan,” and “estimate,” as well as similar expressions, are meant to identify such forward-looking statements. Potential risks and uncertainties include, but are not limited to:

•	significant increases in competitive pressure in the banking and financial services industries;

•	changes in the interest rate environment which could reduce anticipated or actual margins;

•	changes in political conditions or the legislative or regulatory environment;

•	general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality;

•	changes occurring in business conditions and inflation;

•	changes in technology;

•	changes in monetary and tax policies;

•	the level of allowance for loan loss;

•	the rate of delinquencies and amounts of charge-offs;

•	the rates of loan growth;

•	adverse changes in asset quality and resulting credit risk-related losses and expenses;

•	changes in the securities markets; and

•	other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

We undertake no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this Report.

Executive Summary

Georgia Trust Bancshares is a Georgia corporation that was incorporated on May 20, 2004 to organize and serve as the holding company for Georgia Trust Bank, a State chartered bank organized under Georgia law. Georgia Trust Bank opened for business on May 16, 2005 as a full service commercial bank dedicated to providing superior customer service to the individuals and businesses in our market area. Our primary market area is the Georgia counties of Gwinnett and Cobb. Our secondary market area consists of all counties contiguous to Gwinnett and Cobb Counties.

Our ownership consists of 497 primarily local shareholders. We believe that local ownership and control allows us to emphasize the needs of our local communities while delivering products and services tailored to local needs. The Bank emphasizes commercial lending collateralized by real estate to take advantage of the population and economic growth in our market areas. We aggressively market our products and services to small- to medium-sized businesses, professional concerns and individual consumers.

Our 2005 results were highlighted by the commencement of banking operations in a temporary facility on May 16, 2005, by the opening of a second branch office in Kennesaw, Georgia, in September 2005. Our growth exceeded our most optimistic projections and we finished 2005 with over $44,000,000 in assets.

We gather most of our deposits from our primary market area. We use these deposits, the proceeds from our initial stock offering, and various alternative funding sources to fund our loan and investment portfolios. We earn interest income on our loans and investments. In addition, we generate non-interest income primarily from deposit services. Our principal non-interest expenses include employee compensation and benefits, occupancy and equipment related costs, technology and other administrative expenses. Our volumes, and accordingly our financial results, are affected by the economic environment, including interest rates, consumer and business confidence and spending, as well as the competitive conditions within our industry.

For the year ended December 31, 2005, we reported a consolidated net loss of $(762,229) compared to a net loss of $(425,274) for the period ended December 31, 2004. Based upon the average number of shares outstanding of 1,799,548, the loss per share was $(0.42) for the year ended December 31, 2005. For the period from February 25, 2004 (date of inception) to December 31, 2004 we computed the net loss per share using the minimum number of common shares (1,060,000) that was required upon the completion of the successful offering, resulting in a loss per share of $(.40). During 2005 we funded our provision for loan losses commensurate with the growth in our loan portfolio. Our operating expenses increased substantially in 2005 as a result of commencing banking operations. See “Results of Operations” in this discussion for more details as to the factors affecting our performance.

Critical Accounting Policies

We have adopted various accounting policies which govern the application of accounting principles generally accepted in the U.S. in the preparation of financial statements. The Company’s significant accounting policies are described in Note 1 to the Company’s consolidated financial statements as of and for the year ended December 31, 2005. Certain accounting policies require the Company to make significant assumptions and estimates, the use of which has a material impact on the carrying value of certain assets and liabilities, and could potentially result in materially different results under different assumptions and conditions. Management believes the allowance for loan losses is the most critical accounting policy upon which the Company’s financial condition depends. The allowance for loan losses involves the most complex and subjective decisions and assessments that management must make.

Allowance for Loan Losses: Arriving at an appropriate level of allowance for loan losses involves a high degree of judgment. The Company’s allowance for loan losses provides for probable losses based upon evaluations of known and inherent risks in the loan portfolio. Management uses historical information of similar banks to assess the adequacy of the allowance for loan losses as well as the prevailing business environment; as it is affected by changing economic conditions and various external factors, which may impact the portfolio in ways currently unforeseen. The allowance for loan losses is increased by provisions for loan losses and by recoveries of loans previously charged-off and reduced by loans charged-off.

The process of reviewing the adequacy of the allowance for loan losses requires management to make numerous judgments and assumptions about future events and subjective judgments, including the likelihood of loan repayment, risk evaluation, extrapolation of historical losses of similar banks, and similar judgments and assumptions. If these assumptions prove to be incorrect, charge-offs in future periods could exceed the allowance for loan losses.

Deferred Tax Assets: Generally, we record a valuation allowance for deferred tax assets when it is more likely than not there will be insufficient future taxable income to recognize the asset. As of December 31, 2005, $285,802 was recorded as a valuation allowance for deferred taxes. Changes in the estimate about future taxable income could significantly affect our determination of the necessity for all or a portion of a valuation allowance.

Financial Condition at December 31, 2004 and 2005

Overview

As of December 31, 2005, total assets were $44,547,730 and deposits totaled $27,785,670. Our deposits and the proceeds of our initial public offering of $17,925,839, net of offering expenses were invested primarily in loans totaling $22,020,607, net of loan loss provision, overnight funds sold of $18,032,000 and fixed assets, net of accumulated depreciation of $3,730,220. We expect that loan and deposit growth will be significant during the coming year. This expected growth is not uncommon for de novo banks.

December 31, 2004

As of December 31, 2004, we were still in the organizational stage. We commenced our banking operations on May 16, 2005. From February 25, 2004 to May 16, 2005, we were engaged in activities involving the formation of the Company, selling the common stock, and obtaining necessary regulatory approvals to commence operations. The balance sheet consisted primarily of the proceeds of our initial common stock sale

December 31, 2005

Interest-earning Assets

In banking, the predominant interest-earning assets are loans and securities. The proportion of interest earning assets to total assets measures the effectiveness of management’s efforts to invest available funds into the most profitable interest-earning assets. The following discussion focuses on loans, the related allowance for loan losses, and securities.

Loans. The amount of loans outstanding as of December 31, 2005 is shown in the following table according to the type of loan.

Category	Dollars (in Thousands)	Percent of Total
Commercial	$1,720	7.69%
Real estate - mortgage	15,017	67.15%
Real estate - construction	5,520	24.69%
Consumer installment and other	106.47%

Gross loans	22,363	100.00%

Less deferred loan fees	(98)
Allowance for loan losses	(245)

Net loans	$22,020

We have 91.84% of our loan portfolio collateralized by real estate. This is in keeping with our philosophy of concentrating on real estate collateralized loans. A breakdown of our real estate loan portfolio is as follows: Our construction and land development loans comprise 24.69% of the loan portfolio, loans primarily collateralized by one to four family residential properties comprise 13.57% of the loan portfolio, and loans secured by nonfarm, nonresidential properties comprise 53.58% of the loan portfolio. We generally require that loans collateralized by real estate not exceed customary collateral values.

The remaining 8.16% of the loan portfolio consists of other commercial and consumer loans. We require collateral commensurate with the repayment ability and creditworthiness of the borrower.

The specific economic and credit risks associated with our loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy which could affect unemployment rates in our market area, general real estate market deterioration, interest rate fluctuations, deteriorated or non-existing collateral, title defects, inaccurate appraisals, financial deterioration of borrowers, fraud, and any violation of banking protection laws. Construction lending can also present other specific risks to the lender such as whether developers can find builders to buy lots for home construction, whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing. Currently, real estate values and employment trends in our market area are stable.

We attempt to reduce these economic and credit risks not only by adhering to loan to value guidelines, but also by investigating the creditworthiness of borrowers and monitoring the borrowers’ financial position. Also, we establish and periodically review our lending policies and procedures. Banking regulations limit exposure by prohibiting loan relationships that exceed 25% of the Bank’s statutory capital and surplus, or $2,750,000 as of December 31, 2005.

Maturities and Sensitivities of Loans to Changes in Interest Rates

Total loans as of December 31, 2005 are shown in the following table according to contractual maturity classifications one year or less, after one year through five years, and after five years.

Category	Dollars (in Thousands)
Commercial
One year or less	$604
After one year through five years	971
After five years	145

$1,720
Real estate - mortgage
One year or less	$2,259
After one year through five years	12,164
After five years	594

$15,017
Real estate - construction
One year or less	$3,733
After one year through five years	1,787
After five years	—

$5,520
Consumer installment and other
One year or less	$84
After one year through five years	22
After five years	—

$106

Gross loans	$22,363

The following table summarizes loans at December 31, 2005 with the due dates after one year that have predetermined and floating or adjustable interest rates.

Dollars (in Thousands)
Predetermined fixed rates	$50
Floating or adjustable rate loans	15,633

$15,683

Risk Elements of the Loan Portfolio

Each loan carries a degree of credit risk. Management’s evaluation of this risk is ultimately reflected in the estimate of probable loan losses that is reported in the Company’s financial statements as the allowance for loan losses. Changes in this ongoing evaluation over time are reflected in the provision for loan losses charged to operating expense.

In the table below is a listing of certain risk elements in our loan portfolio. It is our policy to discontinue the accrual of interest income when, in the opinion of management, collection of interest becomes doubtful. The collection of interest becomes doubtful when there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected unless the loan is both well-secured and in the process of collection.

Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention have not been included in the table below and do not represent or result from trends or uncertainties that management reasonably expects will materially impact future operating results, liquidity, or capital resources. These classified loans do not represent material credits about which we are aware of any information that causes us to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

Information with respect to nonaccrual, past due and restructured loans as of December 31, 2005 is as follows:

Dollars (in Thousands)
Nonaccrual loans	$0
Loans contractually past due ninety days or more as to interest or principal payments and still accruing	0
Restructured loans	0
Loans, now current about which there are serious doubts as to the ability of the borrower to comply with loan repayment terms	0
Interest income that would have been recorded on nonaccrual and restructured loans under original terms	0
Interest income that was recorded on nonaccrual and restructured loans	0

Allowance for Loan Losses

In making our risk evaluation and establishing an allowance level that we believe is adequate to absorb probable losses in the portfolio, we consider various sources of information. Some of the more important sources include our ongoing review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses, which must be charged off, and to assess the risk characteristics of the portfolio in the aggregate. This review takes into consideration the judgments of the responsible lending officers and senior management, and also those of bank regulatory agencies that review the loan portfolio as part of the regular bank examination process. Finally, we retain internal and external credit reviews to perform independent reviews of the risk management process, adequacy of loan documentation and the risk ratings and appropriateness of the level of Allowance for Loan Losses. Due to limited loan loss experience, reserves are established based on a predetermined factor.

In evaluating the allowance, we consider the historical loan loss experience of similar banking organizations, the amount of past due and nonperforming loans, current and anticipated economic conditions, loan policy requirements and other appropriate information.

The provision for loan losses charged to expense was $244,921 in 2005. The amount provided was due primarily to the growth of the portfolio. Based upon our evaluation of the loan portfolio, we believe the allowance for loan losses is adequate to absorb possible losses on existing loans that may become uncollectible. Our evaluation considers the credit quality of our loan portfolio, underlying collateral values, and current economic conditions that may affect the borrower’s ability to repay. As of December 31, 2005, we had no nonperforming loans or assets. The allowance for loan losses as a percentage of total loans was 1.10%.

As of December 31, 2005, we had made no allocations of our allowance for loan losses to specific categories of loans. Based on our best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:

Loan Category	Dollars (in Thousands)	Percent of loans in each category to total loans
Commercial	$89	7.69%
Real estate - mortgage	50	67.15%
Real estate - construction	101	24.69%
Consumer installment and other	5.47%

Total Loans	$245	100.00%

Summary of Loan Loss Experience

The following table summarizes average loan balances for the year determined using the average monthly balances during the period of banking operations; changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off; additions to the allowance which have been charged to operating expense; and the ratio of net charge-offs during the period to average loans.

2005 (Dollars in Thousands)
Average amount of loans outstanding (since May 16, 2005)	$14,159
Balance of allowance for loan losses at beginning of period	0
Loans charged off	0
Loans recovered	0
Net charge-offs	0
Additions to the allowance charged to operating expense during period	245
Balance of allowance for loan losses at end of period	245
Ratio of net loans charged off during the period to average loans outstanding	0%

Interest-bearing Liabilities

Our primary source of funds is deposits. We offer an attractive selection of deposit products with competitive interest rates and we emphasize quality customer service. These factors have helped us to attract significant local deposits. Emphasis has been placed upon attracting both commercial and consumer deposits. We intend to continue to expand our local deposit base as one component of our asset funding strategy. We also access other deposit markets, including out of market deposits, when the local market does not provide sufficient funds to meet our loan demand. We also have access to “brokered” deposit markets but as of December 31, 2005 we had not accessed the “brokered” deposit market.

Additionally, we have Federal funds lines with correspondent banks totaling $5,200,000. We utilize these lines for short term liquidity needs, generally for 7 days or less. We had no borrowings outstanding on these lines at December 31, 2005.

Deposits

Average non-interest bearing deposits in 2005 accounted for 6.21% of average total deposits. We aggressively market our non-interest bearing deposit products, but these types of deposits are typically a smaller percentage of a new bank’s deposit base than they are for established banks.

Below is a table that summarizes our average deposit base for the year ended 2005. Average amount of deposits and average rates paid thereon, classified as to non-interest-bearing demand deposits, interest-bearing demand deposits and savings, and time deposits, for the period of operations is presented below. Average balances were determined using the daily average balances during the year for the period from May 16, 2005, date of commencement of banking operations, to December 31, 2005.

	Dollars (in thousands)	Percentage of deposits	Rate Paid
Noninterest-bearing demand deposits	$870	6.21%
Interest-bearing demand deposits and savings	3,953	28.21%	2.91%
Time deposits	9,190	65.58%	3.91%

Total deposits	$14,013	100.00%

The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2005 are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through six months, (3) over six through twelve months and (4) over twelve months.

Dollars (in Thousands)
Three months or less	$1,935
Over three months through six months	1,093
Over six months through twelve months	4,362
Over twelve months	200

Total	$7,590

Liquidity, Capital and Stockholders’ Equity

The purpose of liquidity management is to ensure that there are sufficient cash flows to satisfy demands for credit, deposit withdrawals, and our other needs. Traditional sources of liquidity include asset maturities and growth in core deposits. A company may achieve its desired liquidity objectives from the management of assets and liabilities and through funds provided by operations. Funds invested in short-term marketable instruments and the continuous maturing of other earning assets are sources of liquidity from the asset perspective. The liability base provides sources of liquidity through deposit growth, the maturity structure of liabilities, and accessibility to market sources of funds.

Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows fluctuate significantly, being influenced by interest rates and general economic conditions and competition. We attempt to price deposits to meet asset/liability objectives consistent with local market conditions.

Our liquidity and capital resources are monitored on a periodic basis by management and regulatory authorities. As determined under guidelines established by regulatory authorities and internal policy, our liquidity is considered satisfactory.

At December 31, 2005, our capital ratios were considered adequate based on regulatory minimum capital requirements. Our shareholders’ equity increased from $(425,174) at December 31, 2004 to $16,738,436 at December 31, 2005 due to the net proceeds from the sale of common stock of $17,925,839 offset by a net loss of $762,229.

In the future, the primary source of funds available to the Company will be the payment of dividends by the Bank. Banking regulations limit the amount of the dividends that may be paid without prior approval of the Bank’s regulatory agency. Currently, no dividends can be paid by the Bank to the Company without regulatory approval.

The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios for the Bank as of December 31, 2005 are as follows:

	Bank Capital Percentages	Regulatory Requirements
Leverage Capital Ratio	32.45%	5.00%
Risk-based Capital Ratios:
Core Capital	45.68%	6.00%
Total Capital	46.61%	10.00%

These ratios will decline as asset growth continues, but are expected to exceed the regulatory minimum requirements.

We believe that our liquidity and capital resources are adequate and will meet our foreseeable short and long-term needs. We anticipate that we will have sufficient funds available to meet current loan commitments and to fund or refinance, on a timely basis, our other material commitments and liabilities.

Management is not aware of any known trends, events or uncertainties other than those discussed above that will have or that are reasonably likely to have a material effect on our liquidity, capital resources or operations. Management is also not aware of any current recommendations by the regulatory authorities that, if they were implemented, would have such an effect.

Return on Assets and Stockholders’ Equity

The following rate of return information for the year indicated is presented below.

2005
Return on assets (1)	(2.46)%
Return on equity (2)	(4.50)%
Dividend payout ratio (3)	0.00%
Equity to assets ratio (4)	54.71%

(1)	Net loss divided by average total assets.
(2)	Net loss divided by average equity.
(3)	Dividends declared per share of common stock divided by net loss per share.
(4)	Average equity divided by average total assets.

Off-Balance-Sheet Arrangements

Through the operations of the Bank, we have made contractual commitments to extend credit in the ordinary course of our business activities. These commitments are legally binding agreements to lend money to our customers at predetermined interest rates for a specified period of time. At December 31, 2005, we had issued commitments to extend credit of $3,860,000 through various types of lending arrangements. We evaluate each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on our credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate.

If needed, we have the ability on a short-term basis to borrow and purchase Federal Funds from other financial institutions. At December 31, 2005, we had arrangements with correspondent banks for advances of up to $5,200,000.

Asset/Liability Management

Our objective is to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing, and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. Our management’s overall philosophy is to support asset growth primarily through growth of core deposits of all categories made by local individuals, partnerships, and corporations.

Our asset/liability mix is monitored monthly by management using various financial reports, including a simple interest rate “gap” report. This report matches interest rate sensitive assets with interest sensitive liabilities in an attempt to measure on a basic level what impact rising or falling interest rates will have on the Bank’s Income Statement over time. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to affect net interest income adversely, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. If our assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

A simple interest rate “gap” analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, we also evaluate on a quarterly basis how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as “interest rate caps and floors”) that limit changes in interest rates.

Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

Changes in interest rates also affect our liquidity position. We currently price deposits in response to market rates and it is management’s intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur that would negatively affect our liquidity position.

At December 31, 2005, our cumulative one-year interest rate-sensitivity gap ratio was 1.47. This indicates that our interest-bearing liabilities will reprice during this period at a rate faster than our interest-earning assets.

The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of December 31, 2005, the interest rate-sensitivity gap, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio and the cumulative interest rate-sensitivity gap ratio. The table also sets forth the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin as the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact, reprice at different times within this period and at different rates.

	Within Three Months	After Three Months but Within one Year	After One Year but Within Five Years	After Five Years	Cumulative Totals
Interest-earning assets:
Balances with other banks	$18,032	0	0	0	18,032
Loans	22,183	9	12	159	22,363

Total Assets	$40,215	12	159	40,395

Interest-bearing liabilities:
Demand deposits and savings	10,315	0	0	0	10,315
Time deposits	4,370	12,680	421	0	17,471

Total Liabilities	$14,685	12,680	421	0	27,786

Interest rate sensitivity gap	$25,530	(12,671)	(409)	159	12,609
Cumulative interest rate sensitivity gap	25,530	12,859	12,450	12,609	12,609
Interest rate sensitivity gap ratio	2.74	0.00	.03	—	1.45
Cumulative interest rate sensitivity gap ratio	2.74	1.47	1.45	1.45	1.45

Results of Operations for the Years Ended December 31, 2005 and 2004

For the year ended December 31, 2005, we reported a consolidated net loss of $762,229 compared to a net loss of $425,274 for the period ended December 31, 2004. Based upon the average number of shares outstanding during 2005 (1,799,548) our net loss per share was $(.42) for the year 2005. Based on the minimum number of shares required for a successful stock offering during 2004 (1,060,000) the loss per share was $(.40) for the year 2004.

Net Interest Income

Our results of operations are determined by our ability to manage interest income and expense effectively, to minimize loan and investment losses, to generate non-interest income, and to control operating expenses. Because interest rates are determined by market forces and economic conditions beyond our control, our ability to generate net interest income is dependent upon our ability to obtain an adequate net interest spread between the rate we pay on interest-bearing liabilities and the rate we earn on interest-earning assets.

The net yield on average interest-earning assets during the period from May 16, 2005, the date we commenced banking operations, to December 31, 2005 (the “Operational Period”) was 5.17%. Average loans were $14,159,192, and average interest-bearing liabilities were $13,143,250. During the Operational Period, the rate earned on average interest-earning assets was 7.00%, and the rate paid on average interest-bearing liabilities was 3.61%, resulting in a net interest spread of 3.39%.

The following table sets forth the amount of our interest income and interest expense for each category of average interest-earning assets and average interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets (dollars in thousands).

Category	Average Balances (1)	Income/ Expense	Yields/ Rates
Cash and due from banks	$1,178	$0	0%
Interest-bearing balances with other banks	11,878	434	5.76%
Loans (2)	14,159	722	8.04%
Allowance for loan losses	(161)	0	0%
Other assets	3,935	0	0%

Total assets	$30,989

Total interest-bearing assets	$26,037	$1,156	7.00%

Non-interest bearing demand	$870	$0	0%
Interest-bearing demand and savings	3,953	73	2.91%
Time deposits	9,190	228	3.91%

Total deposits	$14,013	301

Other interest-bearing liabilities	$0	$0	0%
Other liabilities	22	0	0%
Stockholders’ equity	16,954	0	0%

Total liabilities and equity	30,989

Total interest-bearing liabilities	$13,143	$301	3.61%

Net interest income		$855

Net interest spread			3.39%

Net yield on average interest-earning assets			5.17%

(1)	Average balances were determined using the monthly average balances during the period from May 16, 2005, date of commencement of banking operations, to December 31, 2005, for each category. Yields/rates were determined by annualizing the income/expense for each category.
(2)	Income on loans includes $662,854 in interest and $59,142 in fees.

Rate and Volume Analysis of Interest Income and Interest Expense

Because we commenced our banking operations in 2005, the change in net interest income from banking operations is all due to volume. Therefore, a rate and volume analysis table is not presented.

Provision for Loan Losses, Net Charge-offs and Allowance for Loan Losses

The Company maintains an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based upon management’s estimated range of those losses. Actual losses for these loans may vary significantly from this estimate.

The provision for loan losses is charged to current earnings to bring the allowance for loan losses to a level deemed appropriate by management. Actual loan losses, net of recoveries, are charged directly to the allowance for loan losses. The amount of the provision for loan losses is based on the growth of the loan portfolio, the amount of net loan losses incurred and management’s estimation of potential future losses based on an evaluation of the risk in the loan portfolio.

There were no loan charge-offs and recoveries during 2005. Management feels the allowance for loan losses is adequate to absorb future loses which may exist in the loan portfolio.

For a more detailed discussion of changes in the allowance for loan losses, risk elements and general credit quality, see “Allowance for Loan Losses” earlier in this discussion. The future level of the allowance and provision for loan losses will reflect management’s ongoing evaluation of credit risk, based on established internal policies and practices.

NonInterest Income

Other operating income consists primarily of service charges on deposit accounts and other miscellaneous income. Other operating income totaled $3,703 in 2005. There were no amounts of other income recorded during 2004.

NonInterest Expense

The main components of noninterest expense are salaries and employee benefits, occupancy and equipment expenses, and other noninterest expense. Total noninterest expenses were $1,373,684 in 2005 and $419,749 in 2004. The reason for the significant increase in 2005 over 2004 was due to commencing banking operations on May 16, 2005.

Total salaries and benefits increased $674,420 to $897,233 in 2005 from $222,813 in 2004. The increase in salaries and employee benefits during 2005 resulted primarily from the increase in the number of employees needed to commence banking operations. As of December 31, 2005, we had 20 full-time equivalent employees.

As a result of the adoption of the new accounting standard for stock-based compensation, we estimate we will record $569,000 of stock compensation expense in 2006 related to stock options and warrants outstanding as of December 31, 2005.

Occupancy and equipment expenses increased $91,401 to $134,088 in 2005 from $42,687 in 2004. These increases were due to establishing our initial banking facilities in Buford and Kennesaw, Georgia. In 2006, we expect that occupancy and equipment expenses will increase due to the costs of associated with our new Buford facility and to additions of additional offices.

Other non-interest expenses increased $188,114 to $342,363 in 2005 from $154,249 in 2004. The increase in 2005 was due to higher expenses associated with commencing operations and the general growth of the Company.

Income Tax

We have not recorded income taxes due to cumulative operating losses incurred to date. At December 31, 2005, we have available a net operating loss carryforward of approximately $320,000 for federal income tax purposes. If unused, the carryforward will expire beginning 2024.

Effects of Inflation and Changing Prices

The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets that are primarily monetary in nature and that tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. We, through our asset-liability committee, attempt to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of our interest rate sensitive assets and liabilities, see “Asset/Liability Management.”